    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 15, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          7373                  61-1337096
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
     of incorporation or         Classification Code Number)     Identification
        organization)                                               Number)

                         ------------------------------

                  1020 PETERSBURG ROAD, HEBRON, KENTUCKY 41048
                                 (606) 586-0600

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               STEPHEN E. POMEROY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.
                              1020 PETERSBURG ROAD
                             HEBRON, KENTUCKY 41048
                                 (606) 586-0600

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

      WILLIAM G. KOHLHEPP, ESQ.                    DAVID J. SORIN, ESQ.
      ELIZABETH A. HORWITZ, ESQ.                 ANDREW P. GILBERT, ESQ.
            CORS & BASSETT                   BUCHANAN INGERSOLL PROFESSIONAL
                                                       CORPORATION
   537 E. PETE ROSE WAY, SUITE 400                500 COLLEGE ROAD EAST
        CINCINNATI, OHIO 45202                 PRINCETON, NEW JERSEY 08540
            (513) 852-8200                            (609) 987-6800

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                              TITLE OF EACH CLASS OF                                AGGREGATE OFFERING      AMOUNT OF
                           SECURITIES TO BE REGISTERED                                   PRICE(1)        REGISTRATION FEE
Class A Common Stock, $0.01 par value per share...................................     $57,500,000           $15,985
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Not Complete)
Issued: January 15, 1999

                                          SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK
                                ----------------

    Pomeroy Select Integration Solutions, Inc. is offering shares of its Class A Common Stock in a firmly underwritten offering. This is Pomeroy Select's initial public offering and no public market currently exists for Pomeroy Select's shares. Pomeroy Select anticipates that the initial public offering price for
its shares of Class A Common Stock will be between $     and $     per share.
After the offering, the market price for Pomeroy Select's shares of Class A Common Stock may be outside of this range.

    The Company has two classes of authorized Common Stock, the Class A Common Stock, par value $0.01 per share, offered hereby and Class B Common Stock, par value $0.01 per share. The rights of the holders of Class A Common Stock and Class B Common Stock are substantially identical, except with respect to voting, conversion and transfer. Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes, on all matters submitted to a vote of stockholders. The Company is currently wholly owned by Pomeroy Computer Resources, Inc. ("PCR") which, immediately after the consummation of the offering, will continue to beneficially own 100% of the 10,000,000 shares of outstanding Class B Common Stock of the Company. At such time (assuming the Underwriters do not exercise their right to purchase additional shares in this offering to cover any over-allotments), the outstanding shares of Class B Common Stock will represent
approximately     % of the combined voting power of the Company. As a result of such ownership, PCR will be able to control the vote on all matters submitted to a vote of stockholders, including the election of Directors and the approval of extraordinary corporate transactions. Shares of Class B Common Stock are convertible, subject to certain conditions, into shares of Class A Common Stock on a share-for-share basis at the option of PCR and automatically upon certain transfers by PCR or first public trade. See "Risk Factors," "Relationship with PCR," "Principal Stockholders" and "Description of Capital Stock."
                            ------------------------

    Application has been made for quotation of the Company's Class A Common Stock on the Nasdaq National Market under the symbol "PSIS."

    INVESTING IN THE CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.
                             ---------------------

                                                            PER SHARE             TOTAL
                                                        ------------------  ------------------
Offering Price                                                  $                   $
Discounts and Commissions to Underwriters                       $                   $
Offering Proceeds to Company                                    $                   $

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    Pomeroy Select has granted the Underwriters the right to purchase up to an
additional      shares of Class A Common Stock to cover any over-allotments. The
Underwriters can exercise this right at any time within thirty days after the offering. NationsBanc Montgomery Securities LLC expects to deliver the shares of
Class A Common Stock to investors on or about          , 1999.

NATIONSBANC MONTGOMERY SECURITIES LLC

                        J. C. BRADFORD & CO.

                                           WHEAT FIRST UNION
                            ------------------------

                                _______ __, 1999

                               Inside Front Cover

                                     [LOGO]

A circular photo of a technician         LIFE CYCLE SERVICES
repairing an open computer system        - Technology Deployment
                                         - Multi-Vendor Repair and Maintenance
                                         - Install, Move, Add or Change ("IMAC")
                                         - Redeployment and Mobile Systems Management
                                         - Asset Discovery and Tracking
                                         - Asset End-Of-Life Services

A circular photo of systems engineers    INTERNETWORKING SERVICES
integrating a rack-mounted server        - Project Management
solution                                 - Network Design
                                         - Network Integration
                                         - Network Management
                                         - Network Migration
                                         - Network Support
                                         - Cabling

A circular photo of a help desk          END-USER SUPPORT SERVICES
employee assisting a customer            - Custom Help Desk
                                         - Internet-Based Training
                                         - Video/Teleconferencing
                                         - Ancillary Services

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE CLASS A COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS. THIS PRELIMINARY PROSPECTUS IS SUBJECT TO COMPLETION PRIOR TO THIS OFFERING.

                                  THE COMPANY

    Pomeroy Select is a single-source provider of integrated desktop management and network services that help corporate clients manage their information technology ("IT") assets. We provided IT services to more than 2,100 customers in the nine months ended October 5, 1998. Our customers generally range from mid-sized organizations to Fortune 500 companies in a wide variety of industries. We deliver our services nationally through over 900 technical and engineering personnel located in 30 offices. Over the four-year period ended January 5, 1998, our revenue grew at a compounded annual growth rate of 51.0% and for the nine-month period ended October 5, 1998, our revenue grew by 61.1% over the comparable nine-month period for the prior year.

    We offer three categories of services: life cycle services, internetworking services and end-user support services. Our life cycle services include a full range of IT services designed to help our customers manage and maintain their distributed asset base of computer and networking equipment throughout their product life cycles. Our technical personnel provide customized configuration of software and hardware for workstations and servers and perform technology deployment at customer sites. We also service and repair equipment at customer sites and provide drop-off repair service at our service depot. For customers with large fleets of laptop PCs, we offer mobile systems management by providing storage, reconfiguration and rapid exchange services. We also offer asset discovery and tracking services to help our customers track and evaluate their current IT asset base and end-of-life services to dispose economically of obsolete IT equipment. Our support service is available 24 hours a day, seven days a week, depending on the needs of the customer.

    Our internetworking services enable our customers to meet their increasing need for network connectivity by helping them effectively utilize an increasing number of IT solutions. We design, manage and integrate local and wide area networks for our customers. We also help them migrate from older systems to newer network platforms such as Microsoft Windows NT. For larger projects, such as deployment of a new network or large-scale migrations, we offer services ranging from project management services to turn-key cabling services which help our customers build their network infrastructure.

    Our end-user support services include customized help desk services, Internet-based training on many popular software packages and video/teleconferencing services. These services enable our customers to maximize the use of their IT assets and increase productivity.

    The recent growth in demand for our services has been driven by increased needs for IT solutions by our customers who are becoming more dependent on the use of IT as a competitive tool to improve service, lower costs, increase productivity and shorten time to market. These business needs have been driving the continued proliferation of IT solutions, including network-enabled applications and related internetworking equipment. Internetworking environments are often characterized by multi-vendor products and services, multi-protocol technologies and rapid technological innovation, all of which require complex system design and integration. For many organizations, this increasingly complex IT infrastructure has created demands that often exceed the capabilities and capacity of internal management information systems departments. As a result, many organizations increasingly elect to outsource some or all of their design, management, maintenance and implementation requirements to independent IT services providers.

    We deliver cost-effective, flexible, consistent, reliable and comprehensive solutions to meet our customers' IT service requirements related to their distributed asset base of computer and network equipment. By maintaining a highly qualified staff of technical professionals who are certified by multiple IT vendors, we are able to customize solutions to meet specific customer needs. In addition, we have excellent relationships with industry-leading vendors, enabling us to integrate and support technology from multiple hardware manufacturers and software developers.

    Our objective is to be the leading single-source provider of integrated desktop management and network services. To achieve our objective, we pursue the following strategies:

    LEVERAGE STRONG CUSTOMER RELATIONSHIPS. We have developed strong relationships with our existing customers by offering a flexible implementation approach while emphasizing high-quality services. We seek to leverage these strong customer relationships to provide additional services to existing customers and to gain access to new customers.

    MAINTAIN AND ENHANCE TECHNICAL EXPERTISE. We seek to maintain and enhance our technical expertise by hiring and training highly qualified technicians and systems engineers. We utilize our in-house recruiting capabilities to continually identify qualified candidates for service technician and systems engineer positions. In addition to a comprehensive training program, we use our incentive programs, advancement opportunities and recognition programs to motivate, reward and retain our employees.

    EXPAND SALES AND MARKETING ACTIVITIES. We are actively seeking to expand the size and enhance the quality of our direct sales force. By hiring additional highly qualified sales personnel, we intend to increase direct sales, build market awareness, establish name recognition and promote our reputation as a high-quality, single-source IT services provider. In addition, our agreement with PCR provides PCR's sales force with performance-based commissions and bonuses for continuing to generate IT services revenue for us. We also intend to establish alternative sales channels which may include strategic relationships with a variety of hardware manufacturers and vendors.

    BROADEN SERVICE OFFERINGS. We regularly offer, and intend to continue to offer, new services which respond to evolving customer needs.

    LEVERAGE STRATEGIC RELATIONSHIPS WITH INDUSTRY LEADERS. We have alliances with and authorizations from industry-leading hardware, software and internetworking product vendors, such as Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. We believe that these authorizations provide a competitive advantage through enhanced credibility and access to a broader market. We have made, and intend to continue to make, the investments in employee training and marketing necessary to obtain or maintain a wide array of service authorizations with such industry leaders.

    PURSUE ACQUISITIONS. We intend to pursue acquisitions of IT services businesses to broaden our service offerings, add technical or sales personnel, increase our presence in existing markets, expand into new geographic markets, improve operating efficiencies through economies of scale, establish strategic relationships and obtain desirable customer relationships. We believe that acquisitions will continue to be an effective means to supplement our internal growth.

                                  THE OFFERING

Class A Common Stock offered by
  the Company.....................  shares

Common Stock to be outstanding
  after the offering:

  Class A Common Stock............  shares(1)

  Class B Common Stock............  10,000,000 shares(2)

Voting rights.....................  The Class A Common Stock and Class B Common Stock vote as a single class on all matters, except as otherwise
                                    required by law, with each share of Class A Common Stock
                                    entitling its holder to one vote and each share of Class
                                    B Common Stock entitling its holder to ten votes. All of
                                    the outstanding shares of Class B Common Stock are owned
                                    by PCR. After the offering, PCR will own shares of Class
                                    B Common Stock having approximately     % of the
                                    combined voting power of the outstanding shares of
                                    Common Stock. See "Principal Stockholders" and
                                    "Description of Capital Stock."

Use of proceeds...................  We intend to use approximately $      of the net
                                    proceeds to repay indebtedness under our credit
                                    facility. We expect to use the remaining proceeds for
                                    working capital, capital expenditures and general
                                    corporate purposes, including expanding sales and
                                    marketing activities and possible acquisitions. See "Use
                                    of Proceeds."

Risk factors......................  Investing in the Class A Common Stock involves a high degree of risk. See "Risk Factors."

Proposed Nasdaq National Market
  symbol..........................  PSIS

------------------------

(1) Excludes, as of January 14, 1999, (i) 620,000 shares of Class A Common Stock issuable upon the exercise of outstanding stock options under the Company's 1999 Stock Plan with an exercise price per share equal to the initial public offering price and (ii) 2,380,000 shares of Class A Common Stock reserved for issuance upon the exercise of options available for grant under the 1999 Stock Plan. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution" and "Management -- 1999 Stock Plan."

(2) Shares of Class B Common Stock are convertible, subject to certain conditions, into shares of Class A Common Stock on a share-for-share basis at the option of PCR and automatically upon certain transfers by PCR or first public trade. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution," "Relationship with PCR," "Principal Stockholders" and "Description of Capital Stock."

               SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                             NINE MONTHS ENDED
                                                                   YEARS ENDED JANUARY 5,                       OCTOBER 5,
                                                    -----------------------------------------------------  ---------------------
                                                       1994          1995        1996     1997     1998       1997        1998
                                                    -----------   -----------   -------  -------  -------  -----------   -------
                                                    (UNAUDITED)   (UNAUDITED)                              (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenue.........................................    $8,706        $13,103     $17,243  $26,396  $45,209    $31,903     $51,401
  Gross profit....................................     4,252          5,798       7,120    9,909   18,072     13,485      20,768
  Operating income................................     1,192          1,485       1,833    3,372    6,033      4,476       7,592
  Net income......................................    $  507        $   833     $ 1,010  $ 1,919  $ 3,743    $ 2,752     $ 4,599
  Pro forma net income per share..................                                                $  0.37                $  0.46
  Pro forma weighted average shares(1)............                                                 10,000                 10,000

                                                                      AS OF JANUARY 5,     AS OF OCTOBER 5, 1998
                                                                    --------------------  ------------------------
                                                                      1997       1998      ACTUAL    PRO FORMA AS
                                                                    ---------  ---------  ---------   ADJUSTED(2)
                                                                                                     -------------
                                                                                                      (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.................................................  $     100  $   2,497  $   4,146    $
  Total assets....................................................     17,682     24,702     37,185
  Bank note payable...............................................        731      1,630      7,409
  Due to parent...................................................      6,614      6,588      6,158
  Stockholder's equity............................................      4,270      8,013     12,612

------------------------

(1) Assumes that all 10,000,000 shares of Class B Common Stock issued to PCR on January 6, 1999 were outstanding for the entire period. See "Prospectus Summary -- Summary of Relationship with PCR."

(2) Gives pro forma effect to the transfer of the assets, liabilities, business, operations and personnel from PCR to the Company on January 6, 1999, as adjusted to give effect to the consummation of the offering and the application of the net proceeds therefrom. See "Use of Proceeds," "Relationship with PCR" and Notes 13 and 14 of Notes to Financial Statements.

                        SUMMARY OF RELATIONSHIP WITH PCR

    The Company was incorporated in Delaware on December 14, 1998. On January 6, 1999, PCR contributed the assets, liabilities, business, operations and personnel comprising its IT services business to Pomeroy Select in exchange for 10,000,000 shares of Pomeroy Select's Class B Common Stock.

    OWNERSHIP OF OUR CLASS B COMMON STOCK BY PCR. Pomeroy Select is currently a wholly-owned subsidiary of PCR. Upon completion of this offering, PCR will own 100% of the outstanding shares of Pomeroy Select's Class B Common Stock,
representing approximately     % of the voting power of Pomeroy Select
(approximately     % of the voting power if the Underwriters exercise in full their right to purchase additional shares in this offering to cover over-allotments).

    CONDUCT OF BUSINESS OF POMEROY SELECT. Prior to January 6, 1999, our business was conducted within PCR and PCR provided all administrative, management and support services. PCR will continue to provide most of these services pursuant to the Administrative Services and Marketing Agreement (the "Services Agreement"). See "Relationship with PCR."

    CONTRIBUTION AGREEMENT. On January 6, 1999, PCR and Pomeroy Select entered into a Contribution Agreement which provided for, among other things, the transfer from PCR to Pomeroy Select of the assets, business and personnel comprising the business of Pomeroy Select and the assumption by Pomeroy Select of the liabilities relating to its business as agreed to by PCR and Pomeroy Select.

    OPERATIONAL AND ADMINISTRATIVE AGREEMENTS. Our agreements with PCR also govern our various interim and ongoing relationships. All of the agreements with PCR were made in the context of a parent-subsidiary relationship and were negotiated in the overall context of our separation from PCR. The terms of these agreements may be more or less favorable to us than if they had been negotiated with unaffiliated third parties. See "Risk Factors -- Potential Conflicts of Interest between the Company and PCR" and "Relationship with PCR."

    Our agreements with PCR include:

    - Services Agreement: PCR has agreed to continue to provide various administrative, management, marketing and support services to us. In addition, the Services Agreement provides that: (i) Pomeroy Select and PCR shall not compete with each other; (ii) PCR shall give us a right of first refusal to participate in all services sales opportunities which come to the attention of PCR; and (iii) we shall give PCR a right of first refusal to participate in all hardware sales opportunities which come to our attention. Further, we have agreed with PCR to joint market and cross-sell our respective offerings. PCR's sales force can earn performance-based commissions and bonuses for continuing to generate services revenue for us;

    - Space Sharing Agreement: Pomeroy Select and PCR have agreed to share certain office facilities, including the Company's headquarters and branch offices;

    - Indemnification Agreement: Pomeroy Select and PCR have agreed to indemnify each other and their respective directors, officers, employees, agents and representatives for certain liabilities; and

    - Stock Registration Agreement: We have granted to PCR rights which may require us to register, under certain circumstances, the shares of Class A Common Stock beneficially owned by PCR. See "Description of Capital Stock -- Registration Rights of PCR."

    CREDIT FACILITY. We have entered into an agreement for an interim credit facility with Deutsche Financial Services Corporation, the primary lender to PCR. This credit facility allows us to borrow up to the lesser of $20.0 million or the maximum borrowing capacity as calculated under the credit facility. The borrowing capacity, interest rate and other terms of our credit facility are dependent upon the continued satisfaction of certain terms and conditions by PCR. PCR has also guaranteed the entire amount of the credit facility which is secured by all of the assets of PCR. Upon consummation of this offering, we intend to replace the interim credit facility with a permanent credit facility. We cannot assure you that we will be able to obtain a new credit facility or that any new credit facility will be available on terms acceptable to us. See "Risk Factors -- Absence of PCR Financial Support; Limited Borrowing Capacity," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

    POSSIBLE DISTRIBUTION. Following completion of this offering, PCR intends to consider its options regarding its ownership interest in Pomeroy Select, including whether to retain such ownership interest, sell all or a portion of its shares of Class B Common Stock to the public in another public offering or to a strategic investor or make a distribution of the shares to its stockholders (the "Distribution"). If the Class B Common Stock is transferred in a manner other than the Distribution or a sale of a controlling interest involving at least 50% of the Class B Common Stock, the shares of Class B Common Stock automatically convert to shares of Class A Common Stock. If the Distribution is made, the Class B Common Stock will automatically convert upon first transfer by the distributees. As a result, the Class B Common Stock will never trade in the public markets. The occurrence of the Distribution is only one possibility and is not a certainty. For a Distribution by PCR to occur, the Board of Directors of PCR must conclude, at the time that the Distribution may be considered, that the Distribution is in the best interests of the stockholders of PCR. PCR has advised Pomeroy Select that such determination may be conditioned upon the receipt of a favorable ruling from the Internal Revenue Service (the "IRS") as to the tax-free nature of the Distribution. PCR has not applied for such a ruling as of the date of this offering. PCR has agreed with the Underwriters that it will not transfer or distribute shares of Class B Common Stock for a period of at least 180 days from the consummation of this offering. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution" and "Description of Capital Stock -- Common Stock."

    THIS PROSPECTUS CONTAINS CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING THE COMPANY'S OPERATIONS, PERFORMANCE AND FINANCIAL CONDITION, INCLUDING ITS FUTURE ECONOMIC PERFORMANCE, PLANS AND OBJECTIVES AND THE LIKELIHOOD OF SUCCESS IN DEVELOPING AND EXPANDING ITS BUSINESS. THESE STATEMENTS ARE BASED UPON A NUMBER OF ASSUMPTIONS AND ESTIMATES WHICH ARE SUBJECT TO SIGNIFICANT UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. THE WORDS "MAY," "WOULD," "COULD," "WILL," "EXPECT," "ANTICIPATE," "BELIEVE," "INTEND," "PLAN," "ESTIMATE" AND SIMILAR EXPRESSIONS ARE MEANT TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH IN "RISK FACTORS."

    Readers are cautioned not to place undue reliance on these forward-looking statements which reflect our views only as of the date of this Prospectus. The Company undertakes no obligation to update such statements or publicly release the result of any revisions to these forward-looking statements which it may make to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    In this Prospectus, "Pomeroy Select," the "Company," "we," "us" and "our" each refers to Pomeroy Select Integration Solutions, Inc. and "PCR" refers to Pomeroy Computer Resources, Inc. and its consolidated subsidiaries other than the Company. The data presented has been derived by the Company using various allocation methodologies to reflect the historical balance sheets, results of operations and cash flows of PCR's IT services business for each respective period; however, it does not reflect potential changes that may occur in our operations and funding as a result of our becoming a stand-alone company. Our fiscal year is a 12-month period ending January 5. For more information, you should read the "Risk Factors -- Absence of History as a Stand-Alone Company," "-- Limited Relevance of Historical Financial Information," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of this Prospectus.

    Unless otherwise stated, all information in this Prospectus assumes that the Underwriters will not exercise their right to purchase additional shares of Class A Common Stock in this offering.

    The Company's principal executive offices are located in the Greater Cincinnati area at 1020 Petersburg Road, Hebron, Kentucky 41048, and its telephone number is (606) 586-0600.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING WHETHER TO INVEST IN THE SHARES OF CLASS A COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS AND FINANCIAL RESULTS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. IN SUCH CASE, THE TRADING PRICE OF OUR CLASS A COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY

    After this offering and prior to the Distribution, if any, or other sale or transfer of shares of the Class B Common Stock held by PCR, if any, we will continue to be a subsidiary of PCR but will operate as a stand-alone company. The IT services business of PCR commenced in 1981 and has been operated as part of PCR since that time. On January 6, 1999, PCR transferred the assets, liabilities, business, operations and personnel of its IT services business to us. We have never operated as a stand-alone company and have limited name recognition. An investor in our Class A Common Stock must consider the risks and uncertainties frequently encountered by companies in the early stages of development, particularly those faced by companies in the highly competitive and rapidly evolving market to provide IT services. These risks include our:

    - Reliance on PCR for referrals, sales opportunities and marketing functions;

    - Need to expand our sales, marketing and support organizations;

    - Reliance on strategic relationships;

    - Ability to compete with IT services providers with greater name recognition and greater resources;

    - Need to manage changing operations;

    - Dependence on key and technical personnel; and

    - Ability to independently operate and manage the Company as a result of PCR's control.

    To compete in the IT services market, we believe that we must devote substantial resources to expand our sales and marketing activities, broaden our service offerings, maintain and enhance our technical expertise and pursue acquisitions. Although our revenue has increased in recent years, we cannot be certain that we can sustain continued revenue growth or that we will remain profitable on a quarterly or annual basis in the future.

    In addition, the IT services component of PCR's business was operated within the context of a significantly larger, integrated IT hardware and services company. We cannot assure you that the separation of our services business from the hardware business retained by PCR or that our contractual relationships with PCR will be successful. Further, most of our administrative functions, including our payroll, accounting, human resources, management information systems ("MIS"), legal and marketing functions, will continue to be provided by PCR pursuant to our Services Agreement. We intend, over time, to develop our own administrative infrastructure. We cannot assure you that we will be able to

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develop adequate administrative functions in a timely and cost effective manner.
See "Relationship with PCR."

LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

    The historical financial information included in this Prospectus has been prepared based upon certain estimates and assumptions by PCR and us with respect to allocations of costs of sales, gross profit and general and administrative expenses. These estimates, allocations and assumptions were necessary because PCR did not account for us as, and we were not operated as, a single stand-alone business or a separate division for any of the periods presented. We believe the historical financial data presented in this Prospectus reflects the historical results of operations and cash flows of PCR's IT services business for each respective period; however, it does not reflect potential changes that may occur in our funding and operations as a result of becoming a stand-alone company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Therefore, the historical financial information included in this Prospectus may not reflect our results of operations and financial condition had we been a separate, stand-alone, publicly-held entity during the periods presented or be indicative of our future results of operations and financial condition.

RELIANCE ON REFERRALS FROM PCR; NEED TO EXPAND SALES AND SUPPORT ORGANIZATIONS

    Historically, PCR's approximately 300-person sales staff generated substantially all of our sales leads. Although we currently have 24 direct sales people and are continuing to build our own direct sales force, we expect that PCR's sales staff will continue to generate the majority of our sales leads for the foreseeable future. The Services Agreement provides us with the right of first refusal to perform IT services for PCR's customers.

    We need to substantially expand our direct and indirect sales activities to build market awareness, establish name recognition and sell our services. Our services require a sophisticated sales effort targeted at professionals at different levels within our prospective customers' organizations. Competition for qualified IT sales personnel is intense, and we may not be able to hire the quality and number of sales people we are targeting. We also intend to establish alternative sales channels which may include strategic relationships with a variety of hardware manufacturers and vendors. We cannot be certain that we will be able to successfully expand our sales staff or that we will be able to successfully promote our existing or future service offerings. See "Business -- Strategy" and "-- Sales and Marketing."

COMPETITIVE MARKET FOR TECHNICAL PERSONNEL

    Our future success depends to a significant extent on our ability to attract, train and retain highly skilled technical personnel, particularly service technicians, systems engineers and other senior technical personnel. We believe that there is a worldwide shortage of, and significant competition for, professionals with the advanced technical skills necessary to perform the services we offer. This makes it difficult for us to hire the quality and number of technical personnel we require. In addition, it makes it more expensive to hire those personnel we can attract. Such competition has adversely affected, and is likely to continue to adversely affect, our gross profits, margins and results of operations. Our business, financial condition, operating results and growth prospects could decline significantly if we are unable to hire and retain qualified technical personnel that are necessary to conduct and expand our operations successfully. We cannot assure you that we will be successful in attracting and retaining the technical personnel required. See "Business -- Strategy" and "-- Employees."

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SUBSTANTIAL VARIABILITY OF QUARTERLY OPERATING RESULTS

    Our revenue, gross profit, operating income and net income may vary substantially from quarter to quarter due to a number of factors. Many factors, some of which are not within our control, may contribute to fluctuations in operating results. These factors include the following:

    - Variations in billing margins and personnel utilization rates;

    - Short-term nature of customers' commitments;

    - Patterns of IT-oriented capital spending by customers;

    - Seasonal impact on projects for customers;

    - Our hiring patterns;

    - Timing, size and mix of product and service orders and deliveries by PCR and other product vendors;

    - Timing and size of new projects, including projects for new customers and changes to existing projects;

    - Pricing changes in response to customer demand and various competitive factors;

    - Fluctuations in selling and operating expenses based on our allocated portion of expenses shared with PCR;

    - Costs associated with fixed-price contracts;

    - Market factors affecting the availability or costs of qualified technical personnel;

    - Timing and customer acceptance of our new service offerings;

    - Changes in trends affecting outsourcing of IT services;

    - Length of sales cycle;

    - Effect of acquisitions and new branch office openings;

    - Changes in personnel, parts inventory and other operating costs; and

    - Industry and general economic conditions.

    Historically, our revenue growth generally has been lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers who curtail operations during such period. We anticipate that our business will continue to be subject to such seasonal variations.

    Many of our costs, such as personnel and facilities costs, are relatively fixed in nature. Our expense levels are based in part on expectations of future revenue. As a result, our operating results have been and in the future will continue to be impacted by changes in technical personnel billing and utilization rates. Technical personnel utilization rates have been and are expected to continue to be adversely affected during periods of rapid and concentrated hiring. In addition, during such periods, we are likely to incur greater technical training costs. Depending upon the availability of qualified technical personnel, during periods of rapid growth we have utilized, and are likely to continue to utilize, contract personnel, which also adversely affects gross margins. Due to these and other factors, if we are successful in expanding our service offerings and revenue, periods of variability in utilization are likely to occur. We believe, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Results of Operations" and "Relationship with PCR."

DEPENDENCE ON INDUSTRY ALLIANCES AND RELATIONSHIPS; CONTINUED AUTHORIZATION TO PROVIDE MANUFACTURER-AUTHORIZED SERVICES

    Our future success depends largely on our relationships with leading hardware and software vendors and on our status as an authorized service provider. We maintain service authorizations with many industry-leading hardware, software and internetworking product vendors, including Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. Without such authorizations, we would be unable to provide our current range of services, including warranty services. Since we utilize our authorizations as a marketing tool, any negative change in these relationships could adversely affect our financial condition and results of operations while we seek to establish alternative relationships. Also, we intend to establish additional alliances and relationships to keep pace with changes in technology and enhance our service offerings. In general, authorization agreements between the Company and manufacturers include termination provisions, some of which are immediate. We cannot assure you that manufacturers will continue to authorize us as an approved service provider. In addition, we cannot assure you that companies which introduce new products will authorize us as an approved service provider for such new products. See "Business -- Strategy."

INTENSE COMPETITION

    We compete in rapidly changing markets that are intensely competitive and highly fragmented. We compete, directly and indirectly, with a variety of national and regional service providers, including services organizations of established computer product manufacturers, value added resellers ("VARs"), systems integrators, internal corporate MIS staffs and, to a lesser extent, consulting firms, aggregators and distributors.

    Many of our current and potential competitors have longer operating histories and substantially greater financial, marketing, technical and other resources than we do. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources to the provisioning of IT services. Such competitors may attempt to increase their presence in our markets by forming strategic alliances with other competitors or our customers, offering new or improved products and services to our customers or increasing their efforts to gain and retain market share through competitive pricing. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs. Such competition has adversely affected, and is likely to continue to adversely affect, our gross profits, margins and results of operations. Furthermore, we believe the barriers to entry into our markets are relatively low, which enable new competitors to offer competing services.

    We believe that the principal competitive factors in the market for IT services include technical expertise, the availability of skilled technical personnel, breadth of service offerings, reputation, financial stability and price. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our service offerings and expand our sales channels. Any pricing pressures, reduced margins or loss of market share resulting from our failure to compete effectively could materially adversely affect our business. See "Business -- Competition."

POTENTIAL LIABILITY TO CUSTOMERS

    Many of our projects are critical to the operations of our customers' businesses and provide benefits that are difficult to quantify. Any material failure in a customer's computer system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. We attempt to contractually limit our liability for damages arising from errors, mistakes, omissions or negligent acts performed while rendering our services. However, the limitations of liability set forth in our contracts may not be enforceable in all instances or may not otherwise protect us from liability for damages. Additionally, we do not have written contracts with many of our customers, and therefore we have no contractual limitation of liability. We do not carry errors and omissions insurance. We intend to pursue such coverage. However, we cannot assure you that such coverage will be available on terms acceptable to us. Our business, financial condition and operating results could decline if customers successfully assert one or more large claims that exceed available insurance coverage, if any, against us.

MANAGEMENT OF GROWTH

    We have experienced substantial growth in revenue, employees and customers during the past five years. Any future growth is expected to continue to place significant and increasing demands on our management, operational infrastructure and technical resources. Our future performance will depend in part on our ability to finance and manage expanding operations and to adapt our information systems to changes in our business. If we fail to manage our growth effectively, it could adversely affect our business, financial condition and results of operations. Historically, and in the foreseeable future, our management, operational and other infrastructure resources have been and will continue to be provided, in large part, by PCR. For the near term, our ability to manage our growth effectively will depend, in part, upon PCR's timely and complete performance of its obligations to provide such management, operational and other infrastructure resources. Over the long term, our ability to manage growth will depend on our ability to develop independent internal operational, financial and other systems, as well as our own business development capabilities. In addition, our ability to maintain and renew existing service contracts and obtain new business will depend, in large part, on our ability to attract, train and retain technical personnel with the skills that keep pace with continuing changes in IT, evolving industry standards and changing customer preferences. Further, we must train and manage our growing employee base, requiring an increase in the level of responsibility for both existing and new management personnel. It is uncertain whether the management skills and systems currently in place will be adequate or that we will be able to assimilate new employees successfully. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

ABSENCE OF PCR FINANCIAL SUPPORT; LIMITED BORROWING CAPACITY

    Prior to January 6, 1999, the assets, liabilities, business, operations and personnel associated with our business did not reside in a single independent legal entity but were distributed within PCR and our business was operated within a larger public company. As such, PCR provided all cash and capital resources required to operate our business. Consequently, we have not independently maintained or managed any cash or been responsible for obtaining external sources of financing. Any of our capital requirements in excess of internally generated funds were financed by PCR internally or through PCR's equity offerings or credit facilities. While our agreements with PCR permit intercompany loans, PCR is not obligated to provide cash for our operations.

    We have obtained an interim credit facility from Deutsche Financial Services Corporation. This credit facility is terminable at will by either party. In addition, we cannot be certain that the credit facility will be sufficient to meet our current or future needs. The borrowing capacity, interest rate and other terms of our credit facility are dependent upon the continued satisfaction of certain terms and conditions by PCR. Upon consummation of this offering, we intend to replace the interim credit facility with a permanent credit facility. However, we cannot assure you that we will be able to obtain a new credit facility or that a new credit facility will be available on terms acceptable to us. Consequently, our borrowing costs may be higher in the future than is reflected in our historical financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Relationship with PCR."

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

    The market for our services is characterized by rapidly changing technology and frequent new service introductions. The development and commercialization of new technologies and the introduction of new services could render our existing services obsolete or unmarketable. Our continued success will depend on our ability to attract and retain highly capable technical personnel, to enhance existing services and to develop, integrate and introduce new service offerings on a timely and cost-effective basis that keep pace with technological developments and address increasingly sophisticated customer requirements. We cannot assure you that we will be successful in identifying, developing, marketing or implementing new services necessary to keep pace with technological change. In addition, we may experience contractual or technical difficulties that could delay or prevent our successful deployment of such new services. See "Business -- Industry Background."

DEPENDENCE ON KEY PERSONNEL

    Our future performance depends to a significant degree upon the continued service of the key members of our management team, as well as marketing, sales and technical personnel, and our ability to attract and retain new management and other personnel. We are particularly dependent upon David B. Pomeroy, II, Chairman of the Board, Stephen E. Pomeroy, President and Chief Executive Officer, and Larry H. Lokey, Vice President of Sales, because of their industry knowledge, marketing skills and relationships with our major vendors, customers and employees. The loss of the services of any one of them could materially adversely affect us. We intend to enter into employment agreements with each executive officer which contain non-competition covenants that extend for a period of up to one year following termination of employment. Substantially all of our salespersons and technical personnel have entered into agreements which contain non-disclosure, non-solicitation and non-competition provisions. Although we have entered into such agreements, we cannot guarantee that such agreements are enforceable. In any case, such agreements do not ensure continued service by such individuals. We cannot be certain that we will retain our key employees or that the departure of one or more of them would not materially adversely affect us. Furthermore, we cannot guarantee that we will be successful in attracting and retaining the new or additional managerial personnel we require to conduct our operations or to manage growth successfully. We intend to apply for, maintain, and be the beneficiary of, a life insurance policy on the life of Stephen E. Pomeroy in the amount of $500,000. We do not intend to maintain key person life insurance on any of our other executive officers, salespersons or technical personnel. See "Management -- Key Person Insurance."

RISKS ASSOCIATED WITH NEW SERVICE OFFERINGS

    During 1998, we began to offer new services to our clients, including asset discovery and tracking and advanced UNIX services. All such services constitute only a small percentage of our total revenue and remain in an early stage of marketing and customer acceptance. In 1999, we plan to offer additional services, including advanced systems management. We have had limited previous experience in developing, marketing or providing new services. In certain cases, offering new services requires additional training of existing technical personnel or the hiring of new personnel with the requisite skills. As a result, we may not be able to develop such capabilities, or such capabilities may not be developed in a timely and profitable manner. Furthermore, it is uncertain whether we will be able to successfully market such services to new and existing clients, or whether we will be able to integrate and manage the additional technical personnel required to deliver such services or meet client expectations. See "Business -- Strategy."

POSSIBILITY OF OVER-RUNS ON FIXED-PRICE CONTRACTS

    An increasing number of our future projects may be fixed-price contracts rather than contracts billed on a time-and-materials basis. Currently, many of our cabling services contracts are fixed-price

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
contracts. We bear the risk of cost over-runs and inflation in connection with fixed-price projects. If we fail to: (i) estimate accurately the resources and time required for a fixed-price project, or (ii) complete the services within the time frame committed, our business and results of operations could suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DEPENDENCE ON PCR AND OTHER THIRD-PARTY SUPPLIERS AND VENDORS

    Our business depends upon the adequate and timely supply to our customers of hardware and software products from third parties at competitive prices and on reasonable terms. To date, we have elected to procure substantially all of the products we use on customer projects from PCR, given our historic relationship with PCR. We have not entered into any long-term supply contracts with PCR or other distributors. However, under the Services Agreement, PCR has the right of first refusal to evaluate and participate in any sales opportunities for microcomputer hardware and related products which come to our attention. From time to time, PCR and other third-party suppliers may not be able to supply us or our customers with products in a timely manner. Any material disruption in the supply of products from third-party vendors could adversely affect our results of operations. In addition, we are also dependent on PCR to provide us with sales leads. If PCR's sales force does not continue to provide us with sales opportunities, our financial condition and results of operations will be materially adversely affected. See "Relationship with PCR."

RISKS ASSOCIATED WITH GOVERNMENT CONTRACTS

    We derive a portion of our revenue from contracts with state and local governments and government agencies. In the event of a dispute, we would have limited recourse against the government or government agency. Furthermore, future statutes and/or regulations may reduce the profitability of such contracts. In addition, certain of our government contracts have no contractual limitation of liability for damages resulting from the provision of our services. See "Risk Factors -- Potential Liability to Customers."

RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS

    As part of our growth strategy, we intend to pursue acquisitions of IT services businesses to broaden our service offerings, add technical or sales personnel, increase our presence in existing markets, expand into new geographic markets, improve operating efficiencies through economies of scale, establish strategic relationships and obtain desirable customer relationships. If we buy a company, selected assets or technologies, we could have difficulty assimilating acquired personnel, operations, customers or vendors. In addition, one or more of such personnel, customers or vendors may decide not to work for or continue to do business with us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses. Although we conduct due diligence reviews with respect to all acquisition candidates, we may not successfully identify all material liabilities or risks related to a potential acquisition candidate. Furthermore, we may have to incur debt or issue equity securities to pay for any future acquisitions, the issuance of which could be dilutive to our existing stockholders. See "Business -- Strategy."

POTENTIAL CONFLICTS OF INTEREST BETWEEN THE COMPANY AND PCR

    Our relationship with PCR could create conflicts of interest in a number of areas including:

    - PCR's ability to control our management and affairs;

    - Shared sales and marketing functions;

    - Indemnification obligations of each of PCR and Pomeroy Select;

    - PCR's right to require us to register its shares of our Class A Common Stock;

    - Sales or distributions by PCR of its remaining shares of our Class A or Class B Common Stock;

    - Differing financing needs or goals adversely affecting our borrowing terms or ability; and

    - Differing operational, financial and employee benefit objectives.

    Conflicts of interest which may develop between PCR and the Company may not be resolved in our favor. Pursuant to the Services Agreement with PCR, PCR has agreed not to engage in activities which are competitive with Pomeroy Select. This agreement is terminable on relatively short notice. However, PCR's agreement not to compete with us shall survive for the longer of two years from the date of the Services Agreement or one year from the date of termination of the Services Agreement. There can be no assurance that this agreement will prevent PCR from engaging in competitive activities with us or that we will not compete with PCR regarding activities not currently engaged in by either company.

    For purposes of governing and defining our ongoing relationship, we have entered into a number of agreements with PCR which became effective on January 6, 1999. As a result of PCR's ownership interest in Pomeroy Select, the terms of these agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiations. Our agreements with PCR include:

    - Services Agreement: PCR has agreed to continue to provide various administrative, management, marketing and support services to us. In addition, the Services Agreement provides that: (i) Pomeroy Select and PCR shall not compete with each other; (ii) PCR shall give us a right of first refusal to participate in all services sales opportunities which come to the attention of PCR; and (iii) we shall give PCR a right of first refusal to participate in all hardware sales opportunities which come to our attention. Further, we have agreed with PCR to joint market and cross-sell our respective offerings. PCR's sales force can earn performance-based commissions and bonuses for continuing to generate services revenue for us.

    - Space Sharing Agreement: Pomeroy Select and PCR have agreed to share certain office facilities, including the Company's headquarters and branch offices;

    - Indemnification Agreement: Pomeroy Select and PCR have agreed to indemnify each other and their respective directors, officers, employees, agents and representatives for certain liabilities and financial obligations; and

    - Stock Registration Agreement: We have granted to PCR rights which may require us to register, under certain circumstances, the shares of Class A Common Stock beneficially owned by PCR. See "Description of Capital Stock -- Registration Rights of PCR."

    It is our policy and the policy of PCR that services provided to us by PCR will generally be provided on terms and conditions comparable to those granted to an unaffiliated third party for similar services. However, because these agreements were negotiated in the context of a parent-subsidiary relationship, we cannot guarantee that these agreements, or the transactions with PCR contemplated by such agreements, will be effected on terms as favorable to us as could have been obtained from unaffiliated third parties.

    Additionally, two of our Directors, David B. Pomeroy, II and Stephen E. Pomeroy, are also directors of PCR. As a result, such Directors may have conflicts of interest with respect to matters potentially or actually involving or affecting Pomeroy Select and PCR. Conflicts of interest and the lack of arm's-length transactions with PCR could adversely affect our business, financial condition and results of operations. See "Management" and "Relationship with PCR."

BROAD DISCRETION IN USE OF PROCEEDS

    The primary purposes of this offering are to repay indebtedness under our credit facility, increase our working and equity capital, create a public market for the Company's Class A Common Stock, facilitate future access to public markets, provide incentives for our current and future employees pursuant to our stock option program and increase our visibility and credibility in our markets.
We currently intend to use approximately $      of the net proceeds of this
offering to repay indebtedness under our credit facility. As of the date of this Prospectus, we have no specific plans with respect to the use of the remaining proceeds of this offering. As a consequence, we will have the discretion to allocate a large percentage of such proceeds to uses that the stockholders may not deem desirable, and there can be no assurance that the proceeds can or will be invested to yield a significant return. See "Use of Proceeds."

YEAR 2000 RISKS

    BACKGROUND. Many computer programs and embedded chips in other forms of technology use only the last two digits to identify a year in a date field. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    ASSESSMENT. We believe our exposure to Year 2000 problems lies primarily in two areas: (i) our reliance upon PCR's internal operating systems; and (ii) Year 2000 compliance by third parties with whom we have a material relationship. We have worked with PCR to complete an assessment of its principal internal systems. However, we are continuing to assess our Year 2000 exposure with respect to third parties. While the costs of these assessment efforts are not expected to be material to our financial position or any year's results of operations, we cannot assure you that this will be the case.

    INTERNAL OPERATING SYSTEMS. We have determined that our principal internal systems are or we believe will be Year 2000 compliant. We are in the process of testing the Year 2000 compliant versions of the software used in our principal IT modules and systems. Upon completion of the testing, we will implement the conversion of the existing software to the Year 2000 compliant versions. In addition, some of our non-critical applications may not be Year 2000 compliant. We are conducting a program to identify and resolve any such exposure. Although the costs related to these efforts are not expected to be material to our business, financial condition or results of operations, we cannot assure you that this will be the case.

    THIRD-PARTY RELATIONSHIPS. The failure of a supplier to deliver timely Year 2000 compliant products to our customers could jeopardize our ability to meet our obligations to our customers. We are conducting a program to identify and resolve Year 2000 exposure from third parties. Any failure of third parties with whom we have a material relationship to resolve Year 2000 problems with their products in a timely manner could materially adversely affect our business, financial condition or results of operations.

    RISKS OF OUR YEAR 2000 ISSUES. We expect to identify and resolve all Year 2000 problems that could materially adversely affect our business, financial condition or results of operations. However, we believe that it is not possible to determine with complete certainty that all Year 2000 problems affecting us have been identified or corrected. In addition, we may experience difficulties with the conversion of our existing software to the Year 2000 compliant versions. Further, we cannot accurately predict how

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
many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, we expect that we could possibly suffer the following consequences:

    - A significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities; and

    - A lesser number of serious system failures that may require significant efforts by us, our customers or our vendors to prevent or alleviate material business disruptions.

    OUR CONTINGENCY PLANS. We believe our plans for addressing the Year 2000 Problem are adequate. We do not believe we will incur a material financial impact from system failures, or from the costs associated with assessing the risks of failure, arising from the Year 2000 Problem. Consequently, we do not intend to create a detailed contingency plan. In the event that we do not adequately identify and resolve our Year 2000 issues, the absence of a detailed contingency plan may materially adversely affect our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

POTENTIAL ADVERSE EFFECT ON VALUE AND LIQUIDITY OF CLASS A COMMON STOCK FROM DISPARATE VOTING RIGHTS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    The different voting rights of the Class A Common Stock and Class B Common Stock both prior to and following the Distribution, if any, could adversely affect the value of the Class A Common Stock to the extent that investors or any potential future purchaser of the Class A Common Stock attributes value to the superior voting rights of the Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders, and (ii) holders of Class A Common Stock are not eligible to vote on any alteration of the powers, preferences, or special rights of the Class B Common Stock that would not adversely affect the holders of Class A Common Stock. Holders of Class A Common Stock and Class B Common Stock are entitled to class votes on amendments to the Certificate of Incorporation that would alter or adversely affect the powers, preferences or special rights of the shares of their respective class. See "Description of Capital Stock."

CONTROL BY PCR; ANTI-TAKEOVER CONSIDERATIONS

    Upon completion of this offering, PCR will own 100% of our outstanding Class
B Common Stock (   % of the combined voting power of Pomeroy Select, or    % if
the Underwriters exercise in full their right to purchase additional shares in this offering). As a result, PCR will have the ability to continue to exercise control with respect to the election of the members of our Board of Directors and all other corporate actions requiring stockholder approval. See "Principal Stockholders."

    We have an authorized class of shares of undesignated Preferred Stock which may be issued by the Board of Directors on such terms and with such rights, preferences and designations as the Board of Directors may determine without further stockholder action. Issuance of such Preferred Stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Anti-Takeover Effects of Certain Certificate of Incorporation and Bylaw Provisions."

    Our Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL") contain provisions that may deter unsolicited takeover proposals or delay or prevent changes in control or management of the Company, if such proposals do occur. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. The

DGCL also contains provisions preventing certain stockholders from engaging in business combinations with us, subject to certain exceptions. Furthermore, PCR's voting control of us means that it must consent to any change in control of the Company or our Board of Directors.

    These provisions have the potential to reduce the value of your shares because they may:

    - Prevent takeover transactions in which stockholders would otherwise receive a premium over the then-current market price of their shares;

    - For so long as PCR continues to own a controlling interest, prevent, and thereafter, may discourage potential acquirors from making a bid for Pomeroy Select, including bids at prices above the then-current market value of the shares; and

    - Generally cause a lower valuation of the shares because stockholders realize the potential for an acquisition at above-market prices is reduced.

    See "Description of Capital Stock -- Anti-Takeover Effects of Certain Certificate of Incorporation and Bylaw Provisions" and "-- Delaware Law and Certain Certificate of Incorporation and Bylaw Provisions."

ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

    There has not been a public market for the Class A Common Stock prior to this offering, and we cannot guarantee you that an active trading market in the Class A Common Stock will develop or, if one develops, that it will be sustained. The initial public offering price of the Class A Common Stock was determined through negotiations among Pomeroy Select, PCR and the representatives of the Underwriters, and may not reflect the price at which the Class A Common Stock will trade after this offering. In addition, the possibility of the Distribution, the occurrence of the Distribution or the non-occurrence of the Distribution could have an effect on the market price of the Class A Common Stock. The market price of the Class A Common Stock could fluctuate in response to various factors such as:

    - Anticipated quarterly results;

    - Changes in earnings estimates by securities analysts;

    - Announcements of material events by us, our major customers, our vendors or our competitors; and

    - General industry or economic conditions.

    In addition, the stock prices for many technology-related companies, including IT services providers, have experienced wide fluctuations which often have been unrelated to operating performance. These broad fluctuations may adversely affect the market price of the Class A Common Stock. As a result of any of the reasons listed above, you may be unable to resell your shares of Class A Common Stock at or above the offering price. See "Risk Factors -- Substantial Variability of Quarterly Operating Results" and "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL ADVERSE IMPACT OF THE DISTRIBUTION

    The Distribution, if it occurs, or future sales of substantial amounts of Class A Common Stock (including shares issuable upon the exercise of stock options), or the perception that the Distribution or such sales may or may not occur, could cause the market price of our Class A Common Stock to drop. Additional shares of Class A Common Stock may become eligible for future sale under the following circumstances:

    - A new offering of Class A Common Stock by us;

    - Exercise of options granted under our 1999 Stock Plan; or

    - Registration of the shares of Class A Common Stock underlying the Class B Common Stock owned by PCR or a subsequent holder of such shares.

    Upon completion of this offering, we will have        shares of Class A
Common Stock outstanding, all of which will be freely tradable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. All of the outstanding 10,000,000 shares of Class B Common Stock will be held by PCR. Although such shares may not be sold by PCR absent registration under the Securities Act or an exemption from such registration, PCR has advised us that it contemplates that the Distribution, if it occurs, could be effected without registration under the Securities Act and that the shares of Class A Common Stock underlying such distributed shares of Class B Common Stock would thereafter be freely tradable by persons other than "affiliates" of Pomeroy Select. In addition, following this offering, PCR will have the contractual right to require us to register under the Securities Act all shares of Class A Common Stock beneficially owned by PCR. Shares of Class B Common Stock will not trade publicly because they automatically convert to shares of Class A Common Stock on any sale or other transfer other than the Distribution and certain other permitted transfers. See "Description of Capital Stock -- Common Stock." Pomeroy Select, its Directors and officers, and PCR have agreed not to offer, sell or otherwise dispose of any shares of Common Stock (other than any shares issued by the Company pursuant to acquisitions of businesses) for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC. See "Principal Stockholders," "Shares Eligible for Future Sale" and "Underwriting."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The offering price of shares of the Class A Common Stock is substantially higher than the book value per share of the Class A Common Stock. As a result, purchasers of shares of the Class A Common Stock in this offering will incur immediate and substantial dilution. See "Dilution."

ABSENCE OF DIVIDENDS

    We have never paid cash dividends and do not anticipate paying any cash dividends on our Common Stock for the foreseeable future. Our interim credit facility restricts our ability to pay cash dividends. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the        shares of Class
A Common Stock being offered hereby are estimated to be approximately $
($       if the Underwriters exercise in full their over-allotment option),
assuming an initial public offering price of $       per share, after deducting
the underwriting discounts and commissions and estimated offering expenses payable by the Company.

    The primary purposes of this offering are to repay indebtedness under the Company's credit facility, increase the Company's working and equity capital, create a public market for the Company's Class A Common Stock, facilitate access to public markets, provide incentives for our current and future employees pursuant to the Company's stock option programs and increase the Company's visibility and credibility in its markets. The Company currently intends to use
approximately $       of the net proceeds to repay indebtedness under the
Company's credit facility with Deutsche Financial Services Corporation. The Company's credit facility carries an interest rate equal to the prime rate minus 1.25% per annum, subject to adjustment based on PCR's aggregate monthly borrowing volume under its Distribution Financial Facility with Deutsche Financial Services Corporation. At January 6, 1999, the interest rate was 6.50% per annum and the outstanding balance was approximately $18.0 million. The Company utilizes the credit facility primarily for working capital. The anticipated repayment of debt will increase the availability of bank credit for future working capital needs and general business purposes. The Company expects to use the remaining net proceeds from the offering for working capital and other general corporate purposes, including expansion of the Company's sales and marketing and customer support activities and capital expenditures. Other than the repayment of debt, the Company currently has no specific plans for the use of the proceeds of the offering. See "Risk Factors -- Broad Discretion in Use of Proceeds."

    The Company may also use a portion of the net proceeds to finance acquisitions that complement the Company's business. Currently, however, the Company does not have any understandings, commitments or agreements with respect to any such acquisitions. Pending application of the net proceeds for the purposes described above, the Company intends to invest such funds in short-term, investment-grade, interest bearing securities.

                                DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain any future earnings to fund future growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's earnings, financial condition, operating results and current and anticipated cash needs, as well as any economic conditions the Board of Directors may deem relevant. The Company's interim credit facility with Deutsche Financial Services Corporation restricts our ability to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

    The following table sets forth, as of October 5, 1998, (i) the pro forma capitalization of the Company adjusted to give effect to the transfer of certain assets and liabilities of PCR to the Company and the issuance of 10,000,000 shares of Class B Common Stock by the Company to PCR on January 6, 1999, and
(ii) as adjusted for the sale by the Company of       shares of Class A Common
Stock offered hereby, assuming an initial public offering price of $     per
share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom. You should read this table in conjunction with "Selected Historical Financial Data," our historical financial statements, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which appear elsewhere in this Prospectus.

                                                                                             AS OF OCTOBER 5, 1998
                                                                                            ------------------------
                                                                                                          PRO FORMA
                                                                                             PRO FORMA   AS ADJUSTED
                                                                                            -----------  -----------
                                                                                                 (IN THOUSANDS)
                                                                                                  (UNAUDITED)
Short-term debt(1)........................................................................   $  18,315    $
Long-term debt(2).........................................................................         207
Stockholder's equity(3):
  Class A Common Stock: $0.01 par value, 30,000,000 shares authorized; no shares issued
    and outstanding,     shares issued and outstanding pro forma as adjusted(4)...........       -
  Class B Common Stock: $0.01 par value, 15,000,000 shares authorized 10,000,000 shares
    issued and outstanding................................................................         100
  Preferred Stock: $0.01 par value, 5,000,000 shares authorized; no shares issued and
    outstanding...........................................................................       -
Additional paid-in capital................................................................      12,512
Retained earnings.........................................................................       -
                                                                                            -----------  -----------
    Total stockholder's equity............................................................      12,612
                                                                                            -----------  -----------
    Total capitalization(5)...............................................................   $  31,134    $
                                                                                            -----------  -----------
                                                                                            -----------  -----------

------------------------

(1) Short-term debt includes the current portion of notes payable and bank note payable. Bank note payable represents the impact of the actual contribution of the short-term debt to the Company by PCR which occurred on January 6, 1999 as if it had occurred on October 5, 1998.

(2) Represents the Company's allocated share of PCR's debt related to acquisitions consummated by PCR prior to January 6, 1999.

(3) Reflects the incorporation of the Company on December 14, 1998.

(4) Excludes 620,000 shares subject to outstanding options to purchase Class A Common Stock granted on January 6, 1999 at an exercise price per share equal to the initial public offering price per share.

(5) Consists of short-term debt, long-term debt and total stockholder's equity.

                                    DILUTION

    The pro forma net tangible book value of the Company as of October 5, 1998 was $5.8 million, or $0.58 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the Company's pro forma tangible net worth (tangible assets less liabilities), by the number of shares of pro forma Common Stock outstanding. After giving effect to the sale of the shares of Class A Common Stock offered by the Company hereby (at an assumed initial public
offering price of $     per share) and after deducting the underwriting
discounts and commissions and estimated offering expenses payable by the Company, the pro forma net tangible book value of the Company as of October 5,
1998 was $     per share of Common Stock. This represents an immediate increase
in such pro forma net tangible book value of $     per share to existing holders
and immediate dilution of $     per share to new investors purchasing shares in
this offering. The following table illustrates the per share dilution.

Assumed initial public offering price per share...........             $
  Pro forma net tangible book value per share as of
    October 5, 1998.......................................  $    0.58
  Increase per share attributable to this offering........
                                                            ---------
Pro forma net tangible book value per share after this
  offering................................................
                                                                       ---------
Dilution per share to new investors.......................             $
                                                                       ---------
                                                                       ---------

    The following table summarizes, on a pro forma basis as of October 5, 1998, the total number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration per share paid by the stockholder and by new investors purchasing shares offered by the Company
hereby, at an assumed initial public offering price of $     per share:

                                                                                TOTAL CONSIDERATION
                                                         SHARES PURCHASED
                                                     ------------------------  ----------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT     AMOUNT      PERCENT      PER SHARE
                                                     -----------  -----------  ---------  -----------  -------------
Existing stockholder(1)............................                         %  $                    %    $
New investors......................................                         %                       %    $
                                                     -----------       -----   ---------       -----
    Total..........................................                    100.0%  $               100.0%
                                                     -----------       -----   ---------       -----
                                                     -----------       -----   ---------       -----

------------------------

(1) Excludes 620,000 shares subject to outstanding options to purchase Class A Common Stock granted on January 6, 1999 at an exercise price per share equal to the initial public offering price per share.

                       SELECTED HISTORICAL FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical financial data with respect to the Company's statements of income for the years ended January 5, 1996, 1997 and 1998 and for the nine months ended October 5, 1998 and with respect to the Company's balance sheets as of January 5, 1997, January 5, 1998 and October 5, 1998 have been derived from the Company's Financial Statements which have been audited by Grant Thornton, LLP, independent accountants, which appear elsewhere in this Prospectus. The selected financial data as of January 5, 1994 and 1995, and for the years then ended, and as of October 5, 1997, and for the nine-month period then ended, are derived from unaudited financial statements of the Company. In the opinion of management, the unaudited results of operations for such periods include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the information. The results of operations for the nine months ended October 5, 1998 are not necessarily indicative of the results that may be expected for the full year. The selected historical financial data reflects the results of operations, financial position and cash flows of the business transferred to the Company from PCR. The selected historical data is presented as if the Company had existed as a corporation separate from PCR during the periods presented and includes the historical assets, liabilities, sales and expenses directly related to the Company's operations that were either specifically identifiable or allocable using methodologies which took into consideration the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and other appropriate factors. The following information is qualified by reference to, and should be read in conjunction with, "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's audited financial statements and notes thereto and the unaudited condensed financial statements and notes thereto included elsewhere herein.

                                                                                                      NINE MONTHS ENDED
                                                          YEARS ENDED JANUARY 5,                          OCTOBER 5,
                                         ---------------------------------------------------------  ----------------------
                                            1994         1995        1996       1997       1998        1997        1998
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
                                         (UNAUDITED)  (UNAUDITED)                                   (UNAUDITED)
STATEMENT OF INCOME DATA:
Revenue................................   $   8,706    $  13,103   $  17,243  $  26,396  $  45,209   $  31,903   $  51,401
Cost of revenue........................       4,454        7,305      10,123     16,487     27,137      18,418      30,633
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
    Gross profit.......................       4,252        5,798       7,120      9,909     18,072      13,485      20,768
Operating expenses:
Selling, general and administrative
  expenses.............................       2,984        4,167       5,089      6,199     11,457       8,634      12,439
Depreciation and amortization..........          76          146         198        338        582         375         737
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
    Total operating expenses...........       3,060        4,313       5,287      6,537     12,039       9,009      13,176
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
    Operating income...................       1,192        1,485       1,833      3,372      6,033       4,476       7,592
Other expense, net.....................         331           85         133        130        110         121         292
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
Income before provision for income
  taxes................................         861        1,400       1,700      3,242      5,923       4,355       7,300
Provision for income taxes.............         354          567         690      1,323      2,180       1,603       2,701
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
    Net income.........................   $     507    $     833   $   1,010  $   1,919  $   3,743   $   2,752   $   4,599
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
                                         -----------  -----------  ---------  ---------  ---------  -----------  ---------
Pro forma net income per share.........                                                  $    0.37               $    0.46
Pro forma weighted average shares(1)...                                                     10,000                  10,000

                                                           AS OF JANUARY 5,                           AS OF OCTOBER 5,
                                      -----------------------------------------------------------  ----------------------
                                         1994         1995         1996        1997       1998        1997        1998
                                      -----------  -----------  -----------  ---------  ---------  -----------  ---------
                                      (UNAUDITED)  (UNAUDITED)  (UNAUDITED)                        (UNAUDITED)
BALANCE SHEET DATA:
Working capital (deficit)...........   $     (85)   $     477    $   1,076   $     100  $   2,497   $   1,801   $   4,146
Total assets........................       4,359        7,432        8,500      17,682     24,702      28,546      37,185
Bank note payable...................       1,464        1,410        1,651         731      1,630         785       7,409
Due to parent.......................       -              750        -           6,614      6,588      12,774       6,158
Stockholder's equity................         508        1,340        2,351       4,270      8,013       7,022      12,612

--------------------------
(1) Assumes that all 10,000,000 shares of Class B Common Stock issued to PCR on January 6, 1999 were outstanding for the entire period. See "Prospectus Summary -- Summary of Relationship with PCR."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Pomeroy Select is a single-source provider of integrated desktop management and network services that help corporate clients manage their IT assets. Pomeroy Select provided IT services to more than 2,100 customers in the nine months ended October 5, 1998. The Company's customers generally range from mid-sized organizations to Fortune 500 companies in a wide variety of industries. We deliver our services nationally through over 900 technical and engineering personnel located in 30 offices. For the nine months ended October 5, 1998, none of the Company's customers represented more than 5% of the Company's revenue. Over the four-year period ended January 5, 1998, the Company's revenue grew at a compounded annual growth rate of 51.0%, principally due to expansion of our geographic markets, increased business with existing customers, increased demand for life cycle services, acquisitions and, to a lesser extent, increased demand for internetworking services. For the nine-month period ended October 5, 1998, the Company's revenue grew by 61.1% over the comparable nine-month period for the prior year, principally due to expansion of our geographic markets and increased demand for internetworking and life cycle services by both new and existing customers.

    The Company's services range from single engagements to long-term projects involving multiple personnel. The Company provides these services to its customers primarily on a time-and-materials basis and pursuant to written contracts or purchase orders. The Company's arrangements can be terminated with limited advance notice, typically not more than 30 days, upon payment of fees due to and expenses incurred by the Company through the date of termination. The Company also provides some of its services under fixed-price contracts rather than contracts billed on a time-and-materials basis. Fixed-price contracts are used when the Company believes it can clearly define the scope of services to be provided and the cost of providing those services. See "Risk Factors -- Possibility of Over-runs on Fixed-Price Contracts." Revenue is recognized as services are performed or ratably over the term of the particular contract. The Company generally bills its customers monthly for services provided by its technical personnel at contracted rates. In some cases, the Company bills in advance on a quarterly, semi-annual or annual basis for maintenance, extended service and certain other service contracts. Where contractual provisions permit, customers also are billed for reimbursement of expenses incurred by the Company on the customer's behalf.

    The Company's most significant cost is technical personnel payroll. Thus, the Company's financial performance is based primarily upon billing margin (billable hourly rate less the cost to the Company of a technician or systems engineer on an hourly basis) and personnel utilization rates (actual billable hours divided by available work hours.)

    The Company is actively seeking to expand the size and enhance the quality of its direct sales force which currently consists of 24 persons. By hiring additional highly qualified sales personnel, the Company intends to establish name recognition and promote its reputation as a high-quality, single-source IT services provider. The Company also has a right of first refusal on all services business generated by sales personnel of PCR. The Company's agreement with PCR provides PCR's sales force with performance-based commissions and bonuses for continuing to generate IT services revenue for the Company. The Company's inability to expand its independent sales and marketing activities may adversely impact the Company's future growth.

    For the periods presented, certain general and administrative expenses reflected in the financial statements include allocations of certain corporate expenses from PCR. These allocations took into consideration the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and other appropriate bases. These expenses generally include administrative expenses related to general management, occupancy, marketing, insurance, information management and other miscellaneous services. In addition, other expenses such as depreciation, amortization and bad debt reserve were allocated based on management's best estimate of actual expenses.

    Since the transfer of the assets, liabilities, business, operations and personnel comprising the Company on January 6, 1999 (the "Formation Transaction"), except as set forth in "Relationship with PCR," the Company has managed the various required administrative functions using its own resources or contracted with third parties to perform these services. In addition, the Company is now responsible for the costs and expenses associated with the management of a publicly traded corporation.

    Since January 6, 1999, certain expenses such as payroll relating to PCR branch managers, utilities, property taxes, insurance premiums and other applicable taxes, licenses and fees have been allocated by the Company and PCR based on the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries, including the Company. In addition, the Company and PCR have agreed to allocate the consolidated sales commissions of PCR and its subsidiaries, including the Company. The Company's portion of such sales commissions is based on the average of (i) the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries, including the Company, and (ii) the ratio of the Company's net revenue contribution to such consolidated net revenue. As a result, in the event that the Company's share of gross profit and revenue relative to that of PCR changes, the Company's operating expenses may increase or decrease in a manner that is not directly related to the Company's financial performance. In addition, PCR provides certain administrative services such as MIS, accounting, marketing, legal and insurance services to the Company for an annual fee equal to the greater of $450,000 or 0.45% of the Company's annual revenue. See "Relationship with PCR."

    With respect to income taxes, historically, all tax returns have been filed by PCR. For historical periods, the Company's share of the tax expense has been allocated to the Company based on the effective tax rate for the PCR consolidated group and may not reflect the tax expense that would have been incurred if the Company had operated as a stand-alone, publicly-held entity. However, the Company believes that the difference would not have been material had the income tax expense for the Company been calculated on a separate basis. Upon completion of this offering, we anticipate that the Company will not be eligible to file as part of the PCR consolidated group for federal income tax purposes and with respect to some states.

    Although the Company believes that the allocations and charges for the expenses shared between the Company and PCR are reasonable, these costs are not necessarily indicative of the costs that would have been incurred if the Company had operated as a stand-alone, publicly-held entity, and may not be indicative of the actual expenses that would have been incurred by the Company. As a result, the financial information included herein may not necessarily reflect what the results of operations, financial position and cash flows would have been had the Company been a separate, stand-alone, publicly-held entity during the periods presented or be indicative of the results of operations, financial position and cash flows of the Company in the future. The financial information included herein also does not reflect potential changes that may occur in the operations and funding of the Company as a result of and subsequent to the Formation Transaction and this offering.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain financial data as a percentage of revenue:

                                                                    PERCENTAGE OF REVENUE
                                                  ---------------------------------------------------------
                                                                                      NINE MONTHS ENDED
                                                      YEARS ENDED JANUARY 5,              OCTOBER 5,
                                                  -------------------------------  ------------------------
                                                    1996       1997       1998         1997         1998
                                                  ---------  ---------  ---------  -------------  ---------
                                                                                    (UNAUDITED)
Revenue.........................................      100.0%     100.0%     100.0%       100.0%       100.0%
  Cost of revenue...............................       58.7       62.5       60.0         57.7         59.6
                                                  ---------  ---------  ---------        -----    ---------
    Gross profit................................       41.3       37.5       40.0         42.3         40.4

Operating expenses:
  Selling, general and administrative
    expenses....................................       29.5       23.5       25.4         27.1         24.2
  Depreciation and amortization.................        1.1        1.2        1.3          1.2          1.4
                                                  ---------  ---------  ---------        -----    ---------
    Total operating expenses....................       30.6       24.7       26.7         28.3         25.6
                                                  ---------  ---------  ---------        -----    ---------
    Operating income............................       10.7       12.8       13.3         14.0         14.8

Other expenses (income), net:
  Interest expense..............................        0.9        0.7        0.2          0.3          0.7
  Other expense (income)........................       (0.1)      (0.2)       0.0          0.1         (0.1)
                                                  ---------  ---------  ---------        -----    ---------
    Total other expenses........................        0.8        0.5        0.2          0.4          0.6
                                                  ---------  ---------  ---------        -----    ---------
Income before provision for income taxes........        9.9       12.3       13.1         13.6         14.2
Provision for income taxes......................        4.0        5.0        4.8          5.0          5.3
                                                  ---------  ---------  ---------        -----    ---------
    Net income..................................        5.9%       7.3%       8.3%         8.6%         8.9%
                                                  ---------  ---------  ---------        -----    ---------
                                                  ---------  ---------  ---------        -----    ---------

  NINE MONTHS ENDED OCTOBER 5, 1997 COMPARED TO NINE MONTHS ENDED OCTOBER 5,
    1998

    REVENUE. Revenue increased by 61.1%, or $19.5 million, from $31.9 million for the nine months ended October 5, 1997 to $51.4 million for the nine months ended October 5, 1998. The increase in revenue resulted principally from expansion of the Company's geographic markets and increased demand for internetworking and life cycle services by both new and existing customers.

    GROSS PROFIT. Cost of revenue consists primarily of salaries for billable technical professionals. Costs associated with providing the Company's services are recorded when incurred. Cost of revenue increased by 66.3%, or $12.2 million, from $18.4 million for the nine months ended October 5, 1997 to $30.6 million for the nine months ended October 5, 1998. This increase was primarily attributable to increased personnel costs resulting from the hiring of additional technical personnel to support the increased demand for the Company's services. The Company's gross profit increased by 54.0%, or $7.3 million, from $13.5 million for the nine months ended October 5, 1997 to $20.8 million for the nine months ended October 5, 1998. Gross profit margin decreased from 42.3% of revenue during the nine months ended October 5, 1997 to 40.4% of revenue for the nine months ended October 5, 1998. The decrease in gross profit margin was attributable primarily to the implementation of a strategic decision during the 1998 period to increase sales by aggressively pricing certain service offerings resulting in lower billing margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses consist primarily of sales and sales management compensation, administrative salaries, and other operating costs, principally rent, utilities and marketing. Selling, general and administrative expenses increased by

44.1%, or $3.8 million, from $8.6 million for the nine months ended October 5, 1997 to $12.4 million for the nine months ended October 5, 1998, but decreased as a percentage of revenue from 27.1% for the nine months ended October 5, 1997 to 24.2% for the nine months ended October 5, 1998. The increase in total dollars of selling, general and administrative expenses was primarily attributable to an increase in those expenses which vary directly with revenue, such as commissions. The decrease of selling, general and administrative expenses as a percentage of revenue was a result of revenue increasing at a faster rate than such expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization consist of depreciation expense related to furniture, fixtures and equipment and amortization of intangibles. Depreciation and amortization increased by 96.5%, or $362,000, from $375,000 for the nine months ended October 5, 1997 to $737,000 for the nine months ended October 5, 1998 and increased as a percentage of revenue from 1.2% for the nine months ended October 5, 1997 to 1.4% for the nine months ended October 5, 1998. These increases were due to depreciation for equipment additions and increased amortization of goodwill related to acquisitions.

    OTHER EXPENSE (INCOME), NET. Other expense (income), net consists primarily of interest expense. Interest expense was allocated to the Company from PCR based on the working capital and operating needs of the Company. Other expense, net increased by 141.3%, or $171,000 from $121,000 for the nine months ended October 5, 1997 to $292,000 for the nine months ended October 5, 1998.

    PROVISION FOR INCOME TAXES. The provision for income taxes was based on the Company's proportionate share of the tax expense based on the effective tax rate for the PCR consolidated group. Provision for income taxes increased by 68.5%, or $1.1 million, from $1.6 million for the nine months ended October 5, 1997 to $2.7 million for the nine months ended October 5, 1998. This increase was primarily a result of higher income before provision for income taxes. The effective income tax rate increased from 36.8% for the nine months ended October 5, 1997 to 37.0% for the nine months ended October 5, 1998.

  YEAR ENDED JANUARY 5, 1997 COMPARED TO YEAR ENDED JANUARY 5, 1998

    REVENUE. Revenue increased by 71.3%, or $18.8 million, from $26.4 million for the year ended January 5, 1997 to $45.2 million for the year ended January 5, 1998. This increase resulted principally from expansion of our geographic markets, increased business with existing customers and increased demand for internetworking and life cycle services.

    GROSS PROFIT. Cost of revenue increased by 64.6%, or $10.7 million, from $16.5 million for the year ended January 5, 1997 to $27.1 million for the year ended January 5, 1998 as a result of increased personnel costs resulting from the hiring of technical personnel to support the increased demand for the Company's services. The Company's gross profit increased by 82.4%, or $8.2 million, from $9.9 million for the year ended January 5, 1997 to $18.1 million for the year ended January 5, 1998. Gross profit margin increased from 37.5% of revenue for the year ended January 5, 1997 to 40.0% of revenue for the year ended January 5, 1998. The increase in gross profit margin was primarily attributable to a combination of improved billing margins and greater billable personnel utilization.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 84.8%, or $5.3 million, from $6.2 million for the year ended January 5, 1997 to $11.5 million for the year ended January 5, 1998, and increased as a percentage of revenue from 23.5% for the year ended January 5, 1997 to 25.4% for the year ended January 5, 1998. These increases were primarily due to growth in sales commissions as revenue increased and a higher level of administrative staffing and related personnel costs necessary to manage the Company's revenue growth.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 72.2%, or $244,000, from $338,000 for the year ended January 5, 1997 to $582,000 for the year ended January 5, 1998, and increased as a percentage of revenue from 1.2% for the year ended January 5, 1997 to 1.3% for the year ended January 5, 1998. These increases were due to depreciation for equipment additions and increased amortization of goodwill related to acquisitions.

    OTHER EXPENSE (INCOME), NET. Other expense (income), net remained relatively constant at $130,000 and $110,000, for each of the years ended January 5, 1997 and 1998, respectively.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased by 64.8%, or $857,000, from $1.3 million for the year ended January 5, 1997 to $2.2 million for the year ended January 5, 1998. The increase was primarily due to substantially higher income before provision for income taxes for the year ended January 5, 1998. The effective tax rate decreased from 40.8% for the year ended January 5, 1997 to 36.8% for the year ended January 5, 1998. This decrease was due to a lower effective tax rate for the PCR consolidated group resulting primarily from state tax credits.

  YEAR ENDED JANUARY 5, 1996 COMPARED TO YEAR ENDED JANUARY 5, 1997

    REVENUE. Revenue increased by 53.1%, or $9.2 million, from $17.2 million for the year ended January 5, 1996 to $26.4 million for the year ended January 5, 1997. This increase resulted principally from expansion of our geographic markets, increased business with existing customers, increased demand for life cycle services and acquisitions.

    GROSS PROFIT. Cost of revenue increased by 62.9%, or $6.4 million, from $10.1 million for the year ended January 5, 1996 to $16.5 million the year ended January 5, 1997. This increase was primarily attributable to increased personnel costs resulting from the hiring of additional technical personnel to support the increased demand for the Company's services. The Company's gross profit increased by 39.2%, or $2.8 million, from $7.1 million for the year ended January 5, 1996 to $9.9 million for the year ended January 5, 1997. Gross profit margin decreased from 41.3% for the year ended January 5, 1996 to 37.5% for the year ended January 5, 1997. This decrease was primarily attributable to the increased costs for technical personnel and lower utilization rates during a period of concentrated hiring.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by 21.8%, or $1.1 million, from $5.1 million for the year ended January 5, 1996 to $6.2 million for the year ended January 5, 1997 but decreased as a percentage of revenue, from 29.5% for the year ended January 5, 1996 to 23.5% for the year ended January 5, 1997. The decrease as a percentage of revenue was as a result of revenue increasing at a faster rate than such expenses.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased by 70.7%, or $140,000, from $198,000 for the year ended January 5, 1996 to $338,000 for the year ended January 5, 1997, and increased as a percentage of revenue from 1.1% for the year ended January 5, 1996 to 1.2% for the year ended January 5, 1997. These increases were primarily due to increased amortization of goodwill related to acquisitions.

    OTHER EXPENSE (INCOME), NET. Other expense (income), net remained relatively constant at $133,000 and $130,000 for each of the years ended January 5, 1996 and 1997, respectively.

    PROVISION FOR INCOME TAXES. Provision for income taxes increased by 91.7%, or $633,000, from $690,000 for the year ended January 5, 1996 to $1.3 million for the year ended January 5, 1997, while the effective tax rate for the PCR consolidated group increased from 40.6% for the year ended January 5, 1996 to 40.8% for the year ended January 5, 1997.

SELECTED QUARTERLY RESULTS OF OPERATIONS

    The following table presents certain condensed unaudited quarterly financial information for each of the seven quarters ended October 5, 1998. This information is derived from unaudited financial statements of the Company that include, in the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of operations for such periods, when read in conjunction with the financial statements of the Company and notes thereto appearing elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                                      -----------------------------------------------------------------------------------
                                       APRIL 5,     JULY 5,   OCTOBER 5,   JANUARY 5,   APRIL 5,    JULY 5,   OCTOBER 5,
                                         1997        1997        1997         1998        1998       1998        1998
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
                                                                        (IN THOUSANDS)
Revenue.............................   $   9,101   $  10,277   $  12,524    $  13,306   $  14,787  $  16,781   $  19,833
Cost of revenue.....................       5,492       5,785       7,320        8,540       9,299     10,271      11,064
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Gross profit......................       3,609       4,492       5,204        4,766       5,488      6,510       8,769

Operating expenses:
  Selling, general and
    administrative expenses.........       2,350       2,748       3,165        3,194       3,406      4,090       4,943
  Depreciation and amortization.....         126         131         151          173         188        231         317
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
    Total operating expenses........       2,476       2,879       3,316        3,367       3,594      4,321       5,260
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Operating income..................       1,133       1,613       1,888        1,399       1,894      2,189       3,509
Other expense, net..................          22          60           4           24          63        132          97
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------

Income before provision for income
  taxes.............................       1,111       1,553       1,884        1,375       1,831      2,057       3,412
Provision for income taxes..........         409         572         693          506         678        761       1,262
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Net income........................   $     702   $     981   $   1,191    $     869   $   1,153  $   1,296   $   2,150
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------

                                                                         QUARTER ENDED
                                      -----------------------------------------------------------------------------------
                                       APRIL 5,     JULY 5,   OCTOBER 5,   JANUARY 5,   APRIL 5,    JULY 5,   OCTOBER 5,
                                         1997        1997        1997         1998        1998       1998        1998
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
AS A PERCENTAGE OF TOTAL REVENUE:
Revenue.............................       100.0%      100.0%      100.0%       100.0%      100.0%     100.0%      100.0%
Cost of revenue.....................        60.3        56.3        58.5         64.2        62.9       61.2        55.8
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Gross profit......................        39.7        43.7        41.5         35.8        37.1       38.8        44.2
Operating expenses:
  Selling, general and
    administrative expenses.........        25.8        26.7        25.2         24.0        23.0       24.4        24.9
  Depreciation and amortization.....         1.4         1.3         1.2          1.3         1.3        1.4         1.6
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
    Total operating expenses........        27.2        28.0        26.4         25.3        24.3       25.8        26.5
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Operating income..................        12.5        15.7        15.1         10.5        12.8       13.0        17.7
Other expense, net..................         0.3         0.6         0.1          0.2         0.4        0.7         0.5
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
Income before provision for income
  taxes.............................        12.2        15.1        15.0         10.3        12.4       12.3        17.2
Provision for income taxes..........         4.5         5.6         5.5          3.8         4.6        4.6         6.4
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
  Net income........................         7.7%        9.5%        9.5%         6.5%        7.8%       7.7%       10.8%
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------
                                      -----------  ---------  -----------  -----------  ---------  ---------  -----------

    The Company's historical operating results have varied substantially from quarter to quarter, and the Company expects that they will continue to do so. Due to the relatively fixed nature of certain of the Company's costs, including technical personnel payroll and facilities costs, a decline in revenue in any fiscal quarter would result in lower profitability in that quarter. Many factors, some of which are not within our control, may contribute to fluctuations in operating results. These factors include the following:

    - Variations in billing margins and personnel utilization rates;

    - Short-term nature of customers' commitments;

    - Patterns of IT-oriented capital spending by customers;

    - Seasonal impact on projects for customers;

    - Hiring patterns by the Company;

    - Timing, size and mix of product and service orders and deliveries by PCR and other product vendors;

    - Timing and size of new projects, including projects for new customers and changes to existing projects;

    - Pricing changes in response to customer demand and various competitive factors;

    - Costs associated with fixed-price contracts;

    - Fluctuations in selling and operating expenses based on our allocated portion of expenses shared with PCR;

    - Market factors affecting the availability or costs of qualified technical personnel;

    - Timing and customer acceptance of our new service offerings;

    - Changes in trends affecting outsourcing of IT services;

    - Length of sales cycle;

    - Effect of acquisitions and new branch office openings;

    - Changes in personnel, parts inventory and other operating costs; and

    - Industry and general economic conditions.

    The Company believes, therefore, that past operating results and period-to-period comparisons should not be relied upon as an indication of future performance. Historically, growth of the Company's revenue generally has been lower in the fourth quarter due to reduced activity during the holiday season and fewer working days for those customers who curtail operations during such period. The Company anticipates that its business will continue to be subject to such seasonal variations.

BACKLOG

    The Company generally enters into written contracts or purchase orders with its customers at the time it commences work on a project. However, the Company does not generally believe it is appropriate to characterize such arrangements as creating backlog. These arrangements often can be terminated with limited advance notice and without penalty. The Company, therefore, does not believe that projects in process at any one time are a reliable indicator or measure of expected future revenue. In the event that a customer terminates a project, the customer remains obligated to pay the Company for services performed and any expenses incurred through the date of termination.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to the completion of this offering, PCR provided all cash and capital resources required to operate the Company's business. Consequently, the Company has not independently maintained or managed any cash or been responsible for obtaining external sources of financing. Any of the Company's capital requirements in excess of internally generated funds were financed by PCR internally or through PCR's equity offerings or credit facilities. See "Relationship with PCR -- Contractual Arrangements." Upon consummation of this offering, the Company will need to meet its cash needs from internal operations, access to credit and the proceeds of this offering.

    Prior to January 6, 1999, when the Company's business was still operated within PCR, PCR's credit facility provided for the working capital needs related to the Company's business. In connection with the Formation Transaction, a portion of the outstanding indebtedness under the PCR credit facility was assumed by the Company. As a result of obtaining an interim credit facility with Deutsche Financial Services Corporation, the Company's assets no longer collateralize PCR's credit facility. However, substantially all of the Company's assets now collateralize its interim credit facility with Deutsche Financial Services Corporation.

    Effective January 6, 1999, the Company entered into an agreement for an interim credit facility with Deutsche Financial Services Corporation, the primary lender to PCR. The credit facility is terminable at will by either party. This credit facility allows the Company to borrow up to the lesser of $20.0 million or the maximum borrowing capacity as calculated under the credit facility. PCR has agreed to reserve certain of its assets to serve as collateral in order to maintain the Company's maximum borrowing capacity of $20.0 million. Absent such agreement, at January 6, 1999, the Company's maximum borrowing capacity under the credit facility would have been $10.0 million. The Company's outstanding balance under such credit facility as of January 6, 1999 was approximately $18.0 million. The Company's credit facility carries an interest rate equal to the prime rate minus 1.25% per annum; provided, however, that if at any time the aggregate monthly volume under the Distribution Finance Facility between PCR and Deutsche Financial Services Corporation is less than $20.0 million per month for a three-month consecutive period, then for the following month and for every month thereafter until the month after such aggregate volume again exceeds $20.0 million per month for a three-month consecutive period, the interest rate shall equal the prime rate minus 0.50% per annum. At January 6, 1999, the interest rate was 6.50% per annum. PCR has also guaranteed the entire amount of the credit facility which is secured by all of the assets of PCR. In addition, certain of the financial covenants are determined on a consolidated basis.

    Upon consummation of this offering, the Company intends to replace the interim credit facility with a permanent credit facility. There can be no assurance that the Company will be able to obtain a new credit facility or that any new credit facility will be available on terms acceptable to the Company.

    The Company's working capital was $2.5 million and $4.1 million as of January 5, 1998 and October 5, 1998, respectively.

    The Company's operating activities used cash of $1.9 million for the year ended January 5, 1997, provided cash of $1.1 million for the year ended January 5, 1998 and used cash of $1.3 million for the nine months ended October 5, 1998. The fluctuation in each period resulted from variations in working capital requirements.

    The Company's investing activities used cash of $254,000 for the year ended January 5, 1997, $1.0 million for the year ended January 5, 1998 and $261,000 for the nine months ended October 5, 1998. Cash used in the Company's investing activities for each period related to capital expenditures.

    The Company's financing activities provided cash of $2.1 million for the year ended January 5, 1997, used cash of $99,000 for the year ended January 5, 1998 and provided cash of $1.6 million for the nine months ended October 5, 1998. Cash provided by the Company's financing activities for all periods was principally the result of intercompany borrowings from PCR.

    The foregoing cash flows are not necessarily indicative of the cash flows that would have resulted if the Company were a stand-alone, publicly-held entity.

    The Company believes that cash flows expected to be generated from operations, together with access to credit facilities and the net proceeds of this offering, will be sufficient to satisfy its current and planned operations for at least the next twelve months.

YEAR 2000 ISSUES

    BACKGROUND. Many computer programs and embedded chips in other forms of technology use only the last two digits to identify a year in a date field. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

    ASSESSMENT. The Company believes its exposure to Year 2000 problems lies primarily in two areas: (i) its reliance upon PCR's internal operating systems; and (ii) Year 2000 compliance by third parties with whom the Company has a material relationship. The Company has worked with PCR to complete an assessment of its principal internal systems. However, the Company is continuing to assess its Year 2000 exposure with respect to third parties. While the costs of these assessment efforts are not expected to be material to our financial position or any year's results of operations, the Company cannot assure you that this will be the case.

    INTERNAL OPERATING SYSTEMS. The Company has determined that its principal internal systems are or it believes will be Year 2000 compliant. The Company is in the process of testing the Year 2000 compliant versions of the software used in its principal IT modules and systems. Upon completion of the testing, the Company will implement the conversion of the existing software to the Year 2000 compliant versions. In addition, some of the Company's non-critical applications may not be Year 2000 compliant. The Company is conducting a program to identify and resolve any such exposure. Although the costs related to these efforts are not expected to be material to the Company's business, financial condition or results of operations, no assurance can be made that this will be the case.

    THIRD-PARTY RELATIONSHIPS. The failure of a supplier to deliver timely Year 2000 compliant products to the Company's customers could jeopardize the Company's ability to meet its obligations to its customers. The Company is conducting a program to identify and resolve Year 2000 exposure from third parties. Any failure of third parties with whom the Company has a material relationship to resolve Year 2000 problems with their products in a timely manner could materially adversely affect the Company's business, financial condition or results of operations.

    RISKS OF THE COMPANY'S YEAR 2000 ISSUES. The Company expects to identify and resolve all Year 2000 problems that could materially adversely affect the Company's business, financial condition or results of operations. However, the Company believes that it is not possible to determine with complete certainty that all Year 2000 problems affecting it have been identified or corrected. In addition, the Company may experience difficulties with the conversion of its existing software to the Year 2000 compliant versions. Further, the Company cannot accurately predict how many failures related to the Year 2000 Problem will occur or the severity, duration or financial consequences of such failures. As a result, the Company expects that it could possibly suffer the following consequences:

    - A significant number of operational inconveniences and inefficiencies for the Company and the Company's customers that may divert the Company's time and attention and financial and human resources from the Company's ordinary business activities; and

    - A lesser number of serious system failures that may require significant efforts by the Company, its customers or vendors to prevent or alleviate material business disruptions.

    THE COMPANY'S CONTINGENCY PLANS. The Company believes its plans for addressing the Year 2000 Problem are adequate. The Company does not believe it will incur a material financial impact from system failures, or from the costs associated with assessing the risks of failure, arising from the Year 2000 Problem. Consequently, the Company does not intend to create a detailed contingency plan. In the event that the Company does not adequately identify and resolve its Year 2000 issues, the absence of a detailed contingency plan may materially adversely affect its business, financial condition and results of operations. See "Risk Factors -- Year 2000 Risks."

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS No. 130") with an effective date for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders.

    In the fourth quarter of 1997, the Company elected to adopt early SFAS No. 130 retroactive to January 6, 1997. The adoption of SFAS No. 130 did not affect the financial reporting in the accompanying consolidated financial statements because the Company does not presently have any comprehensive income other than net income.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS No. 131") with an effective date for fiscal years beginning after December 15, 1997. A reportable segment, referred to as an operating segment, is a component of an entity about which separate financial information is produced internally, that is evaluated by the chief operating decision-maker to assess performance and allocate resources. The Company does not presently believe that it operates in more than one identifiable segment.

    In February 1998, the Accounting Standards Executive Committee issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 establishes the accounting for costs of software developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SOP 98-1, which is effective for the Company beginning January 6, 1999, to have a material effect on the Company's financial condition or results of operations.

                                    BUSINESS

GENERAL

    Pomeroy Select is a single-source provider of integrated desktop management and network services that help corporate clients manage their IT assets. The Company offers three categories of services: life cycle services, internetworking services and end-user support services. Life cycle services include technology deployment, warranty and non-warranty repair and maintenance, a full range of install, move, add or change ("IMAC") services, redeployment and mobile systems management, asset discovery and tracking and end-of-life services. Internetworking solutions include project management; network design, integration, management, migration and support; and cabling services. End-user support services include customized help desk services, Internet-based training on many popular software packages and video/teleconferencing services. The Company delivers its services nationally through over 900 technical and engineering personnel located in 30 offices in 14 states throughout the Southeast and Midwest United States. The Company provided IT services to more than 2,100 customers in the nine months ended October 5, 1998. The Company's customers generally range from mid-sized organizations to Fortune 500 companies in a wide variety of industries. None of the Company's customers represented more than 5% of the Company's revenue for the nine-month period ended October 5, 1998. Over the four-year period ended January 5, 1998, the Company's revenue grew at a compounded annual growth rate of 51.0%. For the nine-month period ended October 5, 1998, the Company's revenue grew by 61.1% over the comparable nine-month period for the prior year.

INDUSTRY BACKGROUND

    PROLIFERATION OF IT SOLUTIONS. Organizations are increasingly dependent on the use of IT as a competitive tool in today's business environment. Companies rely upon IT solutions to improve service, lower costs, increase productivity and shorten time to market. These business needs have been driving the continued proliferation of IT solutions, including network-enabled applications and related internetworking equipment. Historically, the rapid growth of IT solutions has resulted primarily from the migration from mainframe environments to distributed computing environments. More recently, the proliferation of IT solutions has been driven by increased internetworking resulting from:

    - Demand for Internet/intranet/extranet connectivity;

    - Increased use of Internet and Web-based applications for corporate communications and business-to-business transactions;

    - Convergence of voice, video and data services;

    - Increasingly mobile workforces;

    - Use of pre-packaged and enterprise-wide software solutions; and

    - Continued advances in computing and communications technologies.

    INCREASED COMPLEXITY OF CORPORATE COMPUTER NETWORKS. As a result of the above trends, internetworking environments are often characterized by multi-vendor products and services, multi-protocol technologies and rapid technological innovation, all of which require complex system design and integration. In response to the explosive increase in network traffic, IT vendors continue to introduce products and solutions to integrate disparate systems and maximize performance, security and reliability. As organizations rely more heavily on IT and as end-users demand the latest technologies, companies must frequently deploy new technology with minimal downtime or interruption of service. Although these emerging technologies offer faster, more functional and more flexible IT solutions, their design, implementation and maintenance present major challenges. As a result, companies need on-going and immediate access to technical professionals with expertise in many diverse technologies and architectures to provide continual support and services including designing, implementing, upgrading and maintaining IT solutions.

    OUTSOURCING TRENDS. For many organizations, this increasingly complex IT infrastructure has created demands that often exceed the capabilities and capacity of internal MIS departments. As organizations evaluate alternatives for providing enhanced levels of service and support to end-users, they increasingly elect to outsource some or all of their design, management, maintenance and implementation requirements to independent IT services providers. One key reason for this decision is the recognition by many organizations of the importance of focusing internal resources on their core competencies, such as product design, marketing and operations. In addition, the trend toward outsourcing IT functions is driven by the significant costs and practical limitations associated with developing, training and maintaining a full-service internal MIS staff. Industry sources estimate that the U.S. market for desktop and network operations outsourcing was $7.4 billion in 1997 and will be $17.3 billion in 2002. Industry sources also estimate that the total U.S. market for IT services was $139 billion in 1997 and is expected to increase to $273 billion by 2002.

    CHALLENGES IN FINDING THE RIGHT IT SERVICES PROVIDER. As organizations outsource their IT service requirements, they seek to maximize the quality, consistency and cost effectiveness of the services they receive. Many organizations also seek to minimize the number of providers they employ. IT services are offered by numerous companies, ranging from small independent consultants to global service providers. Customers can retain several IT services providers, each offering a relatively narrow range of specialized services, or a single-source provider offering a comprehensive range of services. A single-source provider can leverage its comprehensive knowledge of the organization's distributed asset base of computers and networking equipment to enhance efficiency, improve quality and reduce costs. In addition, organizations desire a flexible, customer-driven approach to implementation. The use of multiple service providers requires that an organization coordinate the efforts of the various providers resulting in increased time, cost and management effort. By failing to identify and retain a single-source provider which can rapidly deliver high-quality, flexible solutions, organizations risk business interruption, inconsistent service delivery, less dependable information infrastructure and management diversion, resulting in increased costs and loss of competitive advantage.

THE POMEROY SELECT APPROACH

    The Company is a single-source provider of integrated desktop management and network services including life cycle services, internetworking services and end-user support services. The Company seeks to build strong, long-term relationships with its customers by focusing on their specific business needs and by providing solutions tailored to their requirements. The Company delivers cost-effective, flexible, consistent, reliable and comprehensive solutions to meet customers' distributed asset base and IT infrastructure service requirements. By maintaining a highly qualified staff of technical professionals who are certified by multiple IT vendors, the Company is able to customize solutions to meet specific customer needs. In addition, the Company has developed excellent relationships with industry-leading vendors, enabling it to integrate and support technology from multiple hardware manufacturers and software developers. Based upon direct feedback from customers, the Company regularly adds new services such as mobile systems management, hardware redeployment and Internet-based training. The Company believes that its approach has resulted in a high level of customer satisfaction.

STRATEGY

    The Company's objective is to be the leading single-source provider of integrated desktop management and network services. To achieve its objective, the Company pursues the following strategies:

    LEVERAGE STRONG CUSTOMER RELATIONSHIPS. The Company seeks to achieve a high degree of customer satisfaction by offering a flexible implementation approach while emphasizing high quality services. By customizing IT solutions to the specific needs of its customers, the Company develops strong customer relationships. These strong relationships, coupled with interaction with multiple decision makers within customer organizations, keep the Company informed of evolving customer IT needs. The Company seeks to use this knowledge to offer additional IT services to existing customers. For example, after the Company successfully completed a technology deployment project for a financial institution, the customer retained the Company to perform an additional project consisting of server installations and data migrations at 90 locations. The Company also leverages its experiences with, and uses references from, existing customers to demonstrate its capabilities when seeking new customers.

    MAINTAIN AND ENHANCE TECHNICAL EXPERTISE. The Company seeks to maintain and enhance its technical expertise by hiring and training highly qualified technicians and systems engineers. The Company utilizes its in-house recruiting capabilities to continually identify qualified candidates for service technician and systems engineer positions. In addition to a comprehensive training program, the Company uses its incentive programs, advancement opportunities and recognition programs to motivate, reward and retain its employees. As of January 6, 1999, the Company employed 613 service technicians, up approximately 120% from January 5, 1997, and 340 systems engineers, up approximately 218% over the same period.

    EXPAND SALES AND MARKETING ACTIVITIES. The Company is actively seeking to expand the size and enhance the quality of its sales force which currently includes 24 direct sales representatives. By hiring additional highly qualified sales personnel, the Company intends to increase direct sales, build market awareness, establish name recognition and promote Pomeroy Select's reputation as a high-quality, single-source IT services provider. A portion of the proceeds of this offering will be used to increase the direct sales force and to establish and build the Pomeroy Select name. In addition, the Company intends to continue to use PCR's sales force to generate sales leads for the Company. Under the Services Agreement, PCR's sales force can earn performance-based commissions and bonuses for generating services revenue for the Company. The Company also intends to establish additional alternative sales channels which may include strategic relationships with a variety of hardware manufacturers and vendors.

    BROADEN SERVICE OFFERINGS. The Company regularly offers new services which respond to evolving customer needs. For example, in response to a customer's need to service and support remote sales representatives, the Company created a mobile systems management solution to provide overnight exchanges of laptops with the customer's standard image and configuration anywhere in the United States with complete asset tracking and reporting and repair services. In addition, the Company began offering asset discovery and tracking and advanced UNIX services in 1998 and intends to introduce advanced systems management in 1999.

    LEVERAGE STRATEGIC RELATIONSHIPS WITH INDUSTRY LEADERS. The Company has alliances with and authorizations from industry-leading hardware, software and internetworking product vendors, such as Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. These authorizations permit the Company to provide a range of services unavailable to service providers without such authorizations. The Company believes that these authorizations provide a competitive advantage through enhanced credibility and access to a broader market. With respect to many of these industry leaders, the Company maintains the highest levels of service authorizations awarded. The Company has made, and intends to continue to make, the investments in employee training and marketing necessary to obtain or maintain a wide array of service authorizations with such industry leaders. The Company intends to continue to pursue strategic alliances and authorizations to expand its offerings further and to remain a leading edge IT services provider.

    PURSUE ACQUISITIONS. The Company intends to pursue acquisitions of IT services businesses to broaden its service offerings, add technical or sales personnel, increase its presence in existing markets, expand into new geographic markets, improve operating efficiencies through economies of scale, establish strategic relationships and obtain desirable customer relationships. In the past, acquisitions have contributed significantly to the growth of its business. For example, over the last three years, the Company has acquired a network service provider, two network integrators and a systems integrator. The Company believes that the acquired operations, business, employees and customers have been successfully integrated into the Company's business. The Company believes that acquisitions will continue to be an effective means to supplement its internal growth. The Company also believes that acquisitions create opportunities to establish "centers of expertise," comprised of highly experienced personnel who can provide highly specialized IT solutions, without regard to customer location.

SERVICES OFFERED

    The Company is a single-source provider of integrated desktop management and network services including life cycle services, internetworking services and end-user support services:

     LIFE CYCLE SERVICES         INTERNETWORKING SERVICES       END-USER SUPPORT SERVICES
 - Technology deployment       - Project management           - Custom help desk
 - Multi-vendor repair and     - Network design               - Internet-based training
   maintenance                 - Network integration          - Video/teleconferencing
 - Install, move add or        - Network management           - Ancillary services
   change ("IMAC")             - Network migration
 - Redeployment and mobile     - Network support
   systems management          - Cabling
 - Asset discovery and
 tracking
 - End-of-life services

  LIFE CYCLE SERVICES

    The Company provides its customers with a full range of IT services throughout the life cycle of a customer's distributed asset base of computer and networking equipment. Most customers rely on the Company's ability to provide dispatched on-site services in response to customer requests. Such support is available 24 hours a day, seven days a week, depending on the needs of the customer. The Company's systems engineers and technicians provide customized configuration of software and hardware for workstations and servers and perform technology deployment at customer sites. The Company also services and repairs equipment at the Company's facility pursuant to its depot, or drop-off, service. The Company tracks service requests through its customer database which maintains current status reports and historical logs of customer communications.

    The Company is authorized and its technical personnel are certified to provide services by many industry-leading manufacturers, including Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. The Company offers a warranty upgrade program to provide faster response and repair times, additional hours of coverage, warranty extensions and warranty administration services for customers who desire broader service offerings than those offered by the manufacturer or reseller. Most of the technicians employed by the Company are "A+ Certified." The A+ Certification Program is sponsored by the Computer Technology Industry Association (CompTIA) and is recognized by leading manufacturers as the industry-wide standard of professional competency for technical personnel. The Company's systems engineers and technicians service and support a wide variety of IT products including desktop and laptop PCs, printers and LAN/WAN infrastructure products such as hubs, routers and switches.

    REPRESENTATIVE LIFE CYCLE SERVICES PROJECT. The Company provides mobile systems management services for the computing equipment used by the 3,000 person sales force of a large Midwestern insurance company with 250 offices throughout North America. Services offered by the Company in this project include:

       - Custom configuration;

       - Exchanges of inoperable equipment within 24 hours;

       - Laptop repair and maintenance; and

       - Preparation and delivery of detailed asset-tracking reports.

    These services minimize downtime and business interruption for our customer, ensuring on-going productivity of the customer's sales force. The Company has successfully leveraged its relationship with this customer by cross-selling a broad range of other services, including:

       - Pre-deployment technology planning;

       - Multi-vendor repair and maintenance of PCs, printers and servers;

       - Technology deployment and maintenance; and

       - End-of-life services relating to mobile equipment.

  INTERNETWORKING SERVICES

    The Company's systems engineers and technicians provide customers with a wide array of internetworking services, including project management; network design, integration, management, migration and support; and cabling services. When requested by a customer, the Company provides network management and support coverage 24 hours a day, seven days a week. As part of internetworking service engagements, the Company may also provide:

       - LAN/WAN performance analyses;

       - Network upgrade services;

       - New technology feasibility and impact analyses; and

       - End-user group needs analyses.

    The Company provides advanced network services and support, utilizing products of many industry-leading manufacturers, including Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. The Company's systems engineers and technicians have knowledge and experience in LAN/WAN platforms including Microsoft Windows NT, Novell NetWare and AIX.

    As part of its strategy to offer customers a single-source solution to their IT requirements, the Company provides a broad range of cabling services through its CommTec division. Certain of the Company's cabling employees hold certifications from one or more of the following organizations: NORDX/CDT, Lucent Systimax and Building Industry Consulting Services International (BICSI). The CommTec division provides turnkey design, installation, certification and support services for data, voice, audio and video cabling systems.

    REPRESENTATIVE INTERNETWORKING SERVICES PROJECT. The Company provided a turnkey network solution for a supplier of electrical distribution, industrial control and automation products, systems and services with over 150 offices throughout North America. Key elements of the Company's service offering included:

       - Development of a project plan;

       - Pre-design planning and administration including gathering physical plant information;

       - Design of optimal network infrastructure for over 150 offices;

       - Computer-generated documentation of the physical infrastructure designs to support ongoing maintenance;

       - Installation, configuration, testing and verification of all network components including workstations, servers, printers, hubs and routers; and

       - Installation, testing and verification of LAN and WAN cabling.

    The project was executed by a team consisting of 24 technical personnel, three administrative personnel and a project leader who provided a single point-of-contact to communicate regularly with the customer regarding project status. The Company's personnel completed this project under budget within a tight time constraint of only four months.

  END-USER SUPPORT SERVICES

    The Company offers a wide spectrum of end-user support services to its customers, including customized help desk, Internet-based training and video and teleconferencing services.

    The Company's customized help desk services include software and network support performed either on site or from the Company's premises. Help desk services include:

    - Call response and logging;

    - Problem determination and source identification; and

    - Call tracking, escalation and resolution.

    The Company offers third-party developed Internet-based training programs, including tailored packages, that deliver on-demand, interactive, multi-media training. The training programs are platform independent and accessible on popular browsers from any location. The current course catalog includes over 140 topics, including Microsoft Windows 95 and NT, Office 95 and 97, Netscape Navigator, Internet Explorer, WordPerfect, Lotus Notes 4.0 and 4.5, and ACT! 3.0.

    The Company offers a variety of ancillary services such as network security consulting, including the implementation of firewalls, web design and hosting and teleconferencing services.

CUSTOMERS

    The Company performs IT services for customers ranging from mid-sized organizations to Fortune 500 companies in a wide variety of industries. During the nine months ended October 5, 1998, the Company had more than 2,100 customers, with approximately 50 customers purchasing at least $150,000 of the Company's services. No single customer accounted for more than 5% of the Company's total revenue in the years ended January 5, 1996 and 1997 or the nine months ended October 5, 1998. Set forth below is a representative list of the Company's larger customers:

BANKING                                    STATE GOVERNMENT
-----------------------------------------  -----------------------------------------
Bank of America                            State of Florida
Norwest Mortgage, Inc.                     State of North Carolina
Star Bank, N.A.

EDUCATION                                  TECHNOLOGY AND ENGINEERING
-----------------------------------------  -----------------------------------------
University of Cincinnati                   Lexmark International, Inc.
Indianapolis Public Schools                Square D Company
University of Kentucky
West Virginia Department of Education

HEALTHCARE                                 UTILITIES
-----------------------------------------  -----------------------------------------
Alliant Health System                      KN Energy, Inc.
The Health Alliance of Greater Cincinnati  Knoxville Utilities Board
                                           Mid-American Energy Company

INSURANCE
-----------------------------------------
Principal Mutual Life Insurance Company
Providian Corporation
Western-Southern Life Insurance Company

    The Company seeks to achieve a high degree of customer satisfaction by offering a flexible implementation approach while emphasizing high quality services. By customizing IT solutions to the specific needs of its customers, the Company develops strong customer relationships. These strong relationships, coupled with interaction with multiple decision makers within its customers' organizations, keep the Company informed of its evolving customer IT needs. The Company leverages its experiences with, and uses references from, existing customers to demonstrate its capabilities when seeking new customers.

    The Company has ongoing service contracts with many of its customers to provide warranty and non-warranty repair. These contracts are typically for one-year periods but are terminable upon relatively short notice. The Company also enters into contracts for project-based services, such as desktop and software migrations, technology deployment and IMAC services, which usually provide for the services to be performed over a defined period ranging from 30 days to two years. Most of the Company's contracts are performed on a time-and-materials basis. Fixed-price contracts are used when the Company believes it can clearly define the scope of services to be provided and the cost of providing those services. For many customers, services are not provided under contract, but rather are procured on a purchase-order basis, based on a proposal submitted by the Company. There can be no assurance that the Company's customers will continue to enter into service contracts with the Company or that existing contracts will not be terminated.

SALES AND MARKETING

    The Company's marketing efforts include networking with existing customers and developing relationships with new customers through referrals, requests for proposals, responses to customer-initiated contacts and Company-initiated contacts with desired customers. The Company focuses its marketing efforts in the geographic reach of its 30-branch office network located in 14 states throughout the Southeast and Midwest United States. The Company is seeking to expand the size and enhance the quality of its sales force, which currently includes 24 direct sales representatives. By hiring additional highly qualified sales personnel, the Company intends to increase direct sales, build market awareness, establish name recognition and promote Pomeroy Select's reputation as a high-quality, single-source IT services provider. A portion of the net proceeds of this offering will be used to increase the Company's direct sales force and to establish and build recognition of the Pomeroy Select name. In addition, the Company intends to continue to use PCR's sales force to generate sales leads for the Company. See "Relationship with PCR." The Company's agreement with PCR provides PCR's sales force with performance-based commissions and bonuses for continuing to generate IT services revenue for the Company. The Company also intends to establish additional alternative sales channels which may include strategic relationships with a variety of hardware manufacturers and vendors.

    The length of the sales cycle varies depending on the type of service and size of customer, typically ranging from approximately one to six months. The sales representative or account executive works with the technical team to define the scope, deliverables, assumptions and execution strategies for a proposed project; develop project estimates; prepare pricing in accordance with corporate guidelines and margin analyses; and finalize sales proposals. Branch and services managers review and approve the proposal, which is then presented to the prospective customer. Sales and branch management personnel remain actively involved in the project through the execution phase. The Company believes that its direct sales strategy, coupled with its branch office support, leads to better account penetration and management, better communication and long-term relationships with its clients, and more opportunities for follow-on sales of services to its existing client base.

    The Company's direct sales representatives typically have college degrees as well as three or more years of sales experience in the IT services industry. Territory assignments are based on skill, experience and demonstrated sales results. Compensation programs for direct sales representatives include salary, commission and other incentive compensation awards. Commissions are based on volume, gross profits, type of service sold and strategic importance of the sale. The Company provides additional incentives in the form of contests to encourage the representatives to sell various services.

TECHNICAL CAPABILITIES

    As of January 6, 1999, the Company employed 613 service technicians, up approximately 120% from January 5, 1997, and 340 systems engineers, up approximately 218% over the same period. The Company's technical staff is authorized by many industry-leading manufacturers and service providers, including Bay Networks, Cisco Systems, Compaq, Computer Associates, Hewlett-Packard, IBM, Microsoft, Novell and 3Com. These authorizations enable the Company to provide advanced hardware and network services and support for each vendor's products and services. The Company's technical personnel currently have an aggregate of more than 200 Microsoft certifications, more than 300 Novell certifications, 33 Bay Networks Specialist certifications, five Bay Networks Expert certifications, 17 IBM Professional Service Expert certifications, 19 Compaq Accredited Systems Engineer certifications, 15 HP Network Technical Professional certifications, nine Citrix Certified Administrator certifications, five certified Cisco Internetworking Engineer certifications, four Computer Associates Certified Unicenter Engineer certifications, and one of each of the following certifications: Cisco Design Specialist, Protean Router, Network General Sniffer, Fore Systems and Oracle Advanced SQL.

    The Company seeks to maintain and enhance its technical expertise by hiring and training highly qualified technicians and systems engineers. The Company utilizes its in-house recruiting capabilities to continually identify qualified candidates for service technician and systems engineer positions. In addition to a comprehensive training program, the Company uses its incentive systems, advancement opportunities and recognition programs to motivate, reward and retain its employees. The Company's ability to maintain and renew existing service contracts and obtain new business will depend, in large part, on its ability to attract, train and retain technical personnel with the skills necessary to keep pace with continuing changes in IT, evolving industry standards and changing customer preferences.

    In an effort to retain technical personnel, the Company's employees participate in PCR's Texcellence program, which rewards and recognizes the Company's technical personnel. Under the Texcellence program, technical personnel can earn stock options and participate in deferred compensation programs after certain periods of service. In addition to longevity awards, the Company offers performance-based awards and advancement opportunities.

COMPETITION

    The Company competes in rapidly changing markets that are intensely competitive and highly fragmented. The Company competes, directly and indirectly, with a variety of national and regional service providers, including services organizations of established computer product manufacturers, VARs, systems integrators, internal corporate MIS staffs and, to a lesser extent, consulting firms, aggregators and distributors.

    Many of the Company's current and potential competitors have longer operating histories and substantially greater financial, marketing, technical and other resources than the Company. As a result, our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources to the provisioning of IT services. Such competitors may attempt to build their presence in the Company's markets by forming strategic alliances with other competitors or the Company's customers, offering new or improved products and services to the Company's customers or increasing their efforts to gain and retain market share through competitive pricing. In addition, competition for quality technical personnel has continued to intensify, resulting in increased personnel costs. Such competition has adversely affected, and is likely to continue to adversely affect, the Company's gross profits, margins and results of operations. Furthermore, the Company believes the barriers to entry into its markets are relatively low, which enable new competitors to offer competing services.

    The Company believes that the principal competitive factors in the market for IT services include technical expertise, the availability of skilled technical personnel, breadth of service offerings, reputation, financial stability and price. To be competitive, the Company must respond promptly and effectively to the challenges of technological change, evolving standards and its competitors' innovations by continuing to enhance its service offerings and expand its sales channels. Any pricing pressures, reduced margins or loss of market share resulting from the Company's failure to compete effectively could materially adversely affect the Company's business.

    The Company believes that it competes successfully by providing a single-source solution for its customers' integrated desktop management and network services needs. The Company delivers cost-effective, flexible, consistent, reliable and comprehensive solutions to meet customers' distributed asset base and IT infrastructure service requirements. The Company also believes that it distinguishes itself on the basis of its technical expertise, competitive pricing and our ability to understand our customers' needs.

FACILITIES

    The Company does not own or directly lease or sublease any real property. The Company currently is permitted to occupy and use all of its office space pursuant to the terms of the Space Sharing Agreement with PCR. The Company's principal executive offices are located in the Greater Cincinnati area at 1020 Petersburg Road, Hebron, Kentucky. The Company's headquarters includes sufficient space for certain of its sales and technical staffs and its marketing, administrative, finance and management personnel. The Company maintains offices in the following locations:

ALABAMA         FLORIDA                     GEORGIA                 INDIANA
--------------  --------------------------  ----------------------  -----------
Birmingham      Jacksonville                Atlanta                 Evansville
Montgomery      Orlando                                             Indianapolis
                Miami
                Tallahassee
                Tampa

IOWA            KENTUCKY                    NORTH CAROLINA          OHIO
--------------  --------------------------  ----------------------  -----------
                Hebron (Greater
Cedar Rapids    Cincinnati)                 Charlotte               Cleveland
Des Moines      Lexington                   Raleigh                 Columbus
                                            High Point
                Louisville                  (Greensboro)

OKLAHOMA        SOUTH CAROLINA              TENNESSEE               TEXAS
--------------  --------------------------  ----------------------  -----------
Oklahoma City   Columbia                    Knoxville               Dallas
Tulsa                                       Memphis
                                            Nashville

VIRGINIA        WEST VIRGINIA
--------------  --------------------------
Richmond        Charleston
                Morgantown

    The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available in the future on reasonable terms as needed.

EMPLOYEES

    As of January 6, 1999, the Company employed 1,086 persons of whom 24 were engaged in sales, 953 were engaged in providing the Company's technical services and training, 72 were engaged in services support and 37 were engaged in management functions. Of the Company's 1,086 employees, 66 were added as a result of an acquisition which was completed in December 1998. A substantial portion of the Company's finance and administrative services are provided by PCR pursuant to the Services Agreement.

    None of the Company's employees are covered by a collective bargaining agreement. Substantially all of the Company's employees have executed non-competition agreements. In addition, the Company requires that all new employees execute such agreements as a condition of employment by the Company. The Company believes there is a worldwide shortage of, and significant competition for, professionals with the advanced technical skills necessary to perform the services offered by the Company. The future success of the Company will depend, to a significant extent, on its ability to attract, train and retain highly qualified personnel, particularly technical personnel. The Company considers its relationships with its employees to be good.

INTELLECTUAL PROPERTY RIGHTS

    The Company does not rely on registered trademarks or patents to protect its proprietary information. Instead, the Company relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions. Although the Company's various dealer agreements do not generally allow the Company to use the trademarks and trade names of these various manufacturers, the agreements do permit the Company to refer to itself as an "authorized dealer" of the products of those manufacturers and to use their trademarks and trade names for marketing purposes. The Company considers the use of these trademarks and trade names in its marketing efforts to be important to its business.

LEGAL PROCEEDINGS

    There are currently no material legal proceedings pending to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The Directors, executive officers and key employees of the Company are as follows:

NAME                                                       AGE                           POSITION(S)
-----------------------------------------------------      ---      -----------------------------------------------------
David B. Pomeroy, II(1)..............................          49   Chairman of the Board and Director
Stephen E. Pomeroy(2)................................          30   President, Chief Executive Officer and Director
Larry H. Lokey.......................................          50   Vice President of Sales
Mark P. Schwarz......................................          43   Chief Financial Officer, Secretary and Treasurer
Curtis R. Dunseath...................................          32   Director of Service Operations
Kenneth R. Waters (1)(2).............................          47   Director
Gerald L. Von Deylen (1)(2)..........................          56   Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    All Directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. All executive officers of the Company are elected annually by the Board of Directors and serve at the discretion of the Company's Board of Directors and until their successors are elected and qualified.

    DAVID B. POMEROY, II has served as Chairman of the Board and Director of the Company since its formation in December 1998. Mr. Pomeroy founded PCR and has served as its Chairman of the Board, President and Chief Executive Officer since February 1992.

    STEPHEN E. POMEROY has served as President, Chief Executive Officer and a Director of the Company since its formation in December 1998. He served as Chief Financial Officer of PCR from May 1997 to January 1999 and has been a director of PCR since February 1998. Prior to that time, Mr. Pomeroy was the Vice President of Marketing and Corporate Development for PCR from September 1996 to May 1997, the Director of New Market Development of PCR from June 1994 to September 1996 and an Account Executive for PCR from February 1992 to June 1994. Mr. Pomeroy was employed by PCR's predecessor from January 1985 until PCR's formation in February 1992.

    LARRY H. LOKEY has been the Vice President of Sales of the Company since its formation in December 1998. Prior to that, he served in various management capacities for PCR, including Vice President of Services and Director of Services Marketing from January 1996 to December 1998. From mid-1993 to January 1996, Mr. Lokey served as PCR's Account Executive for Procter & Gamble. From 1977 to mid-1993, Mr. Lokey was employed by IBM in various marketing positions from Marketing Representative to Unit Marketing Manager.

    MARK P. SCHWARZ has been the Chief Financial Officer, Secretary and Treasurer of the Company since its formation in December 1998. Prior to that, he was employed by PCR as Manager -- Acquisitions from November 1996 to December 1998 and as PCR's Assistant Controller from December 1995 to November 1996. From 1993 until 1995, Mr. Schwarz was a Financial Analyst with Quantum Chemical Company, a chemical manufacturer. From 1988 until 1993, Mr. Schwarz was Accounting Manager with Thriftway Foods, a retail food and drug company.

    CURTIS R. DUNSEATH has been the Director of Services Operations for the Company since its formation in December 1998. Prior to that, he was employed by PCR since June 1988 in various capacities including Director of Services Operations (October 1997 to December 1998), Services Marketing Manager (March 1996 to October 1997), Business Services Manager (September 1993 to March 1996) and Account Executive (June 1988 to September 1993).

    KENNETH R. WATERS has been a Director of the Company since December 1998. Mr. Waters was a director of PCR from April 1997 until his resignation in January 1999. Mr. Waters has worked in the computer industry since 1978. Most recently, he has been an industry consultant, serving as such from February 1995 until present as well as from April 1993 to August 1993 and from January 1991 to August 1992. Mr. Waters has provided consulting services to PCR since January 1997. From September 1993 to January 1995, Mr. Waters was the President of MicroAge, Inc., a computer reseller. From September 1992 to March 1993, Mr. Waters was the President and CEO of Power Up Software, a software manufacturer. From July 1978 to September 1988, Mr. Waters was employed by Vanstar (then known as ComputerLand), holding various management positions, with his last position being the CEO. Mr. Waters was also a director of Vanstar from September 1987 to July 1989.

    GERALD L. VON DEYLEN has been a Director of the Company since December 1998. Mr. Von Deylen is a certified public accountant and has been engaged in private practice as a business and financial consultant, specializing in nontraditional services since September 1996. Mr. Von Deylen was a partner with Arthur Andersen from 1979 through August 1996. He started his career with Arthur Andersen in 1968 and served the firm in various professional capacities.

    Other than David B. Pomeroy, II and Stephen E. Pomeroy, who are father and son, there are no other family relationships among the Company's Directors and executive officers.

    The Board of Directors has a Compensation Committee, which approves salaries and incentive compensation for executive officers of the Company and administers the Company's stock plan, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent accountants.

DIRECTORS' COMPENSATION

    Each member of the Board of Directors who is not an officer or an owner or the representative of an owner of more than 5% of the outstanding Common Stock will receive annual compensation of $5,000 for attending three or more Board meetings and will receive $500 for each committee meeting attended. The Company also will reimburse Directors for any expenses incurred in attending meetings of the Board of Directors and the committees thereof. On January 6, 1999, each non-employee Director was granted options to purchase 10,000 shares of the Class A Common Stock. Such options will be exercisable at the initial public offering price of the Class A Common Stock. On January 6 of each year thereafter, each non-employee Director will be granted an option to purchase 5,000 shares of Class A Common Stock at the fair market value on the date of such grants.

EXECUTIVE COMPENSATION

    The following table sets forth certain information concerning compensation for services in all capacities awarded to, earned by or paid to the Company's chief executive officer and each of the other executive officers of the Company whose aggregate compensation exceeded $100,000 during the year ended January 5, 1999 (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE

                                           ANNUAL COMPENSATION(1)           LONG-TERM COMPENSATION
                                  ----------------------------------------         AWARDS(2)
                                                         ALL OTHER ANNUAL   -----------------------     ALL OTHER
NAME AND PRINCIPAL POSITION(S)      SALARY    BONUS(3)    COMPENSATION(4)        STOCK OPTIONS       COMPENSATION(5)
--------------------------------  ----------  ---------  -----------------  -----------------------  ----------------
Stephen E. Pomeroy
  President and Chief Executive
  Officer.......................  $  125,000  $  52,000          -                    45,000            $   39,016
Larry H. Lokey
  Vice President of Sales.......  $   95,000  $  18,000      $   1,000                 4,000            $   35,028

------------------------

(1) All compensation reflects compensation paid by PCR.

(2) Long-term compensation awards reflect grants by PCR of options to purchase shares of PCR's common stock.

(3) Excludes annual bonuses payable to be determined pursuant to PCR's 1998 year-end financial results.

(4) Includes 401(k) contributions paid by the Company to the Named Executive.

(5) Includes deferred compensation paid by PCR to and life insurance premiums paid on behalf of the Named Executive.

    The Company did not grant stock options to any of the Named Executives during 1998. The Company has never granted any stock appreciation rights.

1999 STOCK PLAN

    The 1999 Stock Plan was adopted by the Board of Directors on January 5, 1999 and approved by PCR, as sole stockholder of the Company, on January 13, 1999. The 1999 Stock Plan was effective as of January 6, 1999 and shall terminate ten years from such date, unless terminated earlier by the Board of Directors. A total of 3,000,000 shares of Class A Common Stock have been reserved for issuance upon the exercise of options granted thereunder. Those eligible to receive stock option grants under the 1999 Stock Plan shall include employees, non-employee Directors and consultants. The 1999 Stock Plan shall be administered by the Compensation Committee of the Board of Directors of the Company.

    Subject to the provisions of the 1999 Stock Plan, the administrator of the 1999 Stock Plan shall have the discretion to determine the optionees and/or grantees, the type of options to be granted (incentive stock options ("ISOs") or non-qualified stock options ("NQSOs")), the vesting provisions, the terms of the grants and other related provisions as are consistent with the 1999 Stock Plan. The exercise price of an ISO may not be less than the fair market value per share of the Class A Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the voting power of all classes of capital stock of the Company, not less than 110% of the fair market value per share on the date of grant. The exercise price of a NQSO may not be less than 85% of the fair market value per share of the Class A Common Stock on the date of grant or, in the case of an optionee who beneficially owns 10% or more of the voting power of all classes of capital stock of the Company, not less than 100% of the fair market value per share on the date of grant. Fair market value is determined by the Board of Directors in good faith. The Company anticipates that following consummation of this offering, fair market value shall be determined in accordance with the closing sale price of its Class A Common Stock as quoted on the Nasdaq National Market. In addition, the 1999 Stock Plan allows for the grant of stock purchase rights. The purchase price of shares issued pursuant to stock purchase rights may not be less than 50% of the fair market value of such shares as of the offer date of such rights.

    The options terminate not more than ten years from the date of grant, subject to earlier termination upon or after a fixed period following the optionee's death, disability or termination of employment with the Company. The term of any options granted to a holder of more than 10% of the capital stock may be no longer than five years. Options granted under the 1999 Stock Plan to employees of the Company will vest in the manner determined by the Board of Directors. Options are not assignable or otherwise transferable except by will or as per the laws of descent and distribution. In the event of a merger or consolidation of the Company with or into another corporation or the sale of all or substantially all of the Company's assets in which the successor corporation does not assume outstanding options or issue equivalent options, the Board of Directors of the Company is required to provide accelerated vesting of outstanding options.

    Effective as of January 6, 1999, the Company granted the following options to purchase shares of Class A Common Stock under the 1999 Stock Plan, all of which are exercisable at the initial public offering price: (i) David B. Pomeroy, II was granted a NQSO to purchase 200,000 shares; (ii) Stephen E. Pomeroy was granted a NQSO to purchase 400,000 shares; (iii) Kenneth R. Waters was granted a NQSO to purchase 10,000 shares; and (iv) Gerald L. Von Deylen was granted a NQSO to purchase 10,000 shares. Contingent upon the following persons entering into employment agreements with the Company, the Company anticipates that it will grant the following options to purchase shares of Class A Common Stock, all of which will be exercisable at the initial public offering price:
(i) Larry H. Lokey will be granted an ISO to purchase 50,000 shares; (ii) Mark
P. Schwarz will be granted an ISO to purchase 25,000 shares; and (iii) Curtis R. Dunseath will be granted an ISO to purchase 25,000 shares. The options granted to David B. Pomeroy, II, Kenneth R. Waters and Gerald L. Von Deylen vested immediately. One half of the options granted to Stephen E. Pomeroy vested immediately and the remainder of such options will vest ratably over a three-year period. One half of the options expected to be granted to Larry H. Lokey, Mark P. Schwarz and Curtis D. Dunseath will vest immediately and the remainder of such options will vest ratably over a three-year period. Notwithstanding the immediate vesting of certain of the forgoing options, each of the aforementioned persons have each entered into lock-up agreements with the Underwriters which will prevent them from selling or otherwise transferring shares of Class A Common Stock issuable upon exercise of any vested options for a period of 180 days from the date of this Prospectus. See "Shares Eligible for Future Sale," "Principal Stockholders" and "Underwriting."

    No stock options were granted, exercised or outstanding during the year ended January 5, 1999.

EMPLOYMENT AGREEMENTS

    The Company intends to enter into employment agreements with each of the Named Executives and certain other key employees of the Company. Such employment agreements prohibit each of the respective officers and key employees from competing with the Company for the term of the agreement and for a period of one year after termination of employment.

    The Company has entered into an employment agreement with Stephen E. Pomeroy effective January 6, 1999. Mr. Pomeroy's employment agreement has a term of three years, which is extended on a daily basis resulting in a perpetual three year term. Mr. Pomeroy's employment agreement provides for an annual base salary of $175,000 during the year ending January 5, 2000 and for each subsequent year unless modified by the Compensation Committee. Under the employment agreement, Mr. Pomeroy may earn bonuses of up to $200,000 in the year ending January 5, 2000 in the event the Company meets certain quarterly and annual goals. Thereafter, the amount of such bonuses and the goals will be established annually by the Compensation Committee.

    Pursuant to his employment agreement, on January 6, 1999, Mr. Pomeroy was granted an option to purchase 400,000 shares of Class A Common Stock with an exercise price equal to the initial public offering price of the Class A Common Stock. One half of such options vested immediately and the remainder of such options will vest ratably over a three-year period.

    The Company intends to enter into an employment agreement with Larry H. Lokey prior to this offering. The Company expects that the agreement will be for an initial term of one year and will be extended annually for additional one-year periods unless either party gives 30 days written notice of termination. The agreement will provide for a base salary of $95,000, certain incentive compensation, incentive deferred compensation and additional stock option awards upon meeting predetermined goals as determined by the Compensation Committee. The base salary in any renewal period shall be determined by the Compensation Committee. Upon entering into the agreement, Mr. Lokey will be granted an option to purchase 50,000 shares of Class A Common Stock with an exercise price equal to the initial public offering price. One half of such options will vest immediately and the remainder of such options will vest ratably over a three-year period.

    The Company intends to enter into an employment agreement with Mark P. Schwarz prior to this offering. The Company expects that the agreement will be for an initial term of one year and will be extended annually for additional one-year periods unless either party gives 30 days written notice of termination. The agreement will provide for a base salary of $75,000, certain incentive compensation, incentive deferred compensation and additional stock option awards upon meeting predetermined goals as determined by the Compensation Committee. The base salary in any renewal period shall be determined by the Compensation Committee. Upon entering into the agreement, Mr. Schwarz will be granted an option to purchase 25,000 shares of Class A Common Stock with an exercise price equal to the initial public offering price. One half of such options will vest immediately and the remainder of such options will vest ratably over a three-year period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ending January 5, 1999, the compensation of executive officers of the Company was determined by the Board of Directors. The Compensation Committee was established by the Board of Directors on January 6, 1999. The Compensation Committee consists of David B. Pomeroy, II, Kenneth R. Waters and Gerald L. Von Deylen. There are no Compensation Committee Interlocks.

    Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, owns the headquarters facility and distribution facility which are leased by PCR. The total base rent to be paid by PCR to Pomeroy Investments under the lease for all types of uses is $863,000 per year (plus pass-through costs such as taxes and insurance). The rental terms were determined on the basis of a fair market rental opinion given to PCR by an unrelated third party. The Company shares space with PCR in the headquarters facility and distribution facility pursuant to the Space Sharing Agreement. See "Relationship with PCR."

    PCR, from time to time, has made advances without interest obligations to Pomeroy Investments to satisfy Pomeroy Investments' working capital needs. The Company currently does not anticipate making advances to Pomeroy Investments.

    Kenneth R. Waters, a Director of the Company since December 1998, provides consulting services to PCR on an ongoing basis. Mr. Waters is paid $1,500 per month for such consulting services.

KEY PERSON INSURANCE

    The Company intends to apply for, maintain, and be the beneficiary of, a life insurance policy on the life of Stephen E. Pomeroy in the amount of $500,000. The Company does not intend to maintain key person life insurance on any of its other executive officers, sales persons or technical personnel.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company's Certificate of Incorporation and Bylaws provide that the Company is authorized to provide indemnification of Directors and officers to the fullest extent authorized under the DGCL. The Company intends to enter into indemnification agreements with each of its Directors and officers providing for indemnification of such Directors and officers to the fullest extent permitted by applicable law. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented Directors and officers in light of the growing risk of litigation against directors and officers of publicly-held corporations.

                             RELATIONSHIP WITH PCR

OWNERSHIP OF COMMON STOCK

    Upon completion of this offering, PCR will own 100% of the outstanding Class
B Common Stock, representing approximately   % of the voting power in the
Company (approximately   % of the voting power if the Underwriters exercise in
full their over-allotment option).

    Accordingly, PCR will continue to have the ability to elect all of the members of the Board and otherwise control the management and affairs of the Company. In addition, two of the four current Directors of the Company are also directors of PCR. While transactions between PCR and the Company will require approval by the Board of Directors of the Company, they may not require the separate approval of the independent Directors who are not also directors of PCR. Certain provisions of the Company's Certificate of Incorporation, Bylaws and applicable law also facilitate PCR's ability to exercise control of the Company. The ability of PCR to control the Company could have an adverse effect on the market price of shares of Class A Common Stock. See "Management," "Principal Stockholders" and "Description of Capital Stock."

CONTRACTUAL ARRANGEMENTS

    For purposes of governing and defining our ongoing relationship, the Company has entered into a number of agreements with PCR which became effective on January 6, 1999. As a result of PCR's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiations.

    The following discussion of agreements between the Company and PCR is qualified in its entirety by reference to such agreements, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. See "Available Information."

    SERVICES AGREEMENT. The Company and PCR have entered into a Services Agreement pursuant to which PCR will continue to provide to the Company, at the Company's request, certain administrative services, including the following:

    - Payroll services, including the use of PCR's common paymaster;

    - Accounting services, including reporting, account reconciliation, cash management, bank account services, preparation of financial statements, invoicing of customer accounts, collection of accounts receivable and payment of accounts payable;

    - Insurance and risk management services, including insurance coverage and administration of risk management;

    - Tax services, including preparation and filing of all tax returns, assistance with tax compliance and accounting for taxes, and supervision of audits and other proceedings and litigation;

    - Human resources services, including advice and assistance relating to employee benefits, employee screening, recruitment and training of personnel, facilitation of government/regulatory reporting and assistance with compliance issues;

    - MIS services, including operational and technical support for telephones and voice mail;

    - Legal services, including contract review, drafting and negotiation, litigation coordination and SEC compliance;

    - Marketing services, including preparation and production of promotional materials; and

    - Employee benefit plan design, qualification and administration.

    The Services Agreement provides for the allocation between the Company and PCR of various joint expenses, such as payroll costs for shared employees, utilities costs, equipment expenses, taxes and supplies, plus the payment by the Company to PCR of an annual fee equal to the greater of $450,000 or 0.45% of the Company's annual revenue. This fee is to be paid to PCR by the Company in monthly installments based on the Company's revenue for the previous month.

    PCR and the Company have agreed to joint market and cross-sell their respective offerings. In addition, the Services Agreement requires PCR to provide the Company with the right of first refusal to evaluate and participate in service opportunities which come to PCR's attention. The Company is required to provide a similar right of first refusal regarding any sales opportunities for microcomputer hardware and related products which come to the Company's attention. The Company and PCR have agreed to allocate the consolidated sales commissions of PCR and its subsidiaries, including the Company. The Company's portion of such sales commissions is based on the average of (i) the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries, including the Company, and (ii) the ratio of the Company's net revenue contribution to such consolidated net revenue. During the term of the Services Agreement, and until the later of (i) one year after termination of the Services Agreement or (ii) two years from the effective date of the Services Agreement, PCR is restricted from engaging in activities which are competitive with the services business transferred to the Company and the Company is restricted from engaging in activities which are competitive with the microcomputer hardware and related products business retained by PCR.

    The initial term of the Services Agreement is for a period of one year beginning on January 6, 1999. The Services Agreement shall automatically renew for additional one-year periods unless either party gives notice of its intent not to renew at least 30 days prior to the end of any term. The Services Agreement can be terminated by either party upon 90 days written notice and shall automatically terminate in the event of the Distribution or in the event that PCR no longer owns a majority of the voting power of the Company.

    Except for the services provided by PCR pursuant to the Services Agreement and the other agreements described below, the Company will be responsible for providing or otherwise obtaining all of the necessary administrative, management and support services required to conduct its business, all of which were previously provided or obtained by PCR.

    SPACE SHARING AGREEMENT. The Company and PCR have entered into a Space Sharing Agreement providing for the sharing by the Company and PCR of certain office facilities, including the office facilities located in Hebron, Kentucky at which the Company's and PCR's principal executive offices are located (the "Headquarters Facility"). Under the Space Sharing Agreement, the costs associated with leasing and maintaining facilities are, in general, allocated between the Company and PCR on the basis of the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries including the Company. The Company's rights to use portions of the shared facilities (including the Headquarters Facility) leased from third parties, and the corresponding obligations to pay for such use, may be terminated as to any such facility by either the Company or PCR on 90 days prior written notice. The Headquarters Facility is leased by PCR from Pomeroy Investments, LLC. See "Management -- Compensation Committee Interlocks and Insider Participation."

    INDEMNIFICATION AGREEMENT. The Company and PCR have also entered into an Indemnification Agreement. The Indemnification Agreement provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of (i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where PCR is the Indemnifying Party, the businesses, operations and assets of the Company) or
(ii) the failure by the Indemnifying Party to comply with any agreements executed between the Company and PCR and those agreements executed in connection with this offering.

    STOCK REGISTRATION AGREEMENT. Pursuant to the terms of a Stock Registration Agreement with PCR, the Company has provided PCR with certain registration rights, including demand registration rights and certain "piggy-back" registration rights, with respect to the shares of Class A Common Stock underlying the shares of Class B Common Stock owned by PCR after this offering. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution" and "Description of Capital Stock -- Registration Rights of PCR."

    CREDIT FACILITY. The Company has entered into an agreement for an interim credit facility with Deutsche Financial Services Corporation, the primary lender to PCR. This credit facility allows the Company to borrow up to the lesser of $20.0 million or the maximum borrowing capacity as calculated under the credit facility. PCR has agreed to reserve certain of its assets to serve as collateral to maintain the Company's maximum borrowing capacity of $20.0 million. Absent such agreement, as of January 6, 1999, the Company's maximum borrowing capacity under the credit facility would have been $10.0 million. The Company's outstanding balance under such credit facility as of January 6, 1999 was approximately $18.0 million. The Company's credit facility carries an interest rate equal to the prime rate minus 1.25% per annum; provided, however, that if at any time the aggregate monthly volume under the Distribution Finance Facility between PCR and Deutsche Financial Services Corporation is less than $20.0 million per month for a three-month consecutive period, then for the following month and for every month thereafter until the month after such aggregate volume again exceeds $20.0 million per month for a three-month consecutive period, the interest rate shall equal the prime rate minus 0.50% per annum. At January 6, 1999, the interest rate was 6.50% per annum. PCR has also guaranteed the entire amount of the credit facility which guarantee is secured by all of the assets of PCR. In addition, certain of the financial covenants are determined on a consolidated basis. The Company intends to replace the interim credit facility with a permanent credit facility after the consummation of this offering. There can be no assurance that the Company will be able to obtain a new credit facility or that any new credit facility will be available on terms acceptable to the Company.

CONFLICTS OF INTEREST

    Conflicts of interest may arise between the Company and PCR in a number of areas, including:

    - PCR's ability to control the Company's management and affairs;

    - Shared sales and marketing functions;

    - Indemnification obligations of each of PCR and Pomeroy Select;

    - PCR's right to require us to register its shares of the Company's Class A Common Stock;

    - Sales or distributions by PCR of its shares of the Company's Class A or Class B Common Stock;

    - Differing financing needs or goals adversely affecting the Company's borrowing terms or ability; and

    - Differing operational, financial and employee benefit objectives.

    Conflicts of interest which may develop, now or in the future, between PCR and the Company may not be resolved in favor of the Company. Pursuant to the Services Agreement, PCR has agreed not to engage in activities which are competitive with Pomeroy Select. The Services Agreement is terminable on relatively short notice. However, PCR's agreement not to compete with the Company shall survive for the longer of two years from the date of the Services Agreement or one year from the date of termination of the Services Agreement. There can be no assurance that this agreement will prevent PCR from engaging in such competitive activities or that the Company will not compete with PCR regarding activities not currently engaged in by either company. Under the Services Agreement, the Company may not engage in the distribution and direct sales of hardware and software products in which PCR is engaged. In addition, PCR may not to engage in the business of providing integrated desktop management and network solutions, except through its ownership of the Company's Common Stock. However, circumstances could arise in which the Company and PCR would engage in activities in competition with one another.

    The Company and PCR may enter into material transactions and agreements in the future in addition to those described above. The Company has been advised by PCR that it intends that, for so long as PCR owns a majority of the voting power of the Company, the terms of any future transactions and agreements between the Company and PCR or its affiliates will be at least as favorable to the Company as could be obtained from unrelated third parties. The Board will utilize such procedures in evaluating the terms and provisions of any material transactions between the Company and PCR or its affiliates as the Board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, the Board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.

    Two of the four Directors of the Company are also directors of PCR. Such Directors are PCR's Chairman and Chief Executive Officer, David B. Pomeroy, II, and Stephen E. Pomeroy, President and Chief Executive Officer of the Company. Directors of the Company who are also directors of PCR will have conflicts of interest with respect to matters potentially or actually involving or affecting the Company and PCR, such as acquisitions, financing and other corporate opportunities that may be suitable for the Company and PCR. To the extent that such opportunities arise, such Directors may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such Director in his capacity as a Director of the Company, whether such opportunity is within the Company's line of business or consistent with its strategic objectives and whether the Company will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the Board, when appropriate, by the vote of the disinterested Directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved in favor of the Company.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth as of January 6, 1999, and as adjusted to give effect to the sale of Class A Common Stock offered hereby, certain information regarding beneficial ownership of the Company's Class A Common Stock by (i) each person the Company expects to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each of the Named Executives and (iv) all Directors and executive officers as a group.

                                                                                             PERCENTAGE(3)
                                                                                   ----------------------------------
NAME(1)                                                               NUMBER(2)    PRIOR TO OFFERING  AFTER OFFERING
-------------------------------------------------------------------  ------------  -----------------  ---------------
Pomeroy Computer Resources, Inc.(4)................................    10,000,000          100.0%
David B. Pomeroy, II(5)............................................    10,200,000          100.0%
Stephen E. Pomeroy(6)..............................................       200,000            2.0%
Larry H. Lokey(7)..................................................       -                  *
Mark P. Schwarz(8).................................................       -                  *
Kenneth R. Waters(9)...............................................        10,000            *
Gerald L. Von Deylen(10)...........................................        10,000            *
All executives officers and Directors as a group (6 persons)(11)...    10,420,000          100.0%

------------------------

* Less than 1%.

(1) The address of Pomeroy Computer Resources, Inc. and all persons who are executive officers or Directors of the Company is in care of the Company, 1020 Petersburg Road, Hebron, Kentucky 41048.

(2) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission (the "Commission") and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has a right to acquire within 60 days after this offering through the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(3) Applicable percentage of ownership is based on an aggregate of 10,000,000 shares of Common Stock outstanding on January 6, 1999 (consisting of no shares of Class A Common Stock and 10,000,000 shares of Class B Common
    Stock) and an aggregate of          shares of Common Stock outstanding after
    the completion of this offering (consisting of          shares of Class A
    Common Stock and 10,000,000 shares of Class B Common Stock).

(4) Represents 10,000,000 shares of Class A Common stock underlying the 10,000,000 shares of Class B Common Stock held by PCR.

(5) Includes 10,000,000 shares of Class A Common Stock underlying the Class B Common Stock held by PCR. David B. Pomeroy, II, as Chairman, CEO and beneficial owner of approximately 21.1% of the outstanding stock of PCR, may be deemed to be the beneficial owner of such shares. David B. Pomeroy, II disclaims beneficial ownership of such shares in excess of his pro rata ownership of the common stock of PCR. Includes 200,000 shares of Class A Common Stock issuable upon immediately exercisable options granted to David
    B. Pomeroy, II as of January 6, 1999.

(6) Includes 200,000 shares of Class A Common Stock issuable upon immediately exercisable options granted to Stephen E. Pomeroy as of January 6, 1999.

(7) Excludes 25,000 shares of Class A Common Stock issuable upon immediately exercisable options expected to be granted to Mr. Lokey prior to the consummation of this offering, contingent upon Mr. Lokey entering into an employment agreement with the Company.

(8) Excludes 12,500 shares of Class A Common Stock issuable upon immediately exercisable options expected to be granted to Mr. Schwarz prior to the consummation of this offering, contingent upon Mr. Schwarz entering into an employment agreement with the Company.

(9) Includes 10,000 shares of Class A Common Stock issuable upon immediately exercisable options granted to Mr. Waters as of January 6, 1999.

(10) Includes 10,000 shares of Class A Common Stock issuable upon immediately exercisable options granted to Mr. Von Deylen as of January 6, 1999.

(11) Includes 420,000 shares of Class A Common Stock issuable upon immediately exercisable options granted to the officers and Directors of the Company as of January 6, 1999.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The authorized capital stock of the Company consists of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 15,000,000 shares of Class B Common Stock, par value $0.01 per share, and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share (the "Preferred Stock"). The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Registration Statement. The following summary is qualified in its entirety by reference thereto.

COMMON STOCK

  VOTING RIGHTS

    The holders of Class A Common Stock and Class B Common Stock generally have identical rights, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. Holders of shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of Directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of Directors, by a plurality) of the votes entitled to be cast by the holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law or in the Certificate of Incorporation, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Certificate of Incorporation must be approved by a majority of the votes entitled to be cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class. However, amendments to the Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Certificate of Incorporation to increase the authorized shares of any class of capital stock of the Company requires the approval only of a majority of the votes entitled to be cast by the holders of Class A Common Stock and Class B Common Stock, voting together as a single class.

  DIVIDENDS

    Holders of Class A Common Stock and Class B Common Stock will share ratably on a per share basis in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends payable in shares of Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and
(ii) the number of shares so paid will be equal on a per share basis with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

    The Company may not reclassify, subdivide or combine shares of either class of Common Stock without at the same time proportionally reclassifying, subdividing or combining shares of the other class.

  CONVERSION

    Each share of Class B Common Stock is convertible while held by PCR at the option of PCR into one share of Class A Common Stock. Following a Distribution of Class B Common Stock to stockholders of PCR (whether or not a Distribution is intended to qualify as a tax-free distribution), if any, shares of Class B Common Stock will no longer be convertible into shares of Class A Common Stock at the option of the stockholder but will convert automatically upon the first transfer by the distributees. Each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock if, at any time prior to a Distribution, the number of outstanding shares of Class B Common Stock owned by PCR or a Class B Transferee, as defined in the Certificate of Incorporation, as the case may be, is less than 50% of the aggregate number of all shares of Common Stock then outstanding.

    The occurrence of a Distribution is not a certainty. For a Distribution to occur, the Board of Directors of PCR must conclude, at the time that the Distribution may be considered, that the Distribution is in the best interests of the stockholders of PCR. PCR has advised Pomeroy Select that such determination may be conditioned upon the receipt of a favorable ruling from the IRS as to the tax-free nature of the Distribution. PCR has not applied for such a ruling as of the date of this offering.

    Except for shares distributed through a Distribution or certain other transfers permitted by the Certificate of Incorporation, upon the sale or other transfer of shares of Class B Common Stock, such shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock on any other transfer or sale. PCR has agreed with the Underwriters that it will not transfer or distribute shares of Class B Common Stock for a period of at least 180 days from the consummation of this offering.

  OTHER RIGHTS

    Unless approved by a majority of the votes entitled to be cast by the holders of each class of Common Stock, voting separately as a class, in the event of any reorganization or consolidation of the Company with one or more corporations or a merger of the Company with another corporation in which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

    On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of Common Stock.

    No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock or other securities of the Company.

    Upon completion of this offering, all of the issued and outstanding shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid and nonassessable.

    As of January 6, 1999, there were (i) no shares of Class A Common Stock issued or outstanding, (ii) 10,000,000 shares of Class B Common Stock issued and outstanding, (iii) one (1) stockholder of record and (iv) outstanding options to purchase an aggregate of 620,000 shares of Class A Common Stock, 420,000 of which were immediately exercisable. See "Management -- 1999 Stock Plan."

PREFERRED STOCK

    The Preferred Stock is issuable from time to time in one or more series and with such designations, preferences and other rights for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the Board of Directors of the Company. The Board of Directors is authorized by the Certificate of Incorporation to determine, among other things, the voting, dividend, redemption, conversion, exchange and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and that could have certain anti-takeover effects. The Company has no present plans to issue any shares of Preferred Stock. The ability of the Board of Directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

ANTI-TAKEOVER EFFECTS OF CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW
  PROVISIONS

  GENERAL

    Certain provisions of the Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for the shares held by stockholders.

  BOARD OF DIRECTORS

    The Certificate of Incorporation and Bylaws provide that the number of Directors of the Company shall be fixed from time to time exclusively by resolution adopted by the affirmative vote of not less than 66 2/3% of the entire Board of Directors, but shall not be less than three nor more than nine Directors. In addition, the Bylaws provide that any vacancies will be filled by the affirmative vote of a majority of the remaining Directors, even if less than a quorum, or by a sole remaining Director, or by stockholders if such vacancy was caused by the action of stockholders (in which event such vacancy may not be filled by the Directors or a majority thereof).

    The Bylaws provide that Directors may be removed from office by the affirmative vote of the holders of at least a majority of the voting power of the Company entitled to vote generally in the election of Directors, voting together as one class. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect Directors of the Company pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the resolution or resolutions of the Board of Directors providing for the establishment of any such series, any such Director of the Company so elected may be removed in accordance with the provision of such resolution or resolutions.

  ADVANCE NOTICE PROCEDURES

    The Bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as Directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a Director or raise matters at such meetings will have to be received in writing by the Company at least 150 days prior to the anniversary of the previous year's annual meeting of stockholders, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

  SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT

    The Bylaws provide that, unless otherwise provided by law, special meetings of stockholders may be called only by (i) the Chairman, (ii) the Board of Directors pursuant to a resolution approved by a majority of the Directors, or
(iii) the holders of at least two-thirds of the Company's issued and outstanding capital stock entitled to vote at such special meeting of stockholders. In addition, the

Certificate of Incorporation provides that on or after the date on which neither PCR nor a Class B Transferee, as defined therein, continues to beneficially own 50% or more of the total voting power of all classes of Common Stock, stockholders of the Company may not act by written consent in lieu of a meeting of stockholders.

  AMENDMENT

    Amendments of a number of the foregoing provisions, including the Certificate of Incorporation and Bylaw provisions with respect to stockholder action by written consent, stockholder right to call special meetings, advance notice procedures, board classification and removal provisions, require approval by holders of at least 66 2/3% of all of the outstanding shares of all classes of capital stock of the Company entitled to cast votes in the election of Directors, voting together as a single class. The Bylaws may also be amended by action of the Board of Directors.

CONDUCT OF CERTAIN AFFAIRS OF THE CORPORATION

    The Company's Certificate of Incorporation provides that, except as otherwise agreed to in writing by PCR and the Company, in the event that a Director or officer of the Company who is also a director or officer of PCR acquires knowledge of a matter which may be a corporate opportunity for both the Company and PCR, such Director or officer shall have fully fulfilled his fiduciary duties to the Company and its stockholders so long as the Director or officer acts in accordance with the following policy: (i) a corporate opportunity offered to an officer of the Company who is a director (but not an officer) of PCR belongs to the Company; (ii) a corporate opportunity offered to a person who is a Director (but not an officer) of the Company and who is a director or officer of PCR shall belong to the Company only if expressly offered to such person in writing solely in his capacity as an officer of the Company; and (iii) a corporate opportunity offered to any person who is an officer of both the Company and PCR shall belong to the Company only if expressly offered to such person in writing solely in his capacity as an officer of the Company.

DELAWARE LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

    Section 203 of the DGCL, as amended ("Section 203"), provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations, asset sales or other transactions, with the corporation for a three-year period following the date at which the stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time that the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (i) any person which is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (ii) the affiliates and associates of any such person. The Company's stockholders, by adopting an amendment to its Certificate of Incorporation or Bylaws, may elect not to be governed by Section 203, effective immediately upon adoption of such amendment. Neither the Certificate of Incorporation nor the Bylaws presently exclude the Company from the restrictions imposed by Section 203.

    These and other provisions could have the effect of making it more difficult to acquire the Company by means of a tender offer, proxy contest or otherwise or to remove the incumbent officers and Directors of the Company. These provisions may discourage certain types of coercive takeover practices and encourage persons seeking to acquire control of the Company to first negotiate with the Company.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the DGCL or
(iv) for any transaction from which the Director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a Director for breach of fiduciary duty as a Director (including breaches resulting from grossly negligent behavior), except in the situations described above. The Company's Certificate of Incorporation and Bylaws provide that the Company is authorized to provide indemnification of Directors to the fullest extent authorized under the DGCL. The Company intends to enter into indemnification agreements with each of its Directors providing for indemnification of such Directors to the fullest extent permitted by applicable law. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented Directors in light of the growing risk of litigation directed against directors of publicly-held corporations.

REGISTRATION RIGHTS OF PCR

    Pursuant to the terms of the Stock Registration Agreement, the Company has provided PCR with certain registration rights, including demand registration rights and certain "piggy-back" registration rights, with respect to the shares of Class A Common Stock underlying the shares of Class B Common Stock owned by PCR after this offering. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution."

LISTING

    Application has been made to have the Company's Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "PSIS."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Class A Common Stock is The Fifth Third Bank, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have          shares of
Class A Common Stock outstanding and 10,000,000 shares of Class B Common Stock
outstanding. Of these shares, the          shares of Class A Common Stock sold
in the offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely transferable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act. The 10,000,000 shares of Class B Common Stock held by PCR, and the 10,000,000 shares of Class A Common Stock underlying the Class B Common Stock held by PCR, will be "restricted securities" (the "Restricted Shares") within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption afforded by Rule 144.

    The Company, its officers and Directors, and PCR each have entered into "lock-up" agreements with a Representative of the Underwriters, providing that, subject to certain exceptions, they will not offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, acting as a Representative of the Underwriters. NationsBanc Montgomery Securities LLC may release any of such shares in its sole discretion at any time and without prior notice. In the event of a Distribution, the shares of Class A Common Stock underlying the distributed shares of Class B Common Stock will be freely transferable by such distributees. PCR has agreed with the Underwriters that it will not transfer or distribute shares of Class B Common Stock for a period of at least 180 days from the consummation of this offering. Following expiration of the "lock-up" period, all of the Restricted Shares will become eligible for sale at various times commencing January 7, 2000 pursuant to Rule 144, subject to certain limitations described below. In addition, the Restricted Shares may be sold earlier if PCR or a subsequent transferee exercises any available registration rights or following a Distribution. PCR has the right in certain circumstances to require the Company to register under the Securities Act all of the shares of Class A Common Stock beneficially owned by PCR. See "Description of Capital Stock -- Registration Rights of PCR."

    Rule 144, as currently in effect, provides that an affiliate of the Company or a person (or persons whose sales are aggregated) who has beneficially owned Restricted Shares for at least one year is entitled to sell, commencing 90 days after the date of this Prospectus, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of
Class A Common Stock (an aggregate of          shares of Class A Common Stock
will be outstanding immediately after this offering) or the average weekly trading volume in the Class A Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. However, a person who is not an "affiliate" of the Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for a least two years, is entitled to sell such shares under Rule 144 without regard to the limitations described above.

    As of the date of this Prospectus, there were outstanding options to purchase an aggregate of 620,000 shares of Class A Common Stock. Giving effect to vesting provisions limiting the exercisability of all of the outstanding options and the "lock-up" period applicable to certain option holders, none of these shares will become available for sale in the public market pursuant to Rules 144 and 701 under the Securities Act (relating to the sale of shares issuable under certain compensatory stock plans) until at least 180 days after completion of this offering. 420,000 of such shares will become available for resale at the expiration of the "lock-up" period. The Company may register on a Form S-8 registration statement under the Securities Act, during the 180-day lock-up period, the resale of 3,000,000 shares of Class A Common Stock issuable upon the exercise of outstanding options or reserved for issuance under the 1999 Stock Plan. See "Management -- 1999 Stock Plan."

    Since there has been no public market for shares of the Class A Common Stock prior to this offering, the Company is unable to predict the effect that sales made pursuant to Rules 144 or 701 under the Securities Act, or otherwise, may have on the prevailing market price of the shares of the Class A Common Stock. Sales of a substantial amount of the Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices. See "Risk Factors -- Shares Eligible for Future Sale; Potential Adverse Impact of the Distribution."

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), represented by NationsBanc Montgomery Securities LLC, J.C. Bradford & Co. and Wheat First Union, a division of Wheat First Securities, Inc., (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement, to purchase from the Company the number of shares of Class A Common Stock indicated below opposite their respective names at the initial public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Class A Common Stock are subject to certain terms and conditions precedent, and that the Underwriters are committed to purchase all of such shares, if any are purchased.

UNDERWRITER                                                                  NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
NationsBanc Montgomery Securities LLC......................................
J.C. Bradford & Co.........................................................
Wheat First Securities, Inc................................................

                                                                             -----------------
    TOTAL..................................................................
                                                                             -----------------
                                                                             -----------------

    The Representatives have advised the Company that the Underwriters initially propose to offer the shares of Class A Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow to
selected dealers a concession of not more than $      per share, and the
Underwriters may allow, and such dealers may reallow, a concession of not more
than $      per share to certain other dealers. After, but not prior to the completion of this offering, the offering price and concessions and reallowances to dealers may be changed by the Representatives. The shares of Class A Common Stock are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

    The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an
aggregate maximum of          additional shares of Class A Common Stock to cover
over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this offering.

    The Company's officers and Directors, certain option holders and PCR, who immediately following this offering (assuming no exercise of the over-allotment
option) collectively will beneficially own          shares of Class A Common
Stock and 10,000,000 shares of Class B Common Stock, have agreed not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any rights with respect to any shares of Common Stock, any options to purchase Common Stock, or any securities convertible or exchangeable for Common Stock, owned directly by such holders or with respect to which they have the power of disposition for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC. In addition, the Company has agreed not to sell, offer to sell, contract to sell or otherwise sell or dispose of any shares of Common Stock or any rights to acquire Common Stock, other than options for shares granted pursuant to its stock plan, shares issued upon the exercise of outstanding options, and shares issued pursuant to acquisitions of business of businesses, for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC. NationsBanc Montgomery Securities LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to the Lock-up Agreements. See "Shares Eligible for Future Sale."

    The Underwriting Agreement provides that the Company and PCR will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for the Class A Common Stock. Consequently, the initial public offering price has been determined by negotiations among the Company, PCR and the Representatives. Among the factors considered in such negotiations were the history of, and prospects for, the Company and the industry in which it competes, an assessment of the Company's management, the Company's past and present operations, its past and present financial performance, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods, and other factors deemed relevant.

    Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock offered hereby. Such transactions may include stabilizing, the purchase of Class A Common Stock to cover syndicate short positions and the imposition of penalty bids. A stabilizing bid means the placing of any bid or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Class A Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Class A Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may stabilize or maintain the market price of the Class A Common Stock at a level above that which otherwise might prevail in the open market and, if commenced, may be discontinued at any time.

    The Representatives have informed the Company that the Underwriters do not expect to make sales in excess of 5% of the number of shares of Class A Common Stock offered hereby to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

    The validity of the shares of the Class A Common Stock offered hereby will be passed upon for the Company by Cors & Bassett, Cincinnati, Ohio. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Buchanan Ingersoll Professional Corporation, Princeton, New Jersey.

                                    EXPERTS

    The financial statements of the Company at October 5, 1998, January 5, 1998 and January 5, 1997 and for the nine months ended October 5, 1998 and for each of the three years in the period ended January 5, 1998, appearing in this Prospectus and Registration Statement have been audited by Grant Thornton LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act, with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is made to the Registration Statement and to such exhibits and schedules filed therewith. Statements contained herein as to the content of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement shall be deemed qualified in its entirety by such reference.

    The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the principal office of the Commission at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such documents may be obtained from the Public Reference Section of the Commission, at prescribed rates. This material also may be accessed electronically by means of the Commission's website on the Internet at http://www.sec.gov. Information regarding the operation of the Public Reference Room may be obtained by calling the Commission at 1(800) SEC-0330.

    The Company intends to furnish its stockholders with annual reports containing financial statements certified by its independent accountants and make available quarterly reports containing unaudited financial information for the first three quarters of each year. In addition, PCR is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the locations set forth above.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
  Report of Independent Certified Public Accountants.......................................................        F-2
  Balance Sheets...........................................................................................        F-3
  Statements of Income.....................................................................................        F-4
  Statements of Stockholder's Equity.......................................................................        F-5
  Statements of Cash Flows.................................................................................        F-6
  Notes to Financial Statements............................................................................        F-7

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholder
Pomeroy Select Integration Solutions, Inc.

    We have audited the accompanying balance sheets of Pomeroy Select Integration Solutions, Inc. as of January 5, 1997 and 1998 and October 5, 1998, and the related statements of income, equity, and cash flows for each of the three years in the period ended January 5, 1998 and the nine months ended October 5, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pomeroy Select Integration Solutions, Inc. at January 5, 1997 and 1998 and October 5, 1998, and the results of its operations and its cash flows for each of the three years in the period ended January 5, 1998 and the nine months ended October 5, 1998 in conformity with generally accepted accounting principles.

Grant Thornton LLP

/s/ Grant Thorton LLP

Cincinnati, Ohio
December 9, 1998, except for
Notes 1, 9 and 14 as to which the
date is January 6, 1999.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                               AS OF                  AS OF
                                                                             JANUARY 5,          OCTOBER 5, 1998
                                                                        --------------------  ----------------------
                                                                          1997       1998      ACTUAL
                                                                        ---------  ---------  ---------   PRO FORMA
                                                                                                         -----------
                                                                                                         (UNAUDITED)
                                                       ASSETS

CURRENT ASSETS:
  Accounts receivable:
    Trade, less allowance of $52 and $50 at January 5, 1997 and 1998
      and $59 at October 5, 1998, respectively........................  $   7,453  $  11,008  $  13,145   $  13,145
    Vendor receivables, less allowance of $158 and $330 at January 5,
      1997 and 1998 and $247 at October 5, 1998, respectively.........      2,315      2,135      8,273       8,273
    Other.............................................................         28         87        168         168
                                                                        ---------  ---------  ---------  -----------
      Total receivables...............................................      9,796     13,230     21,586      21,586
                                                                        ---------  ---------  ---------  -----------
  Inventories.........................................................      3,280      5,246      6,037       6,037
  Other...............................................................        283        595        889         231
                                                                        ---------  ---------  ---------  -----------
      Total current assets............................................     13,359     19,071     28,512      27,854
                                                                        ---------  ---------  ---------  -----------
FURNITURE, FIXTURES AND EQUIPMENT:
  Furniture, fixtures and equipment...................................      1,416      2,426      2,758       2,758
  Less accumulated depreciation.......................................        404        678      1,047       1,047
                                                                        ---------  ---------  ---------  -----------
      Net furniture, fixtures and equipment...........................      1,012      1,748      1,711       1,711
                                                                        ---------  ---------  ---------  -----------
Goodwill and other intangible assets..................................      3,153      3,800      6,854       6,854
Other assets..........................................................        158         83        108       -
                                                                        ---------  ---------  ---------  -----------
      Total assets....................................................  $  17,682  $  24,702  $  37,185   $  36,419
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                                        LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
  Current portion of notes payable....................................  $      63  $     166  $     246   $     246
  Trade accounts payable..............................................      2,543      2,848      5,486       -
  Bank note payable...................................................        731      1,630      7,409      18,069
  Due to parent.......................................................      6,614      6,588      6,158       -
  Deferred revenue....................................................      2,318      3,503      4,059       4,059
  Accrued liabilities.................................................        990      1,839      1,008       1,226
                                                                        ---------  ---------  ---------  -----------
      Total current liabilities.......................................     13,259     16,574     24,366      23,600
                                                                        ---------  ---------  ---------  -----------
Notes payable.........................................................        153        115        207         207
STOCKHOLDER'S EQUITY:
  Preferred Stock, $0.01 par value, 5,000 authorized; none authorized, issued and outstanding at January 5, 1997 and 1998 and October 5,
    1998; pro forma, none issued and outstanding......................      -          -          -           -
  Class A Common Stock, $0.01 par value, 30,000 authorized; none authorized, issued and outstanding at January 5, 1997 and 1998 and
    October 5, 1998; pro forma, none issued and outstanding...........      -          -          -           -
  Class B Common Stock, $0.01 par value, 15,000 authorized; none authorized, issued and outstanding at January 5, 1997 and 1998 and
    October 5, 1998; pro forma, 10,000 shares issued and
    outstanding.......................................................      -          -          -             100
  Additional paid-in-capital..........................................      -          -          -          12,512
  Stockholder's net investment........................................      4,270      8,013     12,612       -
                                                                        ---------  ---------  ---------  -----------
      Total stockholder's equity......................................      4,270      8,013     12,612      12,612
                                                                        ---------  ---------  ---------  -----------
      Total liabilities and stockholder's equity......................  $  17,682  $  24,702  $  37,185   $  36,419
                                                                        ---------  ---------  ---------  -----------
                                                                        ---------  ---------  ---------  -----------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

                              STATEMENTS OF INCOME

                                 (IN THOUSANDS)

                                                                                  NINE MONTHS ENDED
                                                   YEARS ENDED JANUARY 5,             OCTOBER 5,
                                               -------------------------------  ----------------------
                                                 1996       1997       1998        1997        1998
                                               ---------  ---------  ---------  -----------  ---------
                                                                                (UNAUDITED)
Revenue......................................  $  17,243  $  26,396  $  45,209   $  31,903   $  51,401
Cost of revenue..............................     10,123     16,487     27,137      18,418      30,633
                                               ---------  ---------  ---------  -----------  ---------
    Gross profit.............................      7,120      9,909     18,072      13,485      20,768

Operating expenses:
  Selling, general and administrative
    expenses.................................      5,089      6,199     11,457       8,634      12,439
  Depreciation and amortization..............        198        338        582         375         737
                                               ---------  ---------  ---------  -----------  ---------
    Total operating expenses.................      5,287      6,537     12,039       9,009      13,176
                                               ---------  ---------  ---------  -----------  ---------
Operating income                                   1,833      3,372      6,033       4,476       7,592
Other expenses (income), net:
  Interest expense...........................        149        180         94          96         339
  Other expense (income).....................        (16)       (50)        16          25         (47)
                                               ---------  ---------  ---------  -----------  ---------
    Total other expense......................        133        130        110         121         292
                                               ---------  ---------  ---------  -----------  ---------
Income before provision for income taxes.....      1,700      3,242      5,923       4,355       7,300
Provision for income taxes...................        690      1,323      2,180       1,603       2,701
                                               ---------  ---------  ---------  -----------  ---------
    Net income...............................  $   1,010  $   1,919  $   3,743   $   2,752   $   4,599
                                               ---------  ---------  ---------  -----------  ---------
                                               ---------  ---------  ---------  -----------  ---------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.
                       STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                   COMMON STOCK       ADDITIONAL   STOCKHOLDER'S
                                              ----------------------    PAID-IN        NET        TOTAL
                                               SHARES      AMOUNT       CAPITAL    INVESTMENT    EQUITY
                                              ---------  -----------  -----------  -----------  ---------
Balances at January 5, 1995.................      -       $   -        $   -        $   1,341   $   1,341
  Net income................................      -           -            -            1,010       1,010
                                              ---------       -----   -----------  -----------  ---------
Balances at January 5, 1996.................      -           -            -            2,351       2,351
  Net income................................      -           -            -            1,919       1,919
                                              ---------       -----   -----------  -----------  ---------
Balances at January 5, 1997                       -           -            -            4,270       4,270
  Net income................................      -           -            -            3,743       3,743
                                              ---------       -----   -----------  -----------  ---------
Balances at January 5, 1998.................      -           -            -            8,013       8,013
  Net income................................      -           -            -            4,599       4,599
                                              ---------       -----   -----------  -----------  ---------
Balances at October 5, 1998.................      -           -            -           12,612      12,612
  Pro forma issuance of Class B Common Stock
    upon incorporation of the Company
    (unaudited).............................     10,000         100       12,512      (12,612)      -
                                              ---------       -----   -----------  -----------  ---------
Pro forma balances at October 5, 1998
  (unaudited)...............................     10,000   $     100    $  12,512    $   -       $  12,612
                                              ---------       -----   -----------  -----------  ---------
                                              ---------       -----   -----------  -----------  ---------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                   NINE MONTHS ENDED
                                                    YEARS ENDED JANUARY 5,             OCTOBER 5,
                                                -------------------------------  ----------------------
                                                  1996       1997       1998        1997        1998
                                                ---------  ---------  ---------  -----------  ---------
                                                                                 (UNAUDITED)
Cash flows from operating activities:
  Net income..................................  $   1,010  $   1,919  $   3,743   $   2,752   $   4,599
  Adjustments to reconcile net income to net
    cash flows from operating activities:
      Depreciation............................        112        167        274         198         370
      Amortization............................         86        171        308         177         367
  Changes in working capital accounts, net of
    effects of acquisitions:
      Accounts receivable.....................       (299)    (2,239)    (2,975)     (6,431)     (1,700)
      Inventories.............................       (163)      (156)    (1,723)     (1,967)       (281)
      Trade payables..........................        (80)      (752)        37         167      (3,596)
      Deferred revenue........................        648       (418)     1,031         892         473
      Other, net..............................         57       (582)       359        (334)     (1,575)
                                                ---------  ---------  ---------  -----------  ---------
      Net operating activities................      1,371     (1,890)     1,054      (4,546)     (1,343)
                                                ---------  ---------  ---------  -----------  ---------
Cash flows from investing activities:
      Capital expenditures....................       (236)      (254)      (955)       (663)       (261)
                                                ---------  ---------  ---------  -----------  ---------
      Net investing activities................       (236)      (254)      (955)       (663)       (261)
                                                ---------  ---------  ---------  -----------  ---------
Cash flows from financing activities:
      Net decrease in notes payable...........        (26)      (993)      (219)       (154)       (480)
      Net increase (decrease) in bank note
        payable...............................        241       (920)       899          54       5,779
      Net increase (decrease) in due to
        parent................................     (1,350)     4,057       (779)      5,309      (3,695)
                                                ---------  ---------  ---------  -----------  ---------
      Net financing activities................     (1,135)     2,144        (99)      5,209       1,604
                                                ---------  ---------  ---------  -----------  ---------
  Increase (decrease) in cash.................      -          -          -           -           -
  Cash:
      Beginning of period.....................      -          -          -           -           -
                                                ---------  ---------  ---------  -----------  ---------
      End of period...........................  $   -      $   -      $   -       $   -       $   -
                                                ---------  ---------  ---------  -----------  ---------
                                                ---------  ---------  ---------  -----------  ---------

                SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

1. FORMATION AND OPERATIONS

    Pomeroy Select Integration Solutions, Inc. (the "Company") was incorporated on December 14, 1998 as a wholly-owned subsidiary of Pomeroy Computer Resources, Inc. ("PCR"). The financial statements presented relate to the information technology ("IT") services business of PCR. On January 6, 1999, PCR contributed the assets, liabilities, business, operations and personnel of its IT services business to the Company in exchange for 10,000,000 shares of the Company's Class B Common Stock.

    The Company is a single-source provider of integrated desktop management and network services that help corporate clients manage their IT assets. The Company offers three categories of services: life cycle services, internetworking services and end-user support services. Life cycle services include technology deployment, warranty and non-warranty repair and maintenance, a full range of install, move, add or change services, redeployment and mobile systems management, asset discovery and tracking and end-of-life services. Internetworking solutions include project management; network design, integration, management, migration and support; and cabling services. End-user support services include customized help desk, Internet-based training and video/teleconferencing services.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION -- The accompanying financial statements consist of the financial statements of the Company as described in Note 1. These statements are presented as if the Company had existed as a corporation separate from PCR and include the Company's historical assets, liabilities, sales and expenses directly related to the Company's operations that were either specifically identifiable or allocable using methods which took into consideration the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and other appropriate factors.

    As part of PCR's central cash management system, all cash generated from and cash required to support the Company's operations were deposited and received through PCR's corporate operating cash accounts. As a result, there were no separate bank accounts or accounting records for the Company's transactions. Accordingly, the amounts represented by the caption "Due to parent" and "Bank note payable" on the Company's Financial Statements represent the net effect of all cash transactions for the Company.

    For the periods presented, certain general and administrative expenses reflected in the financial statements include allocations of certain corporate expenses from PCR. These allocations took into consideration the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and other appropriate factors and generally include administrative expenses related to general management, insurance, information management, occupancy, marketing and other miscellaneous services. Allocations of corporate expenses are estimates based on management's best estimate of actual expenses. It is management's opinion that the expenses charged to the Company are reasonable.

    Interest expense shown in the financial statements reflects interest expense associated with Bank note payable allocated based on the weighted average interest rate under PCR's credit facility agreement (see Note 5). Management believes that such an allocation is reasonable.

    The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Company in the future or what the balance sheets, results of

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) operations or cash flows of the company would have been if it had been a separate, stand-alone, publicly-held corporation during the periods presented.

    FISCAL YEAR -- The Company's fiscal year is a 12-month period ending January 5.

    REVENUE AND COST RECOGNITION -- Revenue is recognized as services are performed or ratably over the term of the particular contract. Fixed-price contracts are recognized on the percentage-of-completion method. Contract costs are recognized as incurred. Any possible losses on contracts are recognized when known or estimatable.

    FURNITURE, FIXTURES AND EQUIPMENT -- Furniture, fixtures and equipment, which are specifically identifiable to the business of the Company, are stated at cost. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over estimated useful lives, principally three to seven years. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in the results of operations.

    GOODWILL AND OTHER INTANGIBLE ASSETS -- Goodwill represents specifically identifiable amounts and allocations from PCR relating to the Company's share of each of PCR's historical acquisitions. The allocations took into consideration each acquisition's IT services component and the Company's proportionate share of income before provision for income taxes. Management believes that such allocations are reasonable. Goodwill is being amortized on a straight-line basis over the expected period to be benefited, generally fifteen to twenty-five years. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for The Impairment of Long-Lived Assets, the Company evaluates its goodwill on an ongoing basis to determine potential impairment by comparing the carrying value to the undiscounted estimated expected future cash flows of the related assets. Other intangible assets are amortized using the straight-line method over periods up to ten years.

    INCOME TAXES -- The provision for income taxes is based on the Company's proportionate share of the tax expense based on the effective tax rate for the PCR consolidated group. The provision for income taxes would not have been materially different had the provision for the Company been calculated on a separate return basis.

    Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    VENDOR INCENTIVE FUNDS -- Certain vendors provide incentive funds to perform training and advertising activities. The Company recognizes these funds when it has completed its obligation to perform under the specific incentive arrangement. Incentive funds are recorded as reductions of selling, general and administrative expenses.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INVENTORIES -- Inventories, which are specifically identifiable to the business of the Company, are stated at the lower of cost or market. Cost is determined by the average cost method.

    EARNINGS PER COMMON SHARE -- There are no earnings per common share because at October 5, 1998, the Company had no shares of common stock issued and outstanding.

    USE OF ESTIMATES IN FINANCIAL STATEMENTS -- In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    FAIR VALUE DISCLOSURES -- The fair value of financial instruments approximates carrying value.

    NEW PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, with an effective date for fiscal years beginning after December 15, 1997. SFAS No. 130 established standards for the reporting of comprehensive income in a company's financial statements. Comprehensive income includes all changes in a company's equity during the period that result from transactions and other economic events other than transactions with its stockholders.

    In the fourth quarter of 1997, the Company elected to early adopt SFAS No. 130 retroactive to January 6, 1997. The adoption of SFAS No. 130 did not affect the financial reporting in the accompanying financial statements because the Company does not presently have any comprehensive income other than net income.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, with an effective date for fiscal years beginning after December 15, 1997. A reportable segment, referred to as an operating segment, is a component of an entity about which separate financial information is produced internally, that is evaluated by the chief operating decision-maker to assess performance and allocate resources. The Company does not believe that it operates in more than one identifiable segment.

    In February 1998, the Accounting Standards Executive Committee issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 established the accounting for costs of software developed or purchased for internal use, including when such costs should be capitalized. The Company does not expect SOP 98-1, which is effective for the Company beginning January 6, 1999, to have a material effect on the Company's financial condition or results of operations.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

3. ACCOUNTS RECEIVABLE

    The following table summarizes the activity in the allowance for doubtful accounts for the years ended January 5, 1996, 1997 and 1998, and the nine months ended October 5, 1998.

                                                                                   TRADE       OTHER
                                                                                   -----     ---------
                                                                                    (IN THOUSANDS)
Balance January 5, 1995.......................................................   $       9   $      32
Provision 1995................................................................          13          57
Accounts written-off..........................................................         (12)        (62)
Recoveries....................................................................          18           2
                                                                                       ---   ---------
Balance January 5, 1996.......................................................          28          29
Provision 1996................................................................          35         144
Accounts written-off..........................................................         (35)        (85)
Recoveries....................................................................          24          70
                                                                                       ---   ---------
Balance January 5, 1997.......................................................          52         158
Provision 1997................................................................          18         626
Accounts written-off..........................................................         (84)       (496)
Recoveries....................................................................          64          42
                                                                                       ---   ---------
Balance January 5, 1998.......................................................          50         330
Provision 1998................................................................       -             402
Accounts written-off..........................................................         (42)       (509)
Recoveries....................................................................          51          24
                                                                                       ---   ---------
Balance October 5, 1998.......................................................   $      59   $     247
                                                                                       ---   ---------
                                                                                       ---   ---------

4. GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets consist of the following as of the end of the periods indicated net of accumulated amortization of $400,000 as of January 5, 1997, $671,000 as of January 5, 1998 and $779,000 as of October 5, 1998, respectively (See Note 8):

                                                                        AS OF             AS OF
                                                                      JANUARY 5,       OCTOBER 5,
                                                                 --------------------  -----------
                                                                   1997       1998        1998
                                                                 ---------  ---------  -----------
                                                                          (IN THOUSANDS)
Goodwill.......................................................  $   2,838  $   3,584   $   6,676
Other..........................................................        315        216         178
                                                                 ---------  ---------  -----------
                                                                 $   3,153  $   3,800   $   6,854
                                                                 ---------  ---------  -----------
                                                                 ---------  ---------  -----------

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

5. BORROWING ARRANGEMENTS

    For purposes of the financial statements presented herein, Bank note payable represents the Company's allocated share of PCR's credit facility necessary to fund the Company's operations and acquisitions. These amounts have been classified as current based on the terms of PCR's credit facility. Amounts Due to parent represent intercompany borrowings to fund additional working capital needs.

    Interest expense was calculated using the weighted average interest rate on PCR's credit facility agreements for the current and prior years. These rates were 8.7%, 8.2%, 7.3% and 7.5% for the years ended January 5, 1996, 1997 and 1998, and the nine months ended October 5, 1998, respectively. No interest expense was charged to the Company on intercompany borrowings.

    In July 1998, PCR finalized a $120 million credit facility with Deutsche Financial Services Corporation. This credit facility provides a credit line of $60 million for inventory financing and $60 million for accounts receivable financing. The inventory financing portion of the credit facility utilizes thirty day notes and provides interest free financing due to subsidies by manufacturers. The credit facility can be amended, with proper notification, if the thirty day interest free subsidies provided by manufacturers are revised. The accounts receivable portion of the credit facility carries a variable interest rate based on the prime rate less 125 basis points. The credit facility is collateralized by substantially all of the assets of PCR, except those assets that collateralize certain other financing arrangements.

    Substantially all of the assets of the Company have been pledged as collateral on PCR's credit facility. Prior to January 6, 1999, the Company anticipates obtaining its own credit facility with Deutsche Financial Services Corporation (see Note 14).

6. INCOME TAXES

    The provision for income taxes consists of the following:

                                                                        NINE MONTHS ENDED
                                         YEARS ENDED JANUARY 5,             OCTOBER 5,
                                     -------------------------------  ----------------------
                                       1996       1997       1998                    1998
                                     ---------  ---------  ---------               ---------
                                                                         1997
                                                                      -----------
                                                                      (UNAUDITED)
                                                         (IN THOUSANDS)
Current:
Federal............................  $     489  $     974  $   2,124   $   1,502   $   2,462
State..............................        141        332        218         148         204
                                     ---------  ---------  ---------  -----------  ---------
Total current......................        630      1,306      2,342       1,650       2,666
                                     ---------  ---------  ---------  -----------  ---------
Deferred:
Federal............................         46         14       (138)        (39)         32
State..............................         14          3        (24)         (8)          3
                                     ---------  ---------  ---------  -----------  ---------
Total deferred.....................         60         17       (162)        (47)         35
                                     ---------  ---------  ---------  -----------  ---------
Total income tax provisions........  $     690  $   1,323  $   2,180   $   1,603   $   2,701
                                     ---------  ---------  ---------  -----------  ---------
                                     ---------  ---------  ---------  -----------  ---------

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

6. INCOME TAXES (CONTINUED)
    The approximate tax effect of the temporary differences giving rise to the Company's deferred income tax assets (liabilities) are:

                                                               AS OF JANUARY 5,
                                                             --------------------  AS OF OCTOBER 5,
                                                               1997       1998           1998
                                                             ---------  ---------  -----------------
                                                                         (IN THOUSANDS)
Deferred tax assets:
  Bad debt provision.......................................  $      86  $     140      $     113
  Depreciation.............................................      -             73             28
  Deferred compensation....................................         50        123            160
                                                             ---------  ---------          -----
Total deferred tax assets..................................        136        336            301
                                                             ---------  ---------          -----
Deferred tax liabilities:
  Depreciation.............................................        (35)     -              -
  Accounts receivable......................................      -            (73)           (73)
                                                             ---------  ---------          -----
Total deferred tax liabilities.............................        (35)       (73)           (73)
                                                             ---------  ---------          -----
Net deferred tax asset.....................................  $     101  $     263      $     228
                                                             ---------  ---------          -----
                                                             ---------  ---------          -----

    The Company's effective income tax rate differs from the Federal statutory rate as follows:

                                                    YEARS ENDED JANUARY 5,
                                                -------------------------------    NINE MONTHS ENDED
                                                  1996       1997       1998        OCTOBER 5, 1998
                                                ---------  ---------  ---------  ---------------------
Tax at Federal statutory rate.................       34.0%      34.0%      35.0%            35.0%
State taxes...................................        6.3        6.6        4.7              4.5
Kentucky relocation credits...................      -          -           (2.2)            (2.0)
Other.........................................        0.3        0.2       (0.7)            (0.5)
                                                      ---        ---        ---              ---
Effective tax rate............................       40.6%      40.8%      36.8%            37.0%
                                                      ---        ---        ---              ---
                                                      ---        ---        ---              ---

7. EMPLOYEE BENEFIT PLANS

    The Company will participate in PCR's existing employee benefit plans, which among others, include a savings plan intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code. The plan covers substantially all employees of the Company. The Company did not contribute to the plan for the years ended January 5, 1997 and 1998. Beginning January 6, 1998 the Company made contributions to the plan based on a participant's annual pay. Contributions made by the Company for the nine months ended October 5, 1998 were approximately $44,000.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

8. ACQUISITIONS

    During the years ended January 5, 1997 and 1998, and the nine months ended October 5, 1998, PCR completed several acquisitions. The goodwill allocated to the Company related to these acquisitions was $2.8 million in 1996, $1.0 million in 1997, and $3.4 million in 1998. The acquisitions were accounted for as purchases, accordingly the purchase price was allocated to assets and liabilities based on their estimated value as of the dates of acquisition. The results of operations of the acquisitions are included in the statement of income from the dates of acquisition.

    In the year ended January 5, 1997, PCR acquired certain assets of The Computer Supply Store, Inc. ("TCSS") a privately held computer reseller located in Des Moines, Iowa, AA Microsystems, Inc. ("AA Micro"), a network service provider located in Birmingham, Alabama, and Communications Technology, Inc. ("DILAN"), a privately held network integrator located in Hickory, North Carolina . The Company recorded $1.7 million, $407,000 and $729,000 of goodwill in connection with those acquisitions, respectively.

    In the year ended January 5, 1998, PCR acquired certain assets of Magic Box, Inc. ("Magic Box"), a privately held network integrator located in Miami, Florida, and Micro Care, Inc. ("Micro Care"), a privately held systems integrator located in Indianapolis, Indiana. A wholly owned subsidiary of PCR, Pomeroy Computer Resources of South Carolina, Inc., acquired all the assets and liabilities of The Computer Store Inc., a network integrator located in Columbia, South Carolina. The Company recorded $420,000, $462,000 and $93,000 of goodwill in connection with those acquisitions, respectively.

    In the nine months ended October 5, 1998, PCR acquired certain assets of Commercial Business Systems, a privately held systems integrator in Richmond, Virginia and Global Combined Technologies, Inc., a privately held systems integrator located in Oklahoma City, Oklahoma. The Company recorded $607,000 and $2.8 million of goodwill in connection with those acquisitions, respectively.

    The following table summarizes, on an unaudited pro forma basis, the estimated combined results of the Company including the acquisitions assuming the acquisitions had occurred at the beginning of the year of acquisition and the preceding year. These results include certain adjustments, primarily goodwill amortization and interest expense, and are not necessarily indicative of what results would have been had the Company owned these businesses during the periods presented:

                                                      YEARS ENDED JANUARY
                                                               5,
                                                      --------------------  NINE MONTHS ENDED
                                                        1997       1998      OCTOBER 5, 1998
                                                      ---------  ---------  ------------------
                                                                   (IN THOUSANDS)
Revenue.............................................  $  35,016  $  57,266      $   52,011
Net income..........................................  $   2,526  $   3,922      $    4,531

9. LEASE OBLIGATIONS

    The Company has entered into a Space Sharing Agreement with PCR (see Note
14). Per the Agreement, the Company is permitted to lease space in PCR facilities. The Company's right to lease space in PCR facilities shall terminate upon 90 days written notice from either the Company or PCR, or upon termination of the applicable PCR lease. Rent charged to the Company will be based on the ratio of the Company's gross profit contribution to consolidated gross profit of PCR. The Company's

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

9. LEASE OBLIGATIONS (CONTINUED)
expected future minimum lease payments for the year ending January 5, 2000, under the Space Sharing Agreement, is approximately $810,000.

    Rent expense for the years ended January 5, 1996, 1997, 1998 and for the nine months ended October 5, 1998 was $237,000, $352,000, $587,000 and $634,000,
respectively.

10. SUPPLEMENTAL CASH FLOW DISCLOSURES

    As a result of the Company participating in PCR's central cash management system, the Company made no cash payments for interest and income taxes. The Company's non-cash activities were as follows:

                                          YEARS ENDED JANUARY     NINE MONTHS ENDED
                                                   5,                 OCTOBER 5,
                                          --------------------  ----------------------
                                            1997       1998        1997        1998
                                          ---------  ---------  -----------  ---------
                                                                (UNAUDITED)
                                                         (IN THOUSANDS)
Details of investing activities:
  Allocation of goodwill................  $   2,843  $     975   $     883   $   3,421
                                          ---------  ---------  -----------  ---------
                                          ---------  ---------  -----------  ---------
Business acquisitions accounted for as
  purchases:
  Assets acquired.......................  $   6,509  $   1,523   $   1,301   $   9,672
  Liabilities assumed...................  $  (2,752) $    (461)  $    (203)  $  (5,788)
  Note payable..........................  $  (1,199) $    (309)  $    (247)  $    (620)
                                          ---------  ---------  -----------  ---------
  Due to parent.........................  $   2,558  $     753   $     851   $   3,264
                                          ---------  ---------  -----------  ---------
                                          ---------  ---------  -----------  ---------

11. LITIGATION

    The Company is not a party to any legal proceedings. PCR is a party to various legal actions arising in the normal course of its business, some of which may involve the business or operations of the Company but none of which, in the opinion of management would have a material adverse effect on the Company's financial position or results of operations.

12. DEPENDENCE ON VENDOR AUTHORIZATIONS

    The Company is required to have authorizations from manufacturers in order to service their products. The loss of a significant vendor's authorization could have a material adverse effect on the Company's business.

13. PRO FORMA INFORMATION (UNAUDITED)

    The pro forma amounts on the financial statements of the Company as of October 5, 1998 represent the impact of the actual contribution of the assets and liabilities to the Company by PCR expected to occur on January 6, 1999 as if it had occurred on October 5, 1998. Only specifically identifiable assets and liabilities will be contributed to the Company. The Company intends to obtain its own credit

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

13. PRO FORMA INFORMATION (UNAUDITED) (CONTINUED)
facility with Deutsche Financial Services Corporation in the amount of the bank note payable. PCR's existing credit facility will be reduced by the same amount. The pro forma amounts also include the shares to be issued to PCR on January 6, 1999, as if the issuance of shares had occurred on October 5, 1998. (See Note
14)

14. SUBSEQUENT EVENTS

    On January 6, 1999, the Company's Board of Directors authorized management to file a registration statement with the Securities and Exchange Commission (the "SEC") with respect to an initial public offering of the Company's Class A Common Stock.

    The Company entered into a number of agreements with PCR which became effective on January 6, 1999. As a result of PCR's ownership interest in the Company, the terms of such agreements were not, and the terms of any future amendments to those agreements will not be, the result of arm's-length negotiations.

    ADMINISTRATIVE SERVICES AND MARKETING AGREEMENT. The Company and PCR have entered into an Administrative Services and Marketing Agreement (the "Services Agreement") pursuant to which PCR will continue to provide to the Company, at the Company's request, certain administrative services, including the following:

    - Payroll services, including the use of PCR's common paymaster;

    - Accounting services, including reporting, account reconciliation, cash management, bank account services, preparation of financial statements, invoicing of customer accounts, collection of accounts receivable and payment of accounts payable;

    - Insurance and risk management services, including insurance coverage and administration of risk management;

    - Tax services, including preparation and filing of all tax returns, assistance with tax compliance and accounting for taxes, and supervision of audits and other proceedings and litigation;

    - Human resources services, including advice and assistance relating to employee benefits, employee screening, recruitment and training of personnel, facilitation of government/regulatory reporting and assistance with compliance issues;

    - MIS services, including operational and technical support for telephones and voice mail;

    - Legal services, including contract review, drafting and negotiation, litigation coordination and SEC compliance;

    - Marketing services, including preparation and production of promotional materials; and

    - Employee benefit plan design, qualification and administration.

    The Services Agreement provides for the allocation between the Company and PCR of various joint expenses, such as payroll costs for shared employees, utilities costs, equipment expenses, taxes and supplies, plus the payment by the Company to PCR of an annual fee equal to the greater of $450,000

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

14. SUBSEQUENT EVENTS (CONTINUED)
or 0.45% of the Company's annual revenue. This fee is to be paid to PCR by the Company in monthly installments based on the Company's revenue for the previous month.

    In addition, the Services Agreement requires PCR to provide the Company with the right of first refusal to evaluate and participate in service opportunities which come to PCR's attention. The Company is required to provide a similar right of first refusal regarding any sales opportunities for microcomputer hardware and related products which come to the Company's attention. The Company and PCR have agreed to allocate the consolidated sales commissions of PCR and its subsidiaries, including the Company. The Company's portion of such sales commission is based on the average of (i) the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries, including the Company, and (ii) the ratio of the Company's net revenue contribution to such consolidated net revenue. During the term of the Services Agreement, and until the later of (i) one year after termination of the Services Agreement or (ii) two years from the effective date of the Services Agreement, PCR is restricted from engaging in activities which are competitive with the services business transferred to the Company and the Company is restricted from engaging in activities which are competitive with the microcomputer hardware and related products business retained by PCR.

    The initial term of the Services Agreement is for a period of one year beginning on January 6, 1999. The Services Agreement shall automatically renew for additional one-year periods unless either party gives notice of its intent not to renew at least 30 days prior to the end of any term. The Services Agreement can be terminated by either party upon 90 days written notice and shall automatically terminate in the event of the Distribution or in the event that PCR no longer owns a majority of the voting power of the Company.

    Except for the services provided by PCR pursuant to the Services Agreement and the other agreements described below, the Company will be responsible for providing or otherwise obtaining all of the necessary administrative, management and support services required to conduct its business, all of which were previously provided or obtained by PCR.

    SPACE SHARING AGREEMENT. The Company, PCR and two other PCR Subsidiaries have entered into a space sharing agreement (the "Space Sharing Agreement") providing for the sharing by the Company and PCR of certain office facilities, including the office facilities located in Hebron, Kentucky at which the Company's and PCR's principal executive offices are located (the "Headquarters Facility"). Under the Space Sharing Agreement, the costs associated with leasing and maintaining facilities are, in general, allocated between the Company and PCR on the basis of the ratio of the Company's gross profit contribution to the consolidated gross profit of PCR and its subsidiaries including the Company. The Company's rights to use portions of the shared facilities (including the Headquarters Facility) leased from third parties, and the corresponding obligations to pay for such use, may be terminated as to any such facility by either the Company or PCR on 90 days prior written notice.

    The Headquarters Facility is owned by Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II (Chairman of the Board of the Company). The rental terms of the Headquarters Facility between Pomeroy Investments and PCR were determined on the basis of a fair market rental opinion given to PCR by an unrelated third party.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

14. SUBSEQUENT EVENTS (CONTINUED)
    TAX ALLOCATION AGREEMENT. The Company, PCR and three other PCR subsidiaries have entered into a Tax Allocation Agreement to provide for (i) the allocation of payments of taxes for periods during which the Company and PCR (or any of its affiliates other than the Company) are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state, local or foreign tax purposes, (ii) the allocation of responsibility for the filing of tax returns, (iii) the conduct of tax audits and the handling of tax controversies, and (iv) various related matters. As a result of the ownership of Class A Common Stock by investors in this offering, upon the completion of this offering, the Company and PCR will not be able to be included in the same consolidated group for federal income tax purposes. Accordingly, the Company will be responsible for the filing of federal, state, local and foreign tax returns and related liabilities for itself and its subsidiaries for all periods, to the extent not included in PCR's combined or consolidated tax returns. For any periods during which the Company is included in PCR's consolidated federal income tax returns or any state consolidated, combined or unitary tax returns, the Company will be required to pay to PCR its allocable portion of the consolidated federal income and state tax liability, and will be entitled to receive from PCR its allocable share of any tax benefit attributable to the use of the Company's losses, if any. Notwithstanding the Tax Allocation Agreement, under federal income tax law, each member of a consolidated group for federal income tax purposes is also jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Similar rules apply under some state income tax laws. In the event that PCR or members of its consolidated tax group (other than the Company) do not comply with the provisions of the Tax Allocation Agreement and the Company is required to make payments in respect of the tax liabilities allocated to PCR or other members of the group thereunder, such payments could adversely affect the business, results of operations and financial condition of the Company.

    INDEMNIFICATION AGREEMENT. The Company and PCR have also entered into an Indemnification Agreement. The Indemnification Agreement provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of (i) the businesses and operations conducted or formerly conducted, or assets owned or formerly owned, by the Indemnifying Party and its subsidiaries (except, in the case where PCR is the Indemnifying Party, the businesses, operations and assets of the Company) or
(ii) the failure by the Indemnifying Party to comply with any agreements executed between the Company and PCR and those agreements executed in connection with this offering.

    STOCK REGISTRATION AGREEMENT. Pursuant to the terms of a Stock Registration Agreement with PCR, the Company has provided PCR with certain registration rights, including demand registration rights and certain "piggy-back" registration rights, with respect to the shares of Class A Common Stock underlying the shares of Class B Common Stock owned by PCR after this offering. The Company's obligation is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incidental to such registration, excluding underwriters' discounts and commissions and certain legal fees and expenses.

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

14. SUBSEQUENT EVENTS (CONTINUED)
    CREDIT FACILITY. Effective January 6, 1999, the Company entered into an agreement for an interim credit facility with Deutsche Financial Services Corporation, the primary lender to PCR. The credit facility is terminable at will by either party. This credit facility allows the Company to borrow up to the lesser of $20 million or the maximum borrowing capacity as calculated under the credit facility. PCR has agreed to reserve certain of its assets to serve as collateral in order to maintain the Company's maximum borrowing capacity of $20 million. Absent such agreement, at January 6, 1999, the Company's maximum borrowing capacity under the credit facility would have been $10.0 million. The Company's outstanding balance under such credit facility as of January 6, 1999 was approximately $18.0 million. The Company's credit facility carries an interest rate equal to the prime rate minus 1.25% per annum; provided, however, that if at any time the aggregate monthly volume under the Distribution Finance Facility between PCR and Deutsche Financial Services Corporation is less than $20.0 million per month for a three-month consecutive period, then for the following month and for every month thereafter until the month after such aggregate volume again exceeds $20.0 million per month for a three-month consecutive period, the interest rate shall equal the prime rate minus 0.50% per annum. At January 6, 1997, the interest rate was 6.50% per annum. PCR has also guaranteed the entire amount of the credit facility which is secured by all of the assets of PCR. In addition, certain of the financial covenants are determined on a consolidated basis. The Company intends to replace the interim credit facility with a permanent credit facility after the consummation of this offering. There can be no assurance that the Company will be able to obtain a new credit facility or that any new credit facility will be available on terms acceptable to the Company.

    Prior to January 6, 1999, when the Company's business was still operated within PCR, PCR's credit facility provided for the working capital needs related to the Company's business. In connection with the Formation Transaction, a portion of the outstanding indebtedness under the PCR credit facility was assigned to the Company. The portion of such indebtedness assigned to the Company represents the Company's allocated share of PCR's credit facility necessary to fund the Company's operations. As a result of obtaining the interim credit facility with Deutsche Financial Services Corporation, the Company's assets no longer collateralize PCR's credit facility. However, substantially all of the Company's assets now collateralize its interim credit facility with Deutsche Financial Services Corporation.

    Upon consummation of this offering, the Company intends to replace the interim credit facility with a permanent credit facility. There can be no assurance that the Company will be able to obtain a new credit facility or that any new credit facility will be available on terms acceptable to the Company.

    COMMON STOCK. The Company has the authority to issue up to 30,000,000 shares of Class A Common Stock and 15,000,000 shares of Class B Common Stock. The holders of Class A Common Stock and Class B Common Stock generally have identical rights, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders.

    PREFERRED STOCK. The Company has the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix and determine the relative rights, preferences and limitations of each class or series so authorized without any further vote or action by the stockholders. The Board of Directors may issue Preferred Stock with voting and conversion rights which could adversely affect the

                   POMEROY SELECT INTEGRATION SOLUTIONS, INC.

            YEARS ENDED JANUARY 5, 1996, JANUARY 5, 1997, JANUARY 5,
                   1998 AND NINE MONTHS ENDED OCTOBER 5, 1998

14. SUBSEQUENT EVENTS (CONTINUED)
voting power of the holders of the Company's Common Stock and have the effect of delaying or preventing a change in the control of the Company. At January 6, 1999, no shares of Preferred Stock were outstanding and the Company has no current intention to issue any shares of Preferred Stock.

    ACQUISITION. In December 1998, PCR acquired certain assets of Access Technologies, Inc. ("Access"), a Memphis, TN telecommunications and computer networking provider. The total consideration paid consisted of $8.5 million in cash, a subordinated note of $1.2 million and stock of $0.8 million. Interest on the subordinated note is payable quarterly while principal is payable in two equal annual installments. The acquisition will be accounted for as a purchase, accordingly the purchase price will be allocated to assets and liabilities based on their estimated values as of the date of acquisition.

    The Company will include Access' results of operations for its IT services business in the statement of income from the date of acquisition. If the acquisition had occurred on October 5, 1998, the pro forma operations of the Company would not have been materially different than that reported in the accompanying statements of income. The Company has not determined the allocable portion of goodwill from this acquisition.

    STOCK PLAN. Effective January 6, 1999, the Company's Board of Directors adopted the 1999 Stock Plan. The 1999 Stock Plan provides certain employees, non-employee members of the Board and consultants of the Company with options to purchase Class A Common Stock of the Company through options at an exercise price equal to the following:

    (i) In the case of an Incentive Stock Option

       (a) granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per share exercise price shall be no less than 110% of the fair market value per share on the date of the grant.

       (b) granted to any employee, the per share price shall be no less than the fair market value on the date of the grant.

    (ii) In the case of a Non-Qualified Stock Option

       (a) granted to a person who owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per share exercise price shall be no less than 100% of the fair market value per share on the date of the grant.

       (b) granted to any person, the per share price shall be no less than 85% of the fair market price per share on the date of the grant.

    3,000,000 shares of the Class A Common Stock of the Company will be reserved for issuance under the plan. The plan will terminate ten years from the date of adoption. Such options granted under the plan are exercisable in accordance with various terms as authorized by the Board of Directors. To the extent not exercised, options will expire not more than ten years after the date of grant.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Pomeroy Select has not authorized any person to give you information that differs from the information in this Prospectus. You should rely solely on the information contained in this Prospectus. This Prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted. The information in this Prospectus is accurate only as of the date of this Prospectus, even if the Prospectus is delivered to you after the Prospectus date, or you buy the Class A Common Stock after the Prospectus date.

                            ------------------------

                               TABLE OF CONTENTS

                            ------------------------

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................   10
Use of Proceeds...........................................................   22
Dividend Policy...........................................................   22
Capitalization............................................................   23
Dilution..................................................................   24
Selected Historical Financial Data........................................   25
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   26
Business..................................................................   36
Management................................................................   47
Relationship with PCR.....................................................   52
Principal Stockholders....................................................   56
Description of Capital Stock..............................................   58
Shares Eligible for Future Sale...........................................   62
Underwriting..............................................................   64
Legal Matters.............................................................   65
Experts...................................................................   65
Available Information.....................................................   66
Index to Financial Statements.............................................  F-1

                            ------------------------

    Until          , 1999, all dealers that buy, sell or trade the Class A
Common Stock may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                       Shares

                                     [LOGO]

                              CLASS A COMMON STOCK

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                             NATIONSBANC MONTGOMERY
                                 SECURITIES LLC
                              J.C. BRADFORD & CO.
                               WHEAT FIRST UNION

                                         , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee. All of the expenses below will be paid by the Company.

ITEM                                                                                  AMOUNT
-----------------------------------------------------------------------------------  ---------
Securities and Exchange Commission Registration fee................................  $  15,985
NASD filing fee....................................................................      6,250
Nasdaq National Market listing (entry) fee.........................................      *
Blue Sky fees and expenses.........................................................      2,000
Printing and engraving expenses....................................................      *
Legal fees and expenses............................................................      *
Accounting fees and expenses.......................................................      *
Transfer Agent and Registrar fees..................................................      *
Miscellaneous......................................................................      *
                                                                                     ---------
    Total..........................................................................  $   *
                                                                                     ---------
                                                                                     ---------

------------------------

*   To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification is extended to directors, officers, employees or agents of a constituent corporation absorbed in consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.
Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

    Article Thirteenth of the Company's Certificate of Incorporation and Article IX of the Company's Bylaws specify that the Company shall indemnify its Directors, officers, employees and agents because he or she was or is a Director, officer, employee or agent of the Company or was or is serving at the request of the Company as a director, officer, employee or agent of another entity to the full extent that such right of indemnity is permitted by the laws of the State of Delaware. These provisions are deemed to be a contract between the Company and each Director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the Company is required to adopt, amend or repeal such bylaws provisions.

    The Company intends to enter into indemnification agreements with each of its officers and Directors pursuant to which the Company will agree to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a Director or officer of the Company.

    Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director's fiduciary duty of care. This Section does not, however, limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, or from any transaction in which the director derived an improper personal benefit. This Section also will have no effect on claims arising under the federal securities laws. The Company's Certificate of Incorporation limits the liability of its directors as authorized by Section 102(b)(7). The affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of the capital stock of the company is required to amend such provisions.

    The Company is currently covered under a policy of liability insurance obtained by PCR for the benefit of its Directors and officers that provides coverage of losses of Directors and officers for liabilities arising out of claims against such persons acting as Directors or officers of PCR or the Company (or any of their subsidiaries) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such Directors and officers, except as prohibited by law. The Company intends to obtain its own directors and officers liability insurance policy.

    At present, there is no pending litigation or proceeding involving a Director or officer of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer of Director. The form of Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for indemnification by the

Underwriters of the Company and its Directors and officers, and by the Company of the Underwriters, for certain liabilities arising under the Securities Act, as amended or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Prior to this offering, the Company issued the following unregistered securities:

    On January 6, 1999, the Company issued 10,000,000 shares of Class B Common Stock to PCR in exchange for the assets, liabilities, business, operations and personnel comprising the Company's business. In addition, effective January 6, 1999, the Company granted stock options to purchase an aggregate of 620,000 shares of Class A Common Stock to its Directors, officers and certain employees under the 1999 Stock Plan.

    The Company believes that the foregoing described issuances of securities, if they constitute sales, are exempt from registration under the Securities Act by virtue of exemption provided by Section 4(2) thereof for transactions, not involving a public offering or Rule 701 under the Securities Act as transactions made pursuant to a written compensatory plan or pursuant to a written contract relating to compensation. The sales of securities were made without the use of an underwriter and the certificates evidencing the shares bear a restrictive legend permitting the transfer thereof only upon registration of the shares or an exemption under the Securities Act. All recipients had adequate access to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

    (a) Exhibits

 EXHIBIT
   NO.     DESCRIPTION OF EXHIBIT
---------  ----------------------------------------------------------------------------------------------------
     1     Form of Underwriting Agreement.

     3.1   Certificate of Incorporation of the Company, as amended.

     3.2   Bylaws of the Company.

*    5     Form of Opinion of Cors & Bassett.

   +10.1   Contribution Agreement by and among PCR, Global Combined Technologies, Inc., Pomeroy Computer
             Resources of South Carolina, Inc. and the Company dated as of January 6, 1999.

*   10.2   Administrative Services and Marketing Agreement by and between PCR and the Company dated as of
             January 6, 1999.

    10.3   Space Sharing Agreement by and among PCR, Global Combined Technologies, Inc., Pomeroy Computer
             Resources of South Carolina, Inc. and the Company dated as of January 6, 1999.

    10.4   Stock Registration Agreement by and between PCR and the Company dated as of January 6, 1999.

*   10.5   Indemnification Agreement by and between PCR and the Company dated as of January 6, 1999.

    10.6   Form of Indemnification Agreement by and between the Company and each of its Directors and executive officers.

*   10.7   Employment Agreement by and between the Company and Stephen E. Pomeroy dated as of January 6, 1999.

*   10.8   Employment Agreement by and between the Company and Larry H. Lokey dated as of January 6, 1999.

*   10.9   Employment Agreement by and between the Company and Mark P. Schwarz dated as of January 6, 1999.

    10.10  1999 Stock Plan.

   +10.11  Business Credit and Security Agreement between the Company and Deutsche Financial Services
             Corporation dated as of January 6, 1999.

    23.1   Consent of Grant Thornton LLP.

*   23.2   Consent of Cors & Bassett (contained in the opinion filed as Exhibit 5 to the Registration
             Statement).

    24     Powers of Attorney of certain officers and Directors of the Company (contained on the signature page of this Registration Statement).

    27     Financial Data Schedule.

------------------------

*   To be filed by amendment. All other exhibits are filed herewith.

+ The schedules or exhibits to this document are not being filed herewith because the Company believes that the information contained therein should not be considered material to an investment decision in the Company or such information is otherwise adequately disclosed in this Registration

    Statement on Form S-1. The Company agrees to furnish supplementally a copy of any schedule or exhibit to the Commission upon request.

    (b) Financial Statement Schedules

        None.

ITEM 17. UNDERTAKINGS

    The Company hereby undertakes that:

    (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to Directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (4) At the closing, specified in the Underwriting agreement, Company shall provide the Underwriters certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hebron, State of Kentucky, on the 14th day of January, 1999.

                                POMEROY SELECT INTEGRATION SOLUTIONS, INC.

                                By:            /s/ STEPHEN E. POMEROY
                                     -----------------------------------------
                                                Stephen E. Pomeroy,
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Stephen E. Pomeroy and Mark P. Schwarz, and each of them, their true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and a related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and in each case, to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

   /s/ DAVID B. POMEROY, II
------------------------------  Chairman of the Board of     January 14, 1999
     David B. Pomeroy, II         Directors

                                President, Chief Executive
    /s/ STEPHEN E. POMEROY        Officer and Director
------------------------------    (Principal Executive       January 14, 1999
      Stephen E. Pomeroy          Officer)

                                Chief Financial Officer,
     /s/ MARK P. SCHWARZ          Secretary and Treasurer
------------------------------    (Principal Financial and   January 14, 1999
       Mark P. Schwarz            Accounting Officer)

    /s/ KENNETH R. WATERS
------------------------------  Director                     January 14, 1999
      Kenneth R. Waters

   /s/ GERALD L. VON DEYLEN
------------------------------  Director                     January 14, 1999
     Gerald L. Von Deylen